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Exhibit (a)(1)(A)

Offer to Purchase for Cash Up to 126,000,000 Shares of Its Common Stock
(including the Associated Preferred Share Purchase Rights)
for a Purchase Price of $34.00 Net Per Share

  THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 24, 2007, UNLESS THE TENDER OFFER IS EXTENDED.

        This offer is being made in connection with the Agreement and Plan of Merger, dated as of April 1, 2007 (the "Merger Agreement"), by and among Tribune Company, a Delaware corporation (the "Company," "we" or "us"), GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee (the "Trustee") of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan (the "ESOP"), Tesop Corporation, a Delaware corporation wholly owned by the ESOP ("Merger Sub"), and, for limited purposes, EGI-TRB, L.L.C. (the "Zell Entity"), a Delaware limited liability company wholly owned by a trust established for the benefit of Samuel Zell ("Zell") and his family. The Merger Agreement provides for a number of transactions, as described in this Offer to Purchase, including this Tender Offer and, subject to the conditions set forth therein, the subsequent merger of Merger Sub with and into the Company (the "Merger"), in which all remaining shares of the Company's common stock, other than shares held by the ESOP and dissenting shares, will be converted into the right to receive $34.00 per share, net to the seller in cash. The board of directors of the Company, based on the recommendation of a special committee of independent directors, has determined that the Merger Agreement, including the Tender Offer and the Merger, is fair to and advisable and in the best interests of the Company and its unaffiliated stockholders, and recommends that the Company's stockholders tender their shares into the Tender Offer. Representatives of Chandler Trust No. 1 and Chandler Trust No. 2 (the "Chandler Trusts") on the board of directors of the Company abstained from voting as directors. This offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, a copy of which is attached hereto (the "Letter of Transmittal," which, together with this Offer to Purchase, as amended or supplemented from time to time, constitute the "Tender Offer").

        The Company is offering to purchase up to 126,000,000 shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), including the associated preferred share purchase rights (the "rights") issued under the Rights Agreement, dated as of December 12, 1997, as amended (the "Rights Agreement"), between the Company and Computershare Trust Company, N.A. (as successor to First Chicago Trust Company of New York), as Rights Agent, at a price of $34.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as amended and supplemented from time to time, constitute the "Tender Offer"). Unless the context otherwise requires, references to shares refer to the Company Common Stock and include the rights, and a tender of the shares will constitute a tender of the rights.

        We will purchase only shares properly tendered and not properly withdrawn in the Tender Offer. All shares we acquire in the Tender Offer will be acquired at the same purchase price. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we will not purchase all of the shares tendered if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return shares tendered that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly after the Tender Offer expires. See "The Tender Offer—Purchase of Shares and Payment of Purchase Price." The Tender Offer is not conditioned upon any minimum number of shares being tendered. The Tender Offer is, however, subject to certain conditions, including the closing of the First Step Credit Facilities and our satisfaction of all conditions to the borrowings thereunder. See "The Tender Offer—Conditions of the Tender Offer" and "The Tender Offer—Source and Amount of Funds."

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the "Information Agent"), or to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. or Banc of America Securities LLC (collectively, the "Co-Dealer Managers"), at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

        (cover continued on next page)

The Co-Dealer Managers for the Tender Offer are:

Merrill Lynch & Co.	Citi
JPMorgan	Banc of America Securities LLC

April 25, 2007

(continued from previous page)

        The shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "TRB." On March 30, 2007, the last full trading day before we announced our intention to make the Tender Offer, the reported closing price of the shares on the NYSE was $32.11 per share. On April 24, 2007, the last full trading day before commencement of the Tender Offer, the last reported sales price of the shares reported by the NYSE was $32.55 per share. We recommend that stockholders obtain current market quotations for the shares. See "The Tender Offer—Price Range of the Shares/Dividends."

        Our Board of Directors has approved the Tender Offer, the Merger Agreement and the Merger, and recommends that stockholders tender their shares into the Tender Offer. Representatives of the Chandler Trusts abstained from voting as directors. To the best of the Company's knowledge, all of the Company's directors and executive officers intend to tender into the Tender Offer all shares they own of record, other than certain shares subject to options and certain unvested restricted shares. The Chandler Trusts, collectively holding approximately 20.25% of the outstanding shares of Company Common Stock as of April 1, 2007, have agreed to tender into the Tender Offer all of the shares held by them as of the expiration of the Tender Offer. In connection with the transactions, the Zell Entity and the ESOP have purchased shares of Company Common Stock and will not tender any such shares into the Tender Offer. See "Special Factors—Interest of Directors and Executive Officers" and "Special Factors—Other Transaction Agreements—Registration Rights Agreements."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

IMPORTANT

        If you want to tender all or part of your shares, you must do one of the following before the Tender Offer expires:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Tender Offer (the "Depositary"), at its address shown on the Letter of Transmittal;

  •
  if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in "The Tender Offer—Procedures for Tendering Shares;"

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  if you are a participant in any of the Tribune Company 401(k) Savings and Profit Sharing Plan, the Tribune Company Defined Contribution Retirement Plan, or the Times Mirror Savings Plus Plan (collectively, the "Retirement Plans") and you wish to tender any of your shares held in any such plans, you must follow the separate instructions and procedures described in "The Tender Offer—Procedures for Tendering Shares" and you must review the separate materials related to the Retirement Plans enclosed with this Offer to Purchase for instructions;

  •
  if you are a participant in the Tribune Company Employee Stock Purchase Plan (the "Stock Purchase Plan") and you wish to tender any of your shares held in such plan, you must follow the separate instructions and procedures described in "The Tender Offer—Procedures for Tendering Shares" and you must review the separate materials related to the Stock Purchase Plan enclosed with this Offer to Purchase for instructions; or

  •
  if you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise.

        We are not making the Tender Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Tender Offer to stockholders in any such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Tender Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Co-Dealer Managers, the Depositary or the Information Agent.

i

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. The Company is at times referred to as "we," "our" or "us." We at times refer to the shares of Company Common Stock, including the rights, as the "shares." This summary term sheet highlights the material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Tender Offer and related transactions to the same extent described in this Offer to Purchase and the related Letter of Transmittal. We recommend that you read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

What is the purpose of the Tender Offer?

        On April 1, 2007, our board of directors (the "Board"), based on the recommendation of a special committee of the Board comprised entirely of independent directors (the "Special Committee"), approved a series of transactions (which we refer to together as the "Leveraged ESOP Transactions") with the ESOP, the Zell Entity and Mr. Zell. Representatives of the Chandler Trusts on the Board abstained from voting as directors. The Tender Offer is a part of the Leveraged ESOP Transactions. We describe the Leveraged ESOP Transactions in more detail below under "Special Factors." Our description is qualified in its entirety by reference to the Exhibits filed with our Issuer Tender Offer Statement on Schedule TO (the "Schedule TO") filed with the Securities and Exchange Commission (the "SEC"). See "The Tender Offer—Information About Tribune Company."

        Before recommending the Leveraged ESOP Transactions, including the Tender Offer, the Special Committee conducted a process to solicit and consider a number of third-party proposals and other alternatives with respect to the Company. These included the sale of the Company, a sale or spin-off of the Company's broadcasting operations, and a leveraged recapitalization of the Company. The Special Committee concluded that the Leveraged ESOP Transactions were in the best interests of the Company and its stockholders, and recommended approval to the Board. See "Special Factors—Background of the Transactions" and "Special Factors—Reasons for and Fairness of the Transactions; Recommendations of the Special Committee and the Board."

What are the Leveraged ESOP Transactions?

        The Leveraged ESOP Transactions consist of a series of transactions that include the following:

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  The ESOP has purchased 8,928,571 shares of Company Common Stock from the Company at a price of $28.00 per share. The ESOP paid for this purchase with a promissory note of the ESOP in favor of the Company in the principal amount of $250 million, to be repaid by the ESOP over the 30-year life of the loan through its use of annual contributions from the Company to the ESOP and/or distributions paid on the shares of Company Common Stock held by the ESOP. See "Special Factors—The Securities Purchase Agreements."

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  The Zell Entity has made an initial investment of $250 million in the Company in exchange for (1) 1,470,588 shares of the Company Common Stock at a price of $34.00 per share and (2) an unsecured subordinated exchangeable promissory note of the Company in the principal amount of $200 million, which the Company must repay immediately prior to the Merger. The promissory note is exchangeable at the Company's option, or automatically upon termination of the Merger Agreement, into an aggregate of 5,882,353 shares of Company Common Stock, subject to antidilution adjustments. The shares of Company Common Stock, the exchangeable promissory note and any underlying shares acquired upon exchange that are held by the Zell Entity are subject to certain transfer restrictions until April 23, 2010. Mr. Zell will be appointed as a member of the Board effective as of the next Board meeting or action, but no later than May 9, 2007. See "Special Factors—The Securities Purchase Agreements."

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  The Company agreed to commence this Tender Offer. See "The Tender Offer."

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  The Company entered into the Merger Agreement providing for the Merger, subject to the conditions set forth in the Merger Agreement. Following the Merger, the Company will continue as the Surviving Corporation and will be wholly owned by the ESOP. In connection with the Merger, all outstanding shares of Company Common Stock (other than those held by the ESOP and other than dissenting shares) will receive $34.00 per share in cash. If the Merger does not close by January 1, 2008, stockholders will receive an additional 8% annualized "ticking fee," calculated from January 1, 2008 through the date of closing of the Merger. Completion of the Tender Offer is not a condition to the Merger. See "Special Factors—The Merger Agreement."

  •
  In the Merger, the Zell Entity will receive cash for the shares of Company Common Stock it owns and, immediately prior to the Merger, the Company will repay the exchangeable promissory note held by the Zell Entity. Following the consummation of the Merger, the Zell Entity will purchase from the Company, for an aggregate of $315 million, a $225 million subordinated promissory note and a 15-year warrant (the "Warrant"). The Warrant will entitle the Zell Entity to purchase 43,478,261 shares of Company Common Stock (subject to adjustment), which will represent approximately 40% of the economic equity interest in the Company following the Merger (on a fully-diluted basis, including after giving effect to share equivalents under a management equity incentive plan). The Warrant will have an initial aggregate exercise price of $500 million, increasing by $10 million per year for the first 10 years of the Warrant, for a maximum aggregate exercise price of $600 million (subject to adjustment). See "Special Factors—The Securities Purchase Agreements."

  •
  The Company has agreed to grant the Zell Entity and the ESOP registration rights, in the event the Merger does not close, with respect to the shares of Company Common Stock that the Zell Entity and the ESOP purchased from the Company in their initial investments. However, the Zell Entity will not be able to exercise its registration rights prior to April 23, 2010 and, in the event the Merger does not close, will be prohibited from selling or assigning its Company Common Stock, exchangeable promissory note or underlying shares acquired upon exchange until April 23, 2010, other than to certain permitted transferees. In addition, the ESOP will not be able to exercise its registration rights prior to April 1, 2008. The Company has also agreed to grant the Chandler Trusts registration rights. See "Special Factors—Other Transaction Agreements—Registration Rights Agreements."

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  The Company has secured financing commitments from certain lenders to provide the Company with the ability to borrow the amounts required for purposes of financing the Leveraged ESOP Transactions, to refinance certain indebtedness of the Company, including indebtedness under its existing credit facilities, and for working capital and general corporate purposes of the Company. See "Special Factors—Financing Commitments."

  •
  The Chandler Trusts have entered into agreements whereby they have committed to tender into the Tender Offer all shares held by them as of the expiration of the Tender Offer and to vote all of the shares held by them as of the record date for the vote on the Merger Agreement in favor of the Merger Agreement and the transactions contemplated thereby. See "Special Factors—Other Transaction Agreements—Voting Agreement" and "Special Factors—Other Transaction Agreements—Registration Rights Agreement."

  •
  After the 2007 baseball season, the Company intends to sell the Chicago Cubs and the Company's 25 percent stake in Comcast SportsNet Chicago. The Company currently expects that proceeds from such sales will be used to pay down Company debt.

Why is the Company engaging in the Leveraged ESOP Transactions?

        After a rigorous and thorough strategic review process during which the Special Committee considered a number of strategic alternatives, the Special Committee and the Board determined that the Leveraged ESOP Transactions were in the best interests of the Company and its stockholders. The Special Committee considered a number of factors in determining to recommend the Leveraged ESOP Transactions. These included:

  •
  the fact that the value offered in the Leveraged ESOP Transactions was as high as any proposal received from any third party, and the consideration offered in the Tender Offer and the Merger of $34.00 per share reflects a premium of approximately 5.9% to the closing price of Company Common Stock on March 30, 2007, the last trading day before the proposal was made public, and approximately 12.5% to the average closing price of Company Common Stock for the 30 calendar day period ending on March 30, 2007;

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  the business, operations, properties and assets, financial condition, business strategy and prospects of the Company (as well as the risks involved in achieving those prospects);

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  the fact that the Company had explored a variety of strategic alternatives over an extended period of time and the Special Committee's view that the Leveraged ESOP Transactions were in the best interests of the Company and its unaffiliated stockholders compared to the alternatives considered;

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  the fact that the transactions were structured to permit the Tender Offer as a means of purchasing a significant portion of the Company Common Stock on an accelerated timetable, and the increased consideration to be paid in the Merger, in the form of the 8% annualized "ticking fee," in the event the Merger does not close by January 1, 2008;

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  the other terms of the Merger Agreement, including the fact that the Merger Agreement does not preclude unsolicited offers from other parties, subject to specified conditions, and permits the Company to terminate the Merger Agreement to accept a superior proposal, subject to payment by the Company of a $25 million termination fee;

  •
  the availability of financing commitments for the Tender Offer and the Merger; and

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  the written opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley") to the effect that, as of April 1, 2007, and based upon the factors and subject to the assumptions set forth in its written opinion, the Merger Consideration to be received by the holders of the Company's common shares (other than certain affiliated entities) was fair from a financial point of view to such shareholders; and the written opinion of Merrill Lynch & Co. ("Merrill Lynch") as to the fairness, from a financial point of view, of the Merger Consideration.

For additional factors and more details with respect to the factors considered by the Special Committee and the Board, see "Special Factors—Background of the Transactions" and "Special Factors—Reasons for and Fairness of the Transactions; Recommendations of the Special Committee and the Board."

Has the Company or the Board adopted a position on the Tender Offer?

        Yes. The Board, based on the recommendation of the Special Committee, has determined that the Merger Agreement, including the Tender Offer and the Merger, is fair to and advisable and in the best interests of the Company's unaffiliated stockholders, and recommends that stockholders tender their shares into the Tender Offer. Representatives of the Chandler Trusts abstained from voting as directors. See "Special Factors—Reasons for and Fairness of the Transactions; Recommendations of the Special Committee and the Board."

Is this the first step in a going-private transaction?

        Yes, assuming that, following completion of the Tender Offer, the conditions to the Merger are satisfied and the Merger is completed. In the Merger, all the remaining shares, other than shares held by the ESOP and dissenting shares, will be converted into the right to receive cash. As a result, following the Merger, the Company will cease to be a public company.

Who is offering to purchase my shares?

        Tribune Company.

What will the purchase price for the shares be and what will be the form of payment?

        We are purchasing the shares at a price of $34.00 net per share. All shares we purchase will be purchased at the same price. If we purchase your shares in the Tender Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Tender Offer expires. See "The Tender Offer—Terms of the Tender Offer" and "The Tender Offer—Purchase of Shares and Payment of Purchase Price." Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How was the $34.00 per share purchase price arrived at?

        As we describe below, we negotiated and arrived at a Merger price of $34.00 per share with the Zell Entity, Zell and the ESOP. In connection with those negotiations, we also negotiated for a first-step cash tender offer at the same price as a means of delivering a portion of the Merger price to our stockholders more quickly. See "Special Factors—Background of the Transactions" and "Special Factors—Reasons for and Fairness of the Transactions; Recommendations of the Special Committee and the Board."

How many shares is the Company offering to purchase in the Tender Offer?

        We are offering to purchase up to 126,000,000 shares of Company Common Stock, including the rights. The 126,000,000 shares represent approximately 52% of our issued and outstanding Company Common Stock as of April 1, 2007. See "The Tender Offer—Terms of the Tender Offer." If fewer than 126,000,000 shares are properly tendered, we will purchase all shares that are properly tendered and not properly withdrawn. Each share is coupled with an associated right that we will acquire with the shares of Company Common Stock we purchase. No additional consideration will be paid for the rights. If more than 126,000,000 shares are tendered, we will purchase all shares tendered on a pro rata basis, except for "odd lots" (lots of fewer than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in "The Tender Offer—Conditional Tender of Shares"). The Tender Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain conditions, including the condition that the Company has received necessary financing for the Tender Offer. See "The Tender Offer—Conditions of the Tender Offer."

What are the "associated preferred share purchase rights"?

        Each time we issue a share of Company Common Stock, we issue to the holder of the share one preferred share purchase right pursuant to the Rights Agreement, which agreement is incorporated by reference as an exhibit to our Schedule TO. These associated preferred share purchase rights are not represented by separate certificates. Instead, they are evidenced by certificates of shares of Company Common Stock, and they automatically trade with the associated Company Common Stock. Unless the context otherwise requires, all references to the shares shall refer to the Company Common Stock and shall include the rights. Unless the rights are redeemed prior to the expiration of the Tender Offer, a tender of the shares will constitute a tender of the rights.

How will the Company pay for the shares?

        Assuming that the maximum of 126,000,000 shares are tendered in the Tender Offer, the aggregate purchase price will be approximately $4.3 billion. We anticipate that we will pay for the shares tendered in the Tender Offer from our available cash and by borrowings under the First Step Credit Facilities (as defined below). At the time of this Tender Offer, except as otherwise described herein, the Company does not have any alternative financing arrangements or plans in the event these sources do not provide the funds necessary to purchase shares tendered in the Tender Offer. See "Special Factors—Financing Commitments" and "The Tender Offer—Source and Amount of Funds."

How long do I have to tender my shares; can the Tender Offer be extended, amended or terminated?

        You may tender your shares until the Tender Offer expires. The Tender Offer will expire at 5:00 p.m., New York City Time on May 24, 2007, unless we extend it (such date and time, as they may be extended, the "Expiration Time"). See "The Tender Offer—Terms of the Tender Offer." If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to tender on your behalf. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee's deadline. You have an earlier deadline (two business days prior to the Expiration Date) if you wish to tender shares held in any of the Retirement Plans or the Stock Purchase Plan. See the "Letter from the Northern Trust Company to Participants in the Tribune Company Retirement Plans" and "Letter from Tribune Company to Participants in the Tribune Company Employee Stock Purchase Plan" sent separately to each participant of the respective plans. See "The Tender Offer—Procedures for Tendering Shares."

        We may choose to extend the Tender Offer at any time and for any reason, subject to applicable laws. See "The Tender Offer—Extension of the Tender Offer; Termination; Amendment." We cannot assure you that we will extend the Tender Offer or indicate the length of any extension that we may provide. If we extend the Tender Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Tender Offer in our sole discretion or terminate the Tender Offer under certain circumstances. See "The Tender Offer—Conditions of the Tender Offer" and "The Tender Offer—Extension of the Tender Offer; Termination; Amendment."

How will I be notified if the Company extends the Tender Offer or amends the terms of the Tender Offer?

        If we extend the Tender Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Tender Offer by making a public announcement of the amendment. See "The Tender Offer—Extension of the Tender Offer; Termination; Amendment."

Following the Tender Offer, will the Company continue as a public company?

        Yes, but only until we close the Merger, assuming the conditions to the Merger are met. The completion of the Tender Offer in accordance with its terms and conditions will not immediately cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, immediately upon completion of the Merger, the Company will be wholly owned by the ESOP, which will result in the Company being delisted from the NYSE and will permit the Company to deregister the shares under the Exchange Act. The Company has debt securities that are registered under the Securities Act of 1933, certain of which are listed on the NYSE and, so long as those debt securities remain outstanding, the Company will continue to have reporting obligations under the Exchange Act.

Are there conditions to the Tender Offer?

        Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including:

  •
  receipt by the Company of the necessary financing for the Tender Offer as contemplated by the Commitment Letters (as discussed in "The Tender Offer—Source and Amount of Funds" below), substantially on the terms contemplated by those letters.

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  completion of the initial investment by the Zell Entity as we describe under "Special Factors—The Securities Purchase Agreements," which condition has been satisfied as of April 23, 2007.

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  receipt of an opinion from Valuation Research Corporation or another nationally recognized valuation firm satisfactory to the Company, in form and substance satisfactory to the Company, as to the solvency of the Company after giving effect to the Tender Offer.

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  the agreements relating to the Leveraged ESOP Transactions remaining in full force and effect, no party to any of those agreements being in material breach thereof, and no condition to the obligation of any party to those agreements being incapable of satisfaction.

  •
  no restraining order, injunction or other order by any court or other tribunal of competent jurisdiction being in effect, and no statute, rule or regulation being promulgated, enforced or deemed to be applicable, that would prohibit the consummation of the Tender Offer or any of the other Leveraged ESOP Transactions.

        The conditions to the Tender Offer and the financing are described in greater detail in "The Tender Offer—Conditions of the Tender Offer" and "The Tender Offer—Source and Amount of Funds."

How do I tender my shares?

        If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on May 24, 2007, or any later time and date to which the Tender Offer may be extended:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

  •
  if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in "The Tender Offer—Procedures for Tendering Shares";

  •
  if you are a participant in any of the Retirement Plans and you wish to tender any of your shares held in any such plans, you must follow the separate instructions and procedures described in "The Tender Offer—Procedures for Tendering Shares" and you must review the separate materials related to the Retirement Plans enclosed with this Offer to Purchase for instructions;

  •
  if you are a participant in the Stock Purchase Plan and you wish to tender any of your shares held in such plan, you must follow the separate instructions and procedures described in "The Tender Offer—Procedures for Tendering Shares" and you must review the separate materials related to the Stock Purchase Plan enclosed with this Offer to Purchase for instructions; or

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  if you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise.

        If you want to tender your shares, but:

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  your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Tender Offer;

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  you cannot comply with the procedure for book-entry transfer by the expiration of the Tender Offer; or

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  your other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer you can still tender your shares if you comply with the guaranteed delivery procedure described in "The Tender Offer—Procedures for Tendering Shares."

        You may contact the Information Agent or the Co-Dealer Managers for assistance. The contact information for the Information Agent and the Co-Dealer Managers appears on the back cover of this Offer to Purchase. See "The Tender Offer—Procedures for Tendering Shares" and the Instructions to the Letter of Transmittal.

How do participants in our Retirement Plans participate in the Tender Offer?

        Participants in our Retirement Plans may not use the Letter of Transmittal to direct the tender of their shares in such plans, but instead must follow the separate instructions related to those shares in the "Letter from Tribune Company to Participants in its Retirement Plans" sent to participants in the Retirement Plans along with this Offer to Purchase. If you are a participant in the Retirement Plans and wish to have the trustee tender some or all shares held in the Retirement Plans, you must complete, execute and return the separate direction form included in the "Letter from the Northern Trust Company to Participants in the Tribune Company Retirement Plans" at least two (2) business days prior to the Expiration Time. See "The Tender Offer—Procedures for Tendering Shares."

How do participants in our Employee Stock Purchase Plan participate in the Tender Offer?

        Participants in our Stock Purchase Plan may not use the Letter of Transmittal to direct the tender of their shares in such plan, but instead must follow the separate instructions related to those shares in the "Letter from Tribune Company to Participants in the Tribune Company Employee Stock Purchase Plan" sent to participants in the Stock Purchase Plan along with this Offer to Purchase. If you are a participant in the Stock Purchase Plan and wish to have the trustee tender some or all shares held in the Stock Purchase Plan, you must complete, execute and return the separate direction form included in the "Letter from Tribune Company to Participants in the Tribune Company Employee Stock Purchase Plan" at least two (2) business days prior to the Expiration Time. See "The Tender Offer—Procedures for Tendering Shares."

How do holders of vested stock options participate in the Tender Offer?

        If you hold vested but unexercised options to purchase shares, you may exercise all or a portion of such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the Tender Offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Tender Offer are not purchased in the Tender Offer for any reason. See "The Tender Offer—Procedures for Tendering Shares."

What happens if more than 126,000,000 shares are tendered?

        If more than 126,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares:

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  first, from holders of all "odd lots" of fewer than 100 shares who properly tender all of their shares and do not properly withdraw them before the Expiration Time;

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  second, from all other stockholders who properly tender shares on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

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  third, only if necessary to permit us to purchase 126,000,000 shares, from holders who have tendered shares conditionally (for whom the condition was not initially satisfied but would be satisfied by the acceptance of all of their shares) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

See "The Tender Offer—Terms of the Tender Offer."

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

        If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares prior to the Expiration Time and you complete the section entitled "odd lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See "The Tender Offer—Terms of the Tender Offer."

Once I have tendered shares in the Tender Offer, can I withdraw my tender?

        Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on May 24, 2007, unless we extend the Tender Offer, in which case you can withdraw your shares until the expiration of the Tender Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after midnight, New York City time, on June 20, 2007. See "The Tender Offer—Withdrawal Rights."

How do I withdraw shares I previously tendered?

        To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in "The Tender Offer—Procedures for Tendering Shares." See "The Tender Offer—Withdrawal Rights." If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

        Participants in our Retirement Plans who wish to withdraw their shares must follow the instructions found in the "Letter from the Northern Trust Company to Participants in the Tribune Company Retirement Plans" sent separately to each participant of such plans. See "The Tender Offer—Withdrawal Rights."

        Participants in our Stock Purchase Plan who wish to withdraw their shares must follow the instructions found in the "Letter from Tribune Company to Participants in the Tribune Company Employee Stock Purchase Plan" sent separately to each participant of such plans. See "The Tender Offer—Withdrawal Rights."

Do the directors and executive officers of the Company intend to tender their shares in the Tender Offer?

        To the best of the Company's knowledge, all of the Company's directors and executive officers intend to tender into the Tender Offer all shares they own of record, other than certain shares subject to options. The Chandler Trusts have agreed to tender into the Tender Offer all of the shares held by them as of the expiration of the Tender Offer. Neither the Zell Entity nor the ESOP will tender any shares of Company Common Stock into the Tender Offer. See "Special Factors—Interest of Directors and Executive Officers" and "Special Factors—Other Transaction Agreements—Registration Rights Agreements."

If I decide not to tender, how will the Tender Offer affect my shares?

        Stockholders who choose not to tender their shares will own a greater percentage interest in the outstanding Company Common Stock following the consummation of the Tender Offer. Assuming the conditions to the Merger are met and we close the Merger, all remaining outstanding shares of Company Common Stock, other than shares held by the ESOP and dissenting shares, will be converted into the right to receive $34.00 per share in cash in the Merger. In the event the closing does not occur by December 31, 2007, stockholders will also receive an annualized 8% "ticking" fee (i.e., the Merger price will increase at an 8% annual rate) from January 1, 2008 until the Merger closes. However, we cannot guarantee that we will meet the conditions to the Merger and close the Merger, nor can we give assurance as to the timing of the Merger.

What is the recent market price of my shares?

        On March 30, 2007, the last full trading day before we announced our intention to make the Tender Offer, the last reported sales price of the shares reported by the NYSE was $32.11 per share. On April 24, 2007, the last full trading day before commencement of the Tender Offer, the last reported sales price of the shares reported by the NYSE was $32.55 per share. We recommend that you obtain current market quotations before deciding whether to tender your shares. See "The Tender Offer—Price Range of the Shares/Dividends."

Will the Tender Offer affect the Company's credit ratings?

        Following the announcement of the Leveraged ESOP Transactions, including the Company's intention to conduct the Tender Offer, Moody's Investors Service downgraded the Company's corporate family credit rating to "Ba3" from "Ba1." This rating remains on review for downgrade. Moody's also stated that, upon consummation of the Merger in accordance with the terms thereof as described in this Offer to Purchase, it will likely downgrade the Company's corporate family credit rating to "B2" with a stable outlook. In addition, Standard & Poor's Ratings Services issued a research update stating that, pending the consummation of the Leveraged ESOP Transactions, the Company's corporate credit rating would remain "BB-" on CreditWatch with negative implications. Following the consummation of the Merger, Standard & Poor's has indicated that it will lower the Company's corporate credit rating to "B" with a stable outlook. For more information regarding the actions taken with respect to the Company's credit ratings, and the ratings actions taken with respect to the contemplated financings described in this Offer to Purchase and the Company's existing indebtedness, you should review the reports issued by Moody's Investors Service, Standard & Poor's Ratings Service and other relevant rating agencies.

When will the Company pay for the shares I tender?

        We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Tender Offer. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in "The Tender Offer—Conditional Tender of Shares," we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Tender Offer until up to seven business days after the Expiration Time.

Will I have to pay brokerage commissions if I tender my shares?

        If you are the record owner of your shares or hold your shares through our Retirement Plans or Stock Purchase Plan and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See "The Tender Offer—Fees and Expenses."

What are the United States federal income tax consequences if I tender my shares?

        Generally, if you are a U.S. Holder (as defined in "The Tender Offer—United States Federal Income Tax Consequences"), you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender in the Tender Offer. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See "The Tender Offer—United States Federal Income Tax Consequences." If you are a foreign stockholder (as defined in "The Tender Offer—United States Federal Income Tax Consequences"), you may be subject to withholding at a rate of 30% on payments received pursuant to the Tender Offer. You may also be subject to tax in your jurisdiction on the disposal of shares. Please consult your personal tax advisor to determine how this will apply to you. See "The Tender Offer—United States Federal Income Tax Consequences."

        Along with your Letter of Transmittal, if you are a U.S. Holder, you are asked to submit a Substitute Form W-9. Any tendering stockholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service ("IRS") form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Tender Offer, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding (including certain foreign individuals). See "The Tender Offer—United States Federal Income Tax Consequences." We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

        We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or if tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See "The Tender Offer—Purchase of Shares and Payment of Purchase Price."

Does the Company intend to repurchase any shares other than pursuant to the Tender Offer during or after the Tender Offer?

        Under the Merger Agreement and the Securities Purchase Agreement with the Zell Entity, we are not permitted to repurchase shares before we close the Merger, other than the shares we are offering to purchase in the Tender Offer, without the consent of the ESOP and the Zell Entity. In addition,

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares other than in the Tender Offer until at least ten business days after the Expiration Time. We have no plans to purchase any such additional shares other than pursuant to the Tender Offer. See "The Tender Offer—Miscellaneous."

To whom can I talk if I have questions?

        If you have any questions regarding the Tender Offer, please contact the Information Agent or any of the Co-Dealer Managers for the Tender Offer. Contact information for the Information Agent and the Co-Dealer Managers is set forth on the back cover of this Offer to Purchase. Participants in our Retirement Plans who have questions relating to the plan should contact the relevant party set forth in the "Letter from the Northern Trust Company to Participants in the Tribune Company Retirement Plans" sent separately to each participant of such plan. Participants in our Stock Purchase Plan who have questions relating to the plan should contact the relevant party set forth in the "Letter from Tribune Company to Participants in the Tribune Company Employee Stock Purchase Plan" sent separately to each participant of such plan.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

        This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains "forward-looking statements" that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such risks, trends and uncertainties are in some instances beyond the Company's control.

        The words "believe," "expect," "anticipate," "estimate," "could," "should," "intend" and similar expressions generally identify forward-looking statements. These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following:

  •
  our ability to consummate the Merger and the other Leveraged ESOP Transactions;

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  our ability to obtain necessary consents or approvals from the Federal Communications Commission ("FCC") under the Communications Act of 1934;

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  our ability to obtain the necessary financing for the Tender Offer pursuant to the terms and conditions of the First Step Credit Facilities;

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  the effects of our increased debt subsequent to the Tender Offer;

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  the demand for our advertising being impacted by changes in economic conditions and fragmentation of the media landscape;

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  the possible decline in our newspaper circulation and broadcasting audience share as consumers migrate to other media alternatives;

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  changes in the regulatory landscape affecting our business operations and asset mix;

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  the impact of the availability and cost of quality syndicated programming on our television ratings;

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  the impact of events beyond our control;

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  unforeseen volatility in newsprint prices and cost of broadcast programming rights;

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  the highly competitive nature of the media business or our ability to achieve operating and financial targets;

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  our ability to attract and retain qualified management and personnel;

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  potential claims and other liabilities that may be asserted against the Company;

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  fluctuations in the market value of our Company Common Stock;

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  the outcome of previously disclosed governmental investigations by the United States Attorney for the Eastern District of New York;

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  delays in supply of our raw materials used in our operations;

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  changes in our business strategy or development plans, including potential divestiture, exchange, reorganization or spin-off of certain of our publishing or interactive assets and some or all of our broadcasting and entertainment assets;

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  our borrowing costs increasing due to increased debt;

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  any further downgrade in the Company's credit ratings as a result of the Tender Offer and the other Leveraged ESOP Transactions;

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  changes in accounting standards;

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  adverse effects of derivative transactions;

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  adverse results from litigation or governmental investigations;

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  additional tax liabilities;

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  changes in interest rates;

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  our reliance on third-party vendors for various services;

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  labor strikes, lock-outs and protracted negotiations; and

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  future acquisitions, investments and divestitures.

        These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this Offer to Purchase. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference.

        In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, which is incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business. See "The Tender Offer—Information About Tribune Company." Any statement contained in this Offer to Purchase or in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

        We invite our stockholders to tender shares of Company Common Stock, including the associated preferred share purchase rights, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 126,000,000 shares at a price of $34.00 per share, net to the seller in cash, less applicable withholding taxes and without interest. Unless the context otherwise requires, all references to shares shall refer to the Company Common Stock and shall include the rights; and a tender of the shares will constitute a tender of the rights. We will not pay any additional consideration for the rights.

        The Tender Offer is part of a series of transactions, that we refer to as the Leveraged ESOP Transactions, under which the ESOP and the Zell Entity have invested or will invest in the Company and, subject to conditions set forth in the Merger Agreement, the Company will merge with a subsidiary of the ESOP and become a privately held company, wholly owned by the ESOP. See "Special Factors."

        The Tender Offer will expire at 5:00 p.m., New York City time, on May 24, 2007, unless extended (such date and time, as they may be extended, the "Expiration Time").

        Because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we will not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will return shares that we do not purchase because of the "odd lot" priority, proration or conditional tender provisions to the tendering stockholders at our expense promptly following the Expiration Time. See "The Tender Offer—Purchase of Shares and Payment of Purchase Price."

        Tendering stockholders whose shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the Depositary for the Tender Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us in the Tender Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

        Participants in our Retirement Plans may not use the Letter of Transmittal to direct the tender of their shares held in the plans, but instead must follow the separate instructions related to those shares. Participants in the plans may instruct the trustee of the plan as set forth in the "Letter from the Northern Trust Company to Participants in the Tribune Company Retirement Plans" to tender some or all of the shares attributed to the participant's account. If a participant's instructions are not received two (2) business days prior to the Expiration Date, the trustee will not tender shares attributable to the participant's account. See "The Tender Offer—Procedures for Tendering Shares."

        Participants in our Stock Purchase Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan, but instead must follow the separate instructions related to those shares. Participants in the plan may instruct the trustee of the plan as set forth in the "Letter from Tribune Company to Participants in the Tribune Company Employee Stock Purchase Plan" to tender some or all of the shares attributed to the participant's account. If a participant's instructions are not received two (2) business days prior to the Expiration Date, the trustee will not tender shares attributable to the participant's account. See "The Tender Offer—Procedures for Tendering Shares."

        In addition, holders of vested but unexercised options outstanding under the Tribune Company 1992 Long-Term Incentive Plan, Tribune Company 1995 Non-employee Director Stock Option Plan and Tribune Company Incentive Compensation Plan (collectively, the "Stock Option Plans") may exercise such options and tender some or all of the shares issued upon such exercise. Holders of restricted stock and restricted stock units may not tender those shares or the shares represented by such units because of the restrictions imposed on such shares or the shares represented by such units by the relevant Stock Option Plan and award agreement unless such restrictions have lapsed.

        The Tender Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the conditions set forth in "The Tender Offer—Conditions of the Tender Offer," including obtaining the necessary financing for the Tender Offer pursuant to the First Step Credit Facilities. See "The Tender Offer—Source and Amount of Funds."

        Our Board, based on the recommendation of the Special Committee, has determined that the Merger Agreement, the Tender Offer and the Merger are fair to, advisable and in the best interests of the Company's unaffiliated stockholders and recommends that stockholders tender their shares into the Tender Offer. Representatives of the Chandler Trusts abstained from voting as directors. See "Special Factors—Reasons for and Fairness of the Transactions; Recommendations of the Special Committee and the Board."

        Any tendering stockholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Tender Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See "The Tender Offer—Procedures for Tendering Shares." Also see "The Tender Offer—United States Federal Income Tax Consequences" regarding certain United States federal income tax consequences of a sale of shares pursuant to the Tender Offer.

        As of April 1, 2007, there were 240,573,299 shares of Company Common Stock issued and outstanding, excluding 60,671,319 shares of Company Common Stock held by our subsidiaries and affiliates and 8,928,571 shares of Company Common Stock held by the ESOP, which shares will not be tendered. The 126,000,000 shares that we are offering to purchase hereunder represent approximately 52% of the total number of issued and outstanding shares of Company Common Stock as of April 1, 2007. The shares are listed and traded on the NYSE under the symbol "TRB." On March 30, 2007, the last full trading day before we announced our intention to make the Tender Offer, the closing price of the shares as reported on the NYSE was $32.11 per share. On April 24, 2007, the last full trading day before commencement of the Tender Offer, the last reported sales price of the shares reported by the NYSE was $32.55 per share. We recommend that stockholders obtain current market quotations for the shares before deciding whether to tender their shares. See "The Tender Offer—Price Range of the Shares/Dividends."

SPECIAL FACTORS

Background of the Transactions

        The Company periodically conducts strategic reviews of its businesses internally and with the Board as a means of evaluating the Company's strategic direction and alternatives.

        As early as February 2005, the Company and Merrill Lynch, the Company's outside financial advisor, reviewed with the Board certain factors affecting the Company's Broadcasting & Entertainment Group (the "B&E Group") and discussed on a preliminary basis the range of financial and strategic options available with respect to that business. While the Company had preliminary discussions with certain third parties with respect to the B&E Group, the Company determined not to proceed further with any such discussions pending an upcoming strategic review with the Board.

        In October 2005, the Company held a two-day strategic review with the Board and Merrill Lynch. These sessions included a full review of the media business environment, strategic opportunities and capital planning. Among the strategic alternatives reviewed, the Board dedicated substantial time to exploring the possible sale or other separation of the B&E Group and the impact that such a transaction might have on stockholder value. The Board asked the Company's management and Merrill Lynch to continue their evaluation of such a transaction and other strategic alternatives.

        At a Board meeting in December 2005, the Board explored further the possibility of a separation of the B&E Group, as well as other strategic alternatives, with management and Merrill Lynch. Potential value creation alternatives that were reviewed included a variety of structures for separating the B&E Group, a possible strategic combination with another media company and the acquisition of the Company by financial buyers through a leveraged buy-out. The Board also considered an increase in the Company's stock repurchase authority.

        With respect to the separation of the B&E Group, the Board focused on a tax-free spin-off as having substantial tax and other advantages compared to a taxable sale of the B&E Group. The Board also considered the need to restructure two limited liability companies, TMCT, LLC and TMCT II, LLC (the "TMCT LLCs"), co-owned by the Company and the Chandler Trusts, in connection with a spin-off of the B&E Group or certain other transactions. The restructuring of the TMCT LLCs required the mutual consent of the Company and the Chandler Trusts. The Board directed management to prepare for a possible spin-off of the B&E Group and to pursue the necessary restructuring of the first TMCT LLC, as well as to continue to explore the possible sale of the B&E Group. The Board also increased the Company's stock repurchase authority.

        In mid-December 2005 and early 2006, representatives of the Company met with representatives of a private equity firm, at the firm's request, to understand outside views of the potential value to stockholders of possible private equity transactions. The Company's management and Merrill Lynch also continued to evaluate the possible spin-off of the B&E Group. In January 2006, representatives of the Company met with representatives of the Chandler Trusts to discuss the Company's strategic alternatives and the impact of those alternatives on the TMCT LLCs. The Chandler Trusts representatives expressed their desire to combine any strategic alternative pursued by the Company with the restructuring of the TMCT LLCs. The Chandler Trusts representatives suggested that such a restructuring could occur in the third quarter of 2006.

        In early February 2006, prior to a February 2006 Board meeting, the Chandler Trusts sent a letter to the Board reiterating their desire to restructure the TMCT LLCs and proposing that the TMCT LLCs be restructured prior to a spin-off of the B&E Group. The letter suggested that the restructuring of the first TMCT LLC should be completed by the end of May and the second in September, with a spin-off of the B&E Group promptly thereafter. The letter also stated that in the absence of satisfactory progress on these suggestions, the Chandler Trusts would begin exploring with other shareholders and possible acquirors the possibility of a "fundamental transaction" involving the Company.

        At the February 2006 Board meeting, the Company's management and Merrill Lynch reviewed the Company's progress toward a spin-off of the B&E Group. Management and the Board, including the directors nominated by the Chandler Trusts, discussed the impediments posed by the TMCT LLCs to a spin-off transaction and the Chandler Trusts' proposed resolution through a restructuring of the TMCT LLCs. Management also reviewed its discussions with third parties with respect to a possible sale, spin-off or merger of the B&E Group. In addition, management reviewed its meetings with the private equity firm and its assessment of the range of private equity opportunities that might be available to the Company, and sought the Board's permission to have further discussions to explore a private equity transaction. After reviewing these alternatives, the Board determined that the potential spin-off of the B&E Group was more promising than the other alternatives reviewed. Accordingly, the Board directed management and Merrill Lynch to continue preparing for a possible spin-off of the B&E Group and to continue working toward a resolution of the TMCT LLCs. In light of the focus on a possible spin-off and resolution of the TMCT LLCs, the Board directed management not to have further discussions with the private equity firm.

        At a special meeting of the Board in late March 2006, management reviewed the Chandler Trusts' proposal for restructuring the first TMCT LLC through a distribution to the Company of the Company's interest, the Company's evaluation of that proposal as well as tax and accounting issues, and the work being performed by consultants to appraise certain assets held by that TMCT LLC. Management also reviewed the continued work on the separation of the B&E Group and the potential spin-off, and noted that it would be necessary to restructure not only the first TMCT LLC but also TMCT II, LLC in connection with a spin-off. In late April 2006, the Chandler Trusts sent a letter to the Board stating that they remained committed to a May 31 deadline for restructuring the first TMCT LLC, and urging that the Company announce a plan to spin off the B&E Group at the same time, with a target for completion of the spin-off in September following a restructuring of the second TMCT LLC. The letter also stated that the Chandler Trusts had received "feelers" from a variety of parties and that the Company was considered vulnerable to a transaction initiated by outside parties.

        In early May 2006, the Board reviewed with management and Merrill Lynch the status of the negotiations with respect to the first TMCT LLC, and progress toward a spin-off of the B&E Group. Citi was also invited to this Board meeting to make a presentation regarding a recapitalization and other alternatives. Management and the financial advisors reviewed with the Board various recapitalization alternatives available to the Company, either alone or in combination with a spin-off or other separation of the B&E Group, as a means of returning capital to stockholders in the near term. Merrill Lynch and Citi reviewed the impact of a leveraged recapitalization and other considerations that would accompany such a transaction. Management discussed potential cost-savings measures and divestitures that could be used to reduce debt following a leveraged recapitalization. The directors nominated by the Chandler Trusts expressed a lack of support for a leveraged recapitalization, but the rest of the Board determined that further work should be done on the leveraged recapitalization alternatives and should be presented to the Board at the end of the month. The Board also directed management to continue working toward a resolution of the TMCT LLCs and the possible spin-off of the B&E Group.

        At a meeting on May 26, 2006, the Board reviewed with the Company's management, Merrill Lynch and Citi a potential leveraged recapitalization transaction that would involve the repurchase of up to 75 million shares of Company Common Stock. Merrill Lynch and Citi reviewed the benefits of the transaction and the impact on the Company of such a repurchase. Following these reviews, the Board authorized the leveraged recapitalization transaction in the form of a repurchase of up to 75 million shares of Company Common Stock at prices not to exceed $32.50 per share. The three directors nominated by the Chandler Trusts voted against the transaction. On May 30, 2006, the

Company announced the leveraged recapitalization transaction using a modified "dutch auction" tender offer. The Company also identified a performance improvement plan with targets of $200 million in annual cost savings and $500 million in asset sale proceeds.

        On June 13, 2006, the Chandler Trusts sent a letter to the Board, and filed the letter publicly, stating that the Chandler Trusts did not intend to tender any shares into the tender offer. The letter said that the Chandler Trusts believed that the process that led to the offer was "hasty and ill-informed" and that the offer failed to address the business issues facing the Company. The letter urged the Company to restructure the TMCT LLCs and to spin off the B&E Group, and suggested the possibility of a financial sponsor for the spin-off. The letter expressed the view that the Company should also promptly explore other strategic alternatives, including a possible leveraged buyout. In addition, the letter called on the Board to appoint a committee of independent directors, with independent financial advisors and legal counsel, to oversee a review of the issues facing the Company and to take action to enhance stockholder value. The letter concluded that, if timely action were not taken, the Chandler Trusts intended to engage with other stockholders and parties to pursue changes in the Company's management and other transactions to enhance value.

        On June 27, 2006, the Company announced that it had repurchased 55 million shares for a price of $32.50 through the tender offer and a separate purchase agreement with the McCormick Tribune Foundation and the Cantigny Foundation (the "Foundations"), two of the Company's major stockholders, at the same price. As a result of these repurchases and the Chandler Trusts' decision not to tender any shares, the Chandler Trusts became the Company's largest stockholders, increasing their percentage ownership in the Company to approximately 15% of the Company's outstanding shares.

        On July 19, 2006, management and the Board reviewed the results of the recapitalization plan with Merrill Lynch and Citi and the Board continued its discussion of other strategic alternatives. The Board requested that each of Merrill Lynch and Citi separately analyze the strategic alternatives available to the Company given the existing operating conditions and to provide their recommendations to the Board at a special meeting scheduled for September 21, 2006. The Board also directed management to renew its efforts to resolve the TMCT LLC issues with the Chandler Trusts.

        Between July 19 and September 21, 2006, representatives of the Company reengaged with representatives of the Chandler Trusts with respect to the restructuring of the first TMCT LLC and, in September, also engaged in discussions with respect to TMCT II, LLC, including negotiating valuations with respect to the assets of the TMCT LLCs and the timing and terms of a redemption of the Company's interests in the TMCT LLCs. Representatives of the Chandler Trusts reiterated their view that the Company should undertake a public process to review the Company's strategic alternatives. During this same period, Merrill Lynch and Citi each conducted a review of strategic alternatives available with respect to the Company's businesses and the Company as a whole.

        At its meeting on September 21, 2006, the Board reviewed with management and Merrill Lynch the progress of negotiations on the restructuring of the TMCT LLCs, and reviewed with Merrill Lynch and Citi their analyses of strategic alternatives. The Board reviewed with management and Merrill Lynch the proposed terms of a distribution to the Company of the Company's interests in the TMCT LLCs, including the valuations that had been negotiated with respect to the assets held by the TMCT LLCs, and the proposed distribution to the Company of all of the Company's preferred stock and 80% of the Company Common Stock held by the TMCT LLCs. The Board approved the redemption on the terms presented.

        The range of strategic alternatives reviewed with the Board at the September 21, 2006 meeting included continuing to operate without further restructurings, continuing to pursue a separation of the B&E Group, alternatives with respect to the publishing business, and seeking proposals from third parties for the acquisition of the entire Company. Following this review, the Board created the Special Committee, consisting of all of the members of the Board other than the Chief Executive Officer and the three directors nominated by the Chandler Trusts, to oversee a formal process of exploring strategic alternatives. The Special Committee was created to ensure oversight of the process free of any potential conflicts of interest. As part of this process, the Board authorized the Company to seek third-party proposals for the acquisition of the Company.

        Following the September 21, 2006 meeting, the Company publicly announced the creation of the Special Committee to oversee the process of evaluating strategic alternatives for the Company. The Company stated that it expected the process to conclude by the end of 2006. The Company also publicly announced the restructuring of the TMCT LLCs. As a result of the restructuring, the Chandler Trusts' percentage ownership in the Company increased further. The Special Committee subsequently engaged Morgan Stanley as its financial advisor, as well as separate legal counsel. In addition, the Company formally engaged Citi to act as co-advisor with Merrill Lynch for purposes of the process. Thereafter, the Special Committee directed Merrill Lynch and Citi to begin contacting a wide range of private equity firms and potential strategic buyers to invite them to indicate their interest in an acquisition of the Company, and the Company entered into confidentiality agreements and began sharing information about the Company with interested parties. Over the next several weeks, these parties began receiving information and conducting due diligence with respect to the Company for purposes of determining whether to submit a preliminary bid for the acquisition of the Company. Merrill Lynch and Citi requested preliminary bids from interested parties by October 27, 2006.

        On October 18, 2006, the Special Committee reviewed with the Company's advisors and management and with the Special Committee's financial and legal advisors the status of the strategic review process and considerations relating to the financing that Merrill Lynch and Citi proposed to make available to interested parties. The Special Committee also reviewed with its financial advisor considerations relating to the benefits and risks of exploring the possible sale of parts of the Company concurrently with the possible sale of the whole Company.

        On October 31, 2006, the Special Committee reviewed the process to date with the Company's financial advisors and management, and with the Special Committee's financial and legal advisors. As of October 31, 2006, a total of 17 confidentiality agreements were signed with private equity firms and potential strategic bidders (by the end of the process, 31 confidentiality agreements were signed with potential bidders). Five parties or groups had submitted preliminary indications of interest, with indications of price ranging from $30 to $34 per share. One other group stated that it expected to submit an indication of interest shortly and another group requested an extension. The Special Committee also reviewed with the Company's management and advisors the possibility of asset sales as an enhancement to the process, as well as the possibility of a further leveraged recapitalization of the Company. The Special Committee directed management and the Company's financial advisors to continue the process of seeking a buyer for the entire Company and to explore the sale of all of the B&E Group, the sale of the major market assets of the B&E Group and the sale of the Company's largest newspaper. Thereafter, six parties or groups continued in the process and conducted further due diligence, including data room access and management presentations.

        On November 8, 2006, Zell's Equity Group Investments, L.L.C. ("EGI") signed a confidentiality agreement with the Company.

        On November 17, 2006, the Special Committee reviewed with the Company's financial advisors the status of the process and the parties who remained interested in a potential acquisition of the Company. The financial advisors also reported on parties that had expressed interest in discrete assets of the Company, as well as parties that had initially expressed some interest but had dropped out, including Zell. In addition, the Company's financial advisors reported that the Chandler Trusts desired to enter the bidding process with a possible transaction involving the spin-off of the B&E Group and the Chandler Trusts' acquisition of the remaining Company following the spin-off. The Company's financial advisors also reported on the buyout of Clear Channel Communications that had just been announced, and the implications of that transaction for the Company's process, including the timing of when the Company should request final bids and potential regulatory issues that the buyers in the Clear Channel transaction would have with respect to a subsequent acquisition of the Company. The Special Committee requested further consideration and analysis of these issues.

        On November 27, 2006, the Special Committee received an update from the financial advisors and the Company's management. The advisors reported that one party had dropped out of the process due, in part, to the party's involvement in the Clear Channel transaction, and that the status of another party was uncertain. In light of these uncertainties and a strong desire expressed by the remaining participants in the process for adequate time to prepare and submit a definitive proposal, the Company's financial advisors recommended that final bids not be requested until January 12, 2007. The Special Committee approved this timetable and, the next day, the Company issued a press release stating that the process was being extended and the Company expected a final recommendation in the first quarter of 2007.

        On December 12, 2006, the Special Committee received a further update on the process from the Company's financial advisors and the Company's management. Five parties or groups continued to show interest in making a bid for the Company. In addition, other parties had shown interest in parts of the Company, including the Chandler Trusts, who were continuing to conduct due diligence and to work on their proposal for a spin-off of the B&E Group followed by an acquisition of the remaining Company. The Special Committee also reviewed with the advisors possible alternative approaches in the event that there was not a satisfactory bid for the whole Company. These included selling the Company in two or more pieces, a spin-off of the B&E Group or other restructuring, and a further leveraged recapitalization. The Special Committee directed the Company's financial advisors to request final bids from the remaining interested parties by January 12, 2007.

        Following the December 12 Special Committee meeting, Merrill Lynch and Citi sent letters to the remaining interested parties to request final bids by January 12, 2007, and sent a form of merger agreement to these parties with a request that the parties provide markups of a form of merger agreement by January 3, 2007. Merrill Lynch and Citi also invited the Chandler Trusts to formalize their proposal, and the Company's counsel subsequently sent counsel for the Chandler Trusts a form of spin-off agreement with respect to the spin-off of the B&E Group as well as the form of merger agreement. In early January 2007, counsel for the Chandler Trusts sent counsel for the Company a markup of the form of merger agreement and spin-off agreement. One other potential bidder sent an issues list reflecting issues with the form of merger agreement. Another potential bidder determined that it was interested only in acquiring the B&E Group, and the Company's counsel sent that bidder a form of stock purchase agreement with respect to that potential transaction.

        On January 12, 2007, the Special Committee reviewed with the Company's financial advisors and the Company's management the status of the bidding process. Several parties had determined that they would not be submitting final proposals, while two bidders were still pursuing bids for the whole Company. In addition, one bidder was pursuing a bid for the B&E Group, and the Chandler Trusts were continuing to pursue their proposal for a spin-off of the B&E Group followed by an acquisition by the Chandler Trusts of the remaining Company. The Special Committee also reviewed with the Company's financial advisors and separately with Morgan Stanley the various strategic alternatives available to the Company, including a sale of the whole Company, a leveraged recapitalization of the Company, the sale of the B&E Group, a spin-off of the B&E Group and a split-off of the Company's publishing business.

        On January 20, 2007, the Special Committee met to review the proposals that had been submitted to the Company pursuant to its process. One of the bidders that was still pursuing a bid as of January 12, 2007 had dropped out of the process. The remaining proposals consisted of: (1) a proposal from a third-party group for a transaction pursuant to which the Company would pay a $27 per share dividend to its stockholders, the third-party group would invest $500 million in new equity and warrants, and stockholders would retain an equity interest in the Company that the third-party group asserted, based on its assumptions of the discounted present value of the future expected trading values of the recapitalized equity, would be valued at $7 per share or more; (2) a third-party proposal to acquire the B&E Group, including the Cubs, for cash in a taxable transaction for a purchase price of approximately $4.8 billion; and (3) the Chandler Trusts' proposal to spin off the B&E Group and acquire the remaining Company, with stockholders receiving $19.30 per share in cash and equity in the B&E Group, in a transaction that the Chandler Trusts asserted, based on their valuation of the B&E Group equity, to be worth $31.70 per share. In addition, the Special Committee reviewed a letter submitted by the Foundations, expressing the Foundations' preference that the Company continue as a public company with its current structure unless a transaction for the whole Company at a substantial premium with minimal closing risk could be obtained.

        The Special Committee reviewed with the Company's advisors the terms of each of the proposals submitted, including the financial advisors' valuations of such proposals. In the case of the first and third proposals, the financial advisors' valuations were lower than the valuations asserted by the third-party group and the Chandler Trusts, respectively. In addition, the advisors reviewed the conditionality and tax consequences to the Company and to stockholders of the proposals. Representatives of the third-party group making the first proposal and representatives of the Chandler Trusts both made presentations at the meeting with respect to their proposals. The Special Committee also met separately with its financial and legal advisors to review the proposals. Following these reviews, the Special Committee determined that none of the proposals was satisfactory, and directed the Company's financial advisors to seek improvements in the proposals. The Special Committee also directed the Company's financial advisors to analyze alternatives that the Company could implement on its own. In addition, the Special Committee directed the Company to permit discussions between the Chandler Trusts and the Foundations to determine whether the Foundations could assist in developing an improved proposal. Following the Special Committee meeting, the Company issued a press release saying that its strategic review was continuing and that a decision was expected by the end of the first quarter.

        The Special Committee received an update on the process on January 27, 2007. The Company's financial advisors again reviewed the three proposals that had been submitted, including minor revisions to the proposals designed to make them more attractive. In the case of the first proposal, the third-party group agreed to reduce the amount of warrants that it would acquire, limiting its ownership in the Company following the $27 dividend to 40%. In the case of the bid to acquire the B&E Group, the third party slightly increased the price it was willing to offer. In the case of the Chandler Trusts' proposal, the Chandlers Trusts suggested the possibility of additional leverage at the B&E Group to permit an increased cash payment of $24.55 per share, reducing the equity value of the B&E Group to be spun-off to stockholders under their proposal.

        The Special Committee reviewed with the Company's advisors their valuations of these proposals, which again were lower than the valuations asserted by the third parties in the case of the first and third proposals, as well as their assessment of conditionality and execution risk. Management and the Company's advisors also reviewed a possible leveraged recapitalization of the Company and spin-off of the B&E Group, under which the Company would pay a special dividend of $20 per share in cash prior to the spin-off. The Special Committee reviewed the valuations of the leveraged recapitalization and spin-off plan compared to the third party proposals with the Company's financial advisors and then separately with the Special Committee's financial advisor. The Special Committee directed the Company's management and financial advisors to continue to seek improvements in the proposals while developing further details with respect to the leveraged recapitalization and spin-off plan.

        On February 2, 2007, the Special Committee received a letter from the Foundations expressing their preference for the recapitalization and spin-off plan compared to the other alternatives available to the Company. The Foundations also stated that, in connection with a recapitalization and spin-off plan, the Foundations would be willing to consider increasing their ownership in the Company, including by purchasing shares of Company Common Stock from the Chandler Trusts.

        The Special Committee received an update on February 3, 2007. Morgan Stanley compared the two remaining third-party proposals to a leveraged recapitalization of the Company that contemplated a cash dividend of $20 per share. In addition, Morgan Stanley noted that EGI had submitted a proposal the previous day for a transaction in which EGI and a Company ESOP would acquire the Company at a price of $30 per share. Following these reviews, the Special Committee directed management and the Company's financial advisors to present a full comparison of the possible alternatives and recommendations to the Special Committee and the Board at their meetings scheduled for February 12 and 13, 2007.

        The Special Committee met on February 12, 2007, to review presentations and recommendations with respect to the alternatives available to the Company. The review included presentations by the Company's management and by the advisors with respect to a proposed recapitalization and spin-off plan, contemplating a dividend of $20 per share and a subsequent spin-off of the B&E Group. Management and the Company's advisors also reported that the Chandler Trusts and the Foundations had been negotiating with respect to the purchase of shares of Company Common Stock by the Foundations from the Chandler Trusts in the context of the recapitalization and spin-off plan. The Company's management recommended proceeding with this plan. Management also reviewed certain revisions to the Company's financial outlook based on preliminary operating results in January 2007. In particular, management revised downward the outlook for the Company's publishing business, and this revised outlook was shared with the parties that had submitted proposals.

        The Special Committee also reviewed the status of the other proposals that had been submitted. The third party proposal that had originally contemplated a cash dividend of $27 per share had been verbally revised to reduce the cash dividend to $23 per share, but to add a contingent value right tied to any recovery from the Company's appeal of certain tax litigation. That third party stated that if the Company were interested in the revised proposal, the third party would submit the proposal in writing if so requested by the Board. The Chandler Trusts' proposal contemplated a cash payment of $18 per share upon completion of audited financial statements for the B&E Group, with an additional cash payment of $6 per share upon the spin-off of the B&E Group. The EGI proposal was revised to provide for an acquisition by EGI and a Company ESOP of the entire Company at $33 per share.

        Following these reviews and presentations, the Special Committee determined to recommend to the Board that the Company proceed with the recapitalization and spin-off plan and that the Company not continue to pursue the Chandler Trusts' proposal or the other third-party proposals. The Special Committee did, however, direct management and the Company's advisors to continue to develop the EGI proposal to determine its feasibility. The Special Committee, following consultation with its financial advisors and the Company's financial advisors, did not believe that the Chandler Trusts' proposal or the other third-party proposals offered as much value as the recapitalization and spin-off plan or the EGI proposal. The following day, the Board authorized the Company to move forward towards completion of the recapitalization and spin-off plan. Following the Board meeting, the Company issued a press release stating once again that the Special Committee's process was continuing and that the Board expected to make a decision before the end of the first quarter.

        Following these meetings, the Company's management and advisors worked to complete the required documentation with respect to the recapitalization and spin-off plan, including the negotiation of registration rights agreements with the Chandler Trusts and the Foundations. In addition, the Chandler Trusts and the Foundations negotiated with respect to the terms and pricing of a purchase of shares of Company Common Stock by the Foundations from the Chandler Trusts in connection with the recapitalization and spin-off plan.

        At the same time, the Company's management and financial advisors sought to develop further details with respect to the potential ESOP transaction proposed by Zell and EGI. The Company engaged counsel to advise it on ESOP matters, and engaged GreatBanc Trust Company as the Trustee in connection with the possible ESOP transaction. The Trustee engaged Duff & Phelps as its financial advisor and engaged K&L Gates as its legal counsel. Duff & Phelps had previously conducted due diligence with respect to the Company in connection with a possible engagement to provide a solvency opinion to the Company, but this possible engagement was rescinded after Duff & Phelps was engaged by the Trustee.

        On February 19, 2007, EGI submitted a term sheet to the Company with respect to proposed terms for the ESOP transaction. The term sheet contemplated a merger in which the Company's stockholders would receive $33 per share in cash, with a new LLC formed by EGI investing $225 million, a newly formed ESOP investing $825 million, and the Company incurring debt for the remaining cash payments to stockholders. Following the merger, the Company would elect to become an S-corporation for federal income tax purposes, with the result that the Company would not pay corporate level federal income taxes. The EGI LLC would initially hold approximately 21.4% of the Company Common Stock following the merger and would acquire 20-year warrants to purchase an additional 20%. The term sheet also contemplated a management incentive plan with respect to the economic equivalent of 5% of the Company Common Stock. After preliminary conversations with the Company's management and financial advisors, EGI submitted a revised term sheet on February 22, 2007, which included a description of the terms of proposed financing for the transaction.

        On February 24, 2007, the Special Committee reviewed with the Company's management and advisors the status of the proposed recapitalization and spin-off plan, as well as an update with respect to EGI's proposed ESOP transaction. (For a description of the financial advisors' presentations at this meeting and subsequent meetings, see "Special Factors—Reports of the Special Committee's Financial Advisors" and "Special Factors—Reports of the Company's Financial Advisors" below, as well as the financial advisors' presentation materials filed as exhibits to the Company's Schedule TO.) The advisors also described the steps involved in the proposed ESOP transaction and the anticipated timetable. They noted that EGI's proposal contemplated voting agreements from the Chandler Trusts and the Foundations. Following these reviews, the Special Committee also consulted separately with its financial and legal advisors. The Special Committee then directed the Company's management and financial advisors to solicit the views of the Chandler Trusts and the Foundations with respect to the EGI proposal, and to continue to pursue the proposal with a view to improving the economic terms and certainty. On February 25, 2007, the Company's advisors had separate discussions with representatives of the Chandler Trusts and representatives of the Foundations with respect to the EGI proposal.

        Over the course of the next week, the Company's management and advisors had discussions with representatives of EGI and the ESOP with respect to the proposed ESOP transaction. On March 1, 2007, EGI's counsel provided the Company's counsel with a markup of the form of merger agreement. On March 2, EGI's counsel and the Company's counsel discussed the markup, particularly with respect to conditions to the merger and termination fees in the event the merger did not close. Also on March 1, the Foundations sent a letter to the Special Committee expressing concerns about the timing and execution risk of the proposed ESOP transaction, and suggesting that the Company pursue the recapitalization and spin-off plan. On March 2, the Chandler Trusts sent a letter to the Special Committee also indicating concern about the timing and execution risk of the proposed ESOP transaction, and indicating a willingness to continue to work with the Company to complete the recapitalization and spin-off plan. On March 3, the Company's counsel provided a revised draft of the merger agreement, and counsel for the parties had further discussions with respect to the draft on March 4.

        Also on March 4, 2007, EGI provided the Company with a revised term sheet, reflecting improvements to the proposed economic terms of the transaction. In particular, the revised term sheet contemplated that the Company would effect a first step tender offer at $33 per share in cash, as a means of providing a portion of the cash consideration to the Company's stockholders more quickly and with greater certainty. The revised term sheet also contemplated that stockholders would receive an 8% "ticking fee" on the merger consideration running from six months following execution of the merger agreement until closing of the merger, and that the Company would be permitted to pay regular quarterly cash dividends until the merger closed.

        During the week of March 5, 2007, representatives of the Company continued to have discussions with representatives of EGI and the ESOP with respect to the potential transaction. In the course of these discussions, EGI indicated that it would be willing to make an investment of $250 million in the Company as soon as possible following execution of the merger agreement and before the closing of the merger, in order to create more certainty with respect to the transaction. The parties also discussed a similar investment by the ESOP concurrently with executing the merger agreement. On March 6, EGI provided a revised term sheet reflecting this change of structure and other improved economic terms. The revised term sheet contemplated that EGI would purchase $250 million of Company Common Stock at $33 per share as soon as practicable following execution of the merger agreement, and that the ESOP would purchase $250 million of Company Common Stock at market prices concurrently with executing the merger agreement. The revised term sheet also contemplated that stockholders would receive a 5% "ticking fee" on the merger consideration running from the date of execution of the merger agreement until closing, but that the Company would not pay dividends on the Company Common Stock between signing and closing. The revised term sheet also contemplated that EGI's initial investment would be cashed out in the merger, but that EGI would then immediately purchase a $185 million subordinated note and pay an additional $40 million to acquire a 20-year warrant to acquire 38% of the Company Common Stock for an aggregate exercise price of $351 million.

        On March 7, 2007, EGI's counsel provided the Company with a revised draft of a merger agreement reflecting the revised structure of the proposed transaction. The revised merger agreement contemplated that the Company would merge with an entity owned by the ESOP, with the ESOP initially owning 100% of the Company Common Stock following the merger. EGI's counsel also provided the Company with drafts of a warrant agreement setting forth the terms of EGI's proposed warrant, and a voting agreement under which the Chandler Trusts and the Foundations would vote for the ESOP transaction. On March 8, the Company's ESOP counsel circulated drafts of an ESOP purchase agreement, loan agreement, pledge agreement and note. During March 8 and 9, counsel for the parties exchanged comments on various agreements, including comments from the ESOP's counsel on the draft merger agreement, and EGI's counsel provided drafts of the Zell Entity securities purchase agreement, the subordinated note, the warrant, the investor rights agreement and the registration rights agreement and the charter and by-laws for the Company following the merger.

        On March 10, 2007, the Company informed EGI that the Company was reconsidering its level of comfort with the proposed ESOP transaction, including the levels of leverage contemplated by that transaction, and was also reconsidering the possible recapitalization and spin-off plan at reduced levels of leverage. Over the course of the following week, representatives of the Company discussed with representatives of the Chandler Trusts and the Foundations the possibility of pursuing the recapitalization and spin-off plan with a dividend of $15 per share rather than $20 per share. The Foundations and the Chandler Trusts engaged in discussions with respect to restructuring their agreement on the purchase of shares by the Foundations from the Chandler Trusts in the context of a reduced dividend. The Company's advisors and the Special Committee's financial and legal advisors also had discussions with respect to the advisability of pursuing a revised recapitalization and spin-off plan versus reengaging on the proposed ESOP transaction. As a result of these discussions, the Special Committee scheduled a meeting for March 21, 2007, to consider the status of the two potential transactions.

        At the March 21, 2007 Special Committee meeting, the Company's management and advisors provided a full review of the proposed terms of the potential ESOP transaction with a first-step cash payment to stockholders equivalent to $17.50 per share, and compared it to a recapitalization and spin-off transaction with a $17.50 per share cash dividend. The Company's advisors stated that the ESOP transaction involved substantially more debt, but as a result of the tax advantages of the S-corporation structure, as well as the elimination of the Company's 401(k) cash contributions after creation of the ESOP and other cost savings, the cash flow available for debt repayment would be approximately equivalent in the two alternatives. The Company's advisors noted, however, that they expected that the credit rating agencies would rate the Company's debt in the proposed recapitalization transaction one level higher than they would rate the Company's debt in the proposed ESOP transaction. The Company's financial advisors also provided a comparative valuation of the two alternatives.

        The Special Committee also heard presentations from the Trustee and its financial advisor about their qualifications and the process they were following with respect to determining the fairness of the transaction to the ESOP. Management reported on the Company's financial performance to date in 2007, and the Company's legal advisors reported on the legal terms of the alternative transactions. The Company's advisors also reviewed the financing arrangements contemplated by each transaction. The Special Committee consulted separately with its financial and legal advisors with respect to the two potential transactions. Following these reviews, the Special Committee directed the Company's management and advisors to present two fully developed alternatives to the Special Committee at a meeting on March 30, 2007 for a final determination.

        Between March 21 and March 30, 2007, representatives of the Company, EGI and the ESOP, including the Special Committee's financial and legal advisors, negotiated the terms of the various agreements relating to the potential ESOP transaction. In addition, representatives of the Company and EGI negotiated with representatives of the Chandler Trusts with respect to the proposed voting agreement and registration rights agreement. The Foundations declined to negotiate with respect to a voting agreement. The Company sought to increase the certainty with respect to the transaction, to limit any breakup fees the Company would have to pay, and to require a breakup fee from EGI in the event financing was not obtained for any reason other than a breach by the Company or the ESOP. The Company also required that its obligation to complete the merger would be conditioned on the receipt of a satisfactory solvency opinion, among other conditions.

        As a result of negotiations with the Company and the ESOP, the initial investment by the Zell Entity was restructured so that the Zell Entity would purchase $50 million in Company Common Stock and $200 million in a subordinated exchangeable note that would be exchangeable into Company Common Stock at the Company's election, or automatically if the Merger Agreement was terminated. The parties also negotiated the terms of proposed financing, with the goal of increasing the certainty that the financing would be available, and agreed that receipt of financing would be a condition to the merger.

        The Company continued to seek improvements in the economic terms of the transaction, including an increase in the price to be paid to the Company's stockholders and an increase in the investment to be made by EGI. The Company and the Trustee also negotiated the terms of the ESOP's investment, including with respect to the price to be paid by the ESOP for the shares of Company Common Stock to be purchased by the ESOP. In addition, the Board received two letters from one of the third-party groups that had previously made a revised proposal with respect to a transaction with the Company. In the first letter, the third-party group sought access to further information and, thereafter, additional information was provided to them. In the second letter, the third-party group expressed its interest in participating with a $500 million equity investment in an ESOP transaction in which the Company's stockholders would receive $34 per share. This second letter was not accompanied by any further documents or financing commitments. Thereafter, the Company's financial advisors had further discussions with the financial advisors to the third-party group in order to obtain further details about the proposal.

        Prior to the meeting of the Special Committee on March 30, EGI slightly revised its proposal to increase the stated per share consideration in the merger to $33.50, but with the "ticking fee" start date moved to January 1, 2008.

        On March 30, the Special Committee and the Board met for a full review of the alternative transactions. The Special Committee received presentations and reviewed in detail the terms of the proposed ESOP transaction and the terms of the proposed recapitalization and spin-off, including the terms of the draft agreements with respect to each alternative, the terms of proposed financing for each alternative, the transaction steps and timing of each alternative, regulatory approvals and tax treatment for each alternative, and the process undertaken by the Trustee and its advisors in connection with the proposed ESOP transaction. The Company's financial advisors also reviewed the relative valuations of the two alternatives. The Board and Special Committee also reviewed the letters received as described above and the discussions between the third-party group submitting such letters and the financial and legal advisors of the Company and the Special Committee.

        Following these reviews, the Special Committee met separately with its advisors to review the alternatives. The Special Committee directed the Company and its advisors to continue to seek improvement of the economic terms of the proposed ESOP transaction. The Special Committee noted that the proposal from the third-party group required additional work and documentation and directed the Company and its advisors to continue discussions with the third-party group. Based on these recommendations, the Board directed the Company's management and financial advisors, and the Special Committee's financial and legal advisors, to seek to complete negotiation of the proposed ESOP transaction and present the completed proposal to the Board at a meeting on Sunday morning, April 1, and concurrently to continue discussions with the third-party group.

        The representatives of the Company, the ESOP, EGI and the Chandler Trusts then continued negotiation of the agreements with respect to the ESOP transaction. In the course of these negotiations, EGI agreed to increase the price to be paid to the Company's stockholders from $33.50 to $34 per share, with an 8% "ticking fee" running from January 1, 2008 to the closing of the merger if the merger did not close by January 1, 2008. EGI agreed that its initial $250 million investment in the Company would be based on a $34 per share price, and that its investment would increase to $315 million in connection with the merger, consisting of a $225 million subordinated note and a $90 million purchase price for the warrant. EGI also agreed to a breakup fee of $25 million to be paid by the Company if it accepted a superior proposal and agreed to pay a $25 million breakup fee if financing was not obtained for any reason other than breach by the Company or the ESOP. The Company and the ESOP agreed to a $28 per share purchase price for the ESOP's purchase of shares of Company Common Stock. The Chandler Trusts agreed to the voting agreement and, in connection with the registration rights agreement, agreed to tender their shares of Company Common Stock in the Offer, and to cause the directors nominated by the Chandler Trusts to resign upon the closing of the Offer (or under certain other circumstances).

        On Sunday morning, April 1, the Special Committee received a report on the status of the proposed ESOP transaction and additional discussions over the last few days with the third-party group that submitted the letters described above. The Company's management and advisors reported that all major open issues had been resolved, with the exception of the exercise price of the warrant. Given the increase in price under the proposed ESOP transaction to $34 per share, the same price proposed in the third-party group's letter, and the fact that the third-party group's proposal was subject to additional work and documentation, the Special Committee believed that the proposed ESOP transaction should continue to be pursued subject to resolution of the remaining open issue. The Special Committee agreed to reconvene that evening to permit the parties to resolve this open issue.

        During the course of the day, the Company, the ESOP and EGI reached agreement that the exercise price of the warrant would increase by $10 million per year for the first 10 years of the warrant, to a maximum of $600 million, and that the term of the warrant would be reduced from 20 years to 15 years. The Special Committee and the Board reconvened on Sunday evening, April 1, and the Company's management and advisors reported on the resolution of all open issues. The Company's legal counsel reviewed all the agreements and actions to be approved in connection with the proposed ESOP transactions. In a separate meeting of the Special Committee, Morgan Stanley rendered its oral opinion to the Special Committee, subsequently confirmed in writing as of the same date, to the effect that, as of April 1, 2007, and based upon the factors and subject to the assumptions set forth in its written opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than certain affiliated entities) was fair from a financial point of view to such shareholders. See "Special Factors—Opinion of the Company's Financial Advisor". The Trustee provided information to the Special Committee regarding the Trustee's role in the negotiation of the transactions. The Special Committee recommended that the Board approve the Leveraged ESOP Transactions. At the full meeting of the Board, Merrill Lynch gave its oral opinion, subsequently confirmed in writing as of the same date, as to the fairness of the Merger Consideration from a financial point of view (see "Special Factors—Opinion of the Company's Financial Advisor" below), and Morgan Stanley delivered to the full Board the opinion it had previously given to the Special Committee. The Board then approved the Leveraged ESOP Transactions and the related documents. Representatives of the Chandler Trusts on the Board abstained from voting as directors; Dudley Taft was not present at the meeting and did not vote. Following the Board meeting, the approved agreements were executed and the transaction was publicly announced on April 2, 2007.

Reasons for and Fairness of the Transactions; Recommendations of the Special Committee and the Board

        The Board, based in part on the recommendation of the Special Committee, has (1) determined that the Merger Agreement, including the Tender Offer, the Merger and the other transactions contemplated by the Merger Agreement, is fair to, advisable and in the best interests of the Company and its unaffiliated stockholders, (2) approved the Merger Agreement, the Tender Offer and the Merger, and (3) determined to recommend that the Company's stockholders tender their shares into the Tender Offer. Representatives of the Chandler Trusts on the Board abstained from voting as directors. Accordingly, the Board recommends that you tender your shares of Company Common Stock into the Tender Offer.

        The Special Committee.    In reaching its determination to recommend the Leveraged ESOP Transactions, including the Merger Agreement, the Merger, the Tender Offer and the other transactions contemplated by the Merger Agreement, the Special Committee, in consultation with its legal and financial advisors, and the Company's management and legal and financial advisors, considered the following material factors and benefits of the Leveraged ESOP Transactions, each of which the Special Committee believed supported its recommendation:

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  the fact that the value offered in the Leveraged ESOP Transactions was as high as any proposal received from any third party, and the consideration offered in the Tender Offer and the Merger of $34.00 per share represented a premium of approximately 5.9% to the closing price of Company Common Stock on March 30, 2007, the last trading day before the proposal was made public, and approximately 12.5% to the average closing price of Company Common Stock for the 30 calendar day period ending on March 30, 2007;

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  the business, operations, properties and assets, financial condition, business strategy, and prospects of the Company (as well as the risks involved in achieving those prospects), the nature of the industry in which the Company competes, industry trends, and economic and market conditions, both on a historical and on a prospective basis;

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  the fact that the Company had explored a variety of strategic alternatives over an extended period of time, the thoroughness of the process for exploring and reviewing these alternatives, and the Special Committee's view that the Leveraged ESOP Transactions were in the best interests of the Company and its unaffiliated stockholders compared to the alternatives considered;

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  the Special Committee's belief that the values potentially offered by the recapitalization and spin-off plan were subject to a number of risks and uncertainties, and that there was no certainty as to the achievability of those values;

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  the arm's-length negotiation of the transactions and related agreements, including the economic improvements to the transactions resulting from those negotiations;

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  the fact that the transactions were structured to permit the Tender Offer as a means of purchasing a significant portion of the Company Common Stock on an accelerated timetable and without the requirement of satisfying the regulatory requirements necessary for the Merger, and the increased consideration to be paid in the Merger, in the form of the 8% annualized "ticking fee," in the event the Merger does not close by January 1, 2008;

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  the fact that the Zell Entity would be making an initial investment of $250 million in the Company, which investment was not conditional on the closing of the Merger;

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  the conditions to the Merger Agreement, which the Special Committee viewed as providing a reasonable level of assurance that the Merger could be completed;

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  the other terms of the Merger Agreement, including the fact that the Merger Agreement does not preclude unsolicited offers from other parties, subject to specified conditions, and permits the Company to terminate the Merger Agreement to accept a superior proposal through the date of meeting of the Company's stockholders to consider the Merger, subject to payment by the Company of a $25 million termination fee;

  •
  the availability of financing commitments for the Tender Offer and the Merger, and the agreement by Zell and the Zell Entity to pay a $25 million termination fee to the Company if financing is not obtained for any reason other than a breach by the Company or the ESOP;

  •
  the favorable tax treatment available to the Company following the Merger upon its election to become an S-corporation for federal income tax purposes, the proposed elimination of the Company's 401(k) cash contributions following creation of the ESOP, and the ability to support increased levels of borrowing by the Company as a result of this favorable tax treatment and these savings in order to permit the acquisition of all the shares at $34.00 per share;

  •
  the written opinion of Morgan Stanley to the effect that, as of April 1, 2007, and based upon the factors and subject to the assumptions set forth in its written opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than certain affiliated entities) was fair from a financial point of view to such shareholders; and the written opinion of Merrill Lynch as to the fairness, from a financial point of view, of the Merger Consideration, as more fully described below under "Special Factors—Opinion of the Special Committee's Financial Advisor" and "Special Factors—Opinion of the Company's Financial Advisor"; and

  •
  the fact that a vote of stockholders on the Merger is required under Delaware law, and that stockholders who do not tender their shares into the Tender Offer and who do not vote in favor of the Merger will have the right to dissent from the Merger and to demand appraisal of the fair value of their shares under Delaware law.

        The Special Committee also took into consideration a variety of risks and other potentially negative factors concerning the Leveraged ESOP Transactions, including the following:

  •
  the risk that the conditions to the Merger will not be met, including the conditions requiring receipt of FCC approval, the receipt of financing and receipt of a solvency opinion, and the potential adverse impact on the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the effect on business and customer relationships;

  •
  the fact that the Company's stockholders who tender their shares (or whose shares are converted into cash in the Merger) will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in the value of the Company or from any increased consideration available in connection with a superior proposal accepted by the Company should such a proposal be presented after the consummation of the Tender Offer;

  •
  the Merger Agreement's limitations on the Company's ability to solicit other offers;

  •
  the fact that the all-cash consideration in the transactions will be taxable to the Company's stockholders that are U.S. persons for U.S. federal income tax purposes; and

  •
  the fact that the Zell Entity is a newly formed limited liability company with essentially no assets and, accordingly, that the Company's remedy in connection with a breach of the Merger Agreement by the Zell Entity, even a breach that is deliberate or willful, may be limited to a $25 million termination fee.

        The foregoing discussion summarizes the material factors considered by the Special Committee in its consideration of the Leveraged ESOP Transactions, including the Merger and the Tender Offer. After considering these factors, the Special Committee concluded that the positive factors relating to the Merger Agreement and the Tender Offer and the other Leveraged ESOP Transactions substantially outweighed the potential negative factors. In view of the wide variety of factors considered by the Special Committee, and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Special Committee may have assigned different weights to various factors. The Special Committee approved and recommended the Leveraged ESOP Transactions, including the Merger Agreement and the Tender Offer, based upon the totality of the information presented to and considered by it.

        The Board.    In reaching its determination to approve the Leveraged ESOP Transactions, including the Merger Agreement, the Merger, the Tender Offer and the other transactions contemplated by the Merger Agreement, the Board, in consultation with its legal and financial advisors and the Company's management, considered all of the factors considered by the Special Committee, as described above, as well as the following:

  •
  the recommendation of the Special Committee in favor of the Leveraged ESOP Transactions as described above;

  •
  the fact that the Special Committee consists solely of independent directors who are not officers or nominees of the Chandler Trusts or affiliated with the ESOP, the Zell Entity or Zell or their affiliates, and that the members of the Special Committee will not personally benefit from the completion of the Leveraged ESOP Transactions in a manner different from the Company's unaffiliated stockholders; and

  •
  the fact that the Special Committee retained separate legal and financial advisors, who participated in negotiations with respect to the Leveraged ESOP Transactions and advised the Special Committee as to the Leveraged ESOP Transactions and the alternatives.

        The foregoing discussion summarizes the material factors considered by the Board in its determination to approve the Leveraged ESOP Transactions, including the Merger Agreement and the Tender Offer. In view of the wide variety of factors considered by the Board, and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board may have assigned different weights to various factors. The Board approved and recommends the Leveraged ESOP Transactions, including the Merger Agreement and the Tender Offer, based upon the totality of the information presented to and considered by it.

        Representatives of the Chandler Trusts on the Board abstained from voting on the Leveraged ESOP Transactions and make no recommendation with respect thereto.

Reports of the Special Committee's Financial Advisor

        During the course of its engagement, the Special Committee's financial advisor, Morgan Stanley, made various presentations to the Special Committee regarding the strategic alternatives available to the Company. Below is a summary of the presentations that Morgan Stanley gave analyzing EGI's various proposals for an ESOP transaction compared to a recapitalization transaction involving a $17.50 per share special dividend and the spin-off of the B&E Group.

        On March 21, 2007, Morgan Stanley made a presentation to the Special Committee. The presentation included analysis of the economic value of EGI's proposed ESOP transaction at $33 per share with a "ticking fee" of 5% running from the signing of the Merger Agreement through the closing date of the Merger. Morgan Stanley commented that the economic value of the EGI proposal to the Company's stockholders depended upon assumptions as to the time to close and the appropriate cost of equity and stated that its current estimate of the value of the EGI proposal ranged from $30.94 to $32.54. Morgan Stanley then provided estimated valuation ranges for the recapitalization and spin-off plan ranging from $23.67 to $35.55 using EBITDA multiples of 7.5x-8.0x for the Company's publishing business and 9.0x-11.0x for the B&E Group. Morgan Stanley also reviewed recent trading metrics for comparable companies.

        At the March 30, 2007 Special Committee meeting, Morgan Stanley reviewed the Company's recent financial performance, including comparisons of the Company's year-to-date performance against management's plan for 2007 and against the Company's performance for the comparable period in 2006. Morgan Stanley commented that the Company's year-to-date performance was on track with management's plan and that management's presentation to the ratings agencies in connection with the financing for the ESOP transaction was based on management's plan. Morgan Stanley also reviewed estimates by research analysts of the Company's future financial performance, which had been consistent since January 2007, and trading metrics for comparable companies.

        In a presentation delivered later at the March 30, 2007 Special Committee meeting, Morgan Stanley compared the proposal for a revised ESOP transaction with per share consideration of $33.50 per share with an 8% "ticking fee" beginning nine months after the signing of the Merger Agreement through the closing date of the Merger, with the recapitalization and spin-off plan. The valuations for the ESOP transaction ranged from $31.05 to $32.33, depending on whether a $17.50 cash distribution was received upfront, and assuming a cost of equity of 10% and time to close of 12 months. The valuations for the recapitalization and spin-off plan ranged from $21.18 to $34.55 per share, using EBITDA multiples of 7.5x-8.0x for the Company's publishing business and 9.0x-11.0x for the B&E Group. Morgan Stanley also presented a summary of the financial and comparative analyses it performed in connection with its fairness opinion, including historical share price analysis, Wall Street equity research analyst price targets, comparable company analysis, precedent transactions analysis, discounted cash flow analysis and recapitalization alternative. See "Special Factors—Opinion of the Special Committee's Financial Advisor."

Reports of the Company's Financial Advisors

        On February 12, 2007, the Company's financial advisors, Merrill Lynch and Citi, made a presentation to the Special Committee that included an update on the EGI proposal to reflect that EGI had proposed to increase its price for an acquisition of the entire Company from $30 per share to $33 per share.

        On February 24, 2007, Merrill Lynch and Citi provided an update to the Special Committee on the EGI proposal. The financial advisors compared the cash received in EGI's proposed ESOP transaction at $33 per share with estimated valuation ranges for a $20 per share dividend recapitalization and spin-off of the B&E Group plan. The valuations for the recapitalization and spin-off plan ranged from $27.09 to $34.81 per share primarily based on EBITDA multiples using 7.25x-8.75x operating cash flow to value the Company's publishing business and 8.5x-10.0x operating cash flow to value the B&E Group. The financial advisors commented that the EGI proposal provided $13 per share more in cash than the recapitalization and spin-off plan and the cash received in the transaction represented a 22% premium to the low end and a 5% discount to the high end of the recapitalization plan valuation. The financial advisors also compared the Company's projected free cash flow position with respect to both the EGI proposal and the recapitalization and spin-off plan. Although the Company's interest expense was estimated to be higher in connection with the EGI proposal, the elimination of income taxes made the transactions similar from a free cash flow perspective. The financial advisors also summarized for the Special Committee various precedent large leveraged employee stock ownership plan buyout transactions that were consummated during the past 25 years.

        On March 21, 2007, Merrill Lynch and Citi provided a full review for the Special Committee of the proposed terms of the potential ESOP transaction with a first-step cash payment to stockholders equivalent to $17.50 per share, and compared it to a recapitalization and spin-off transaction with a $17.50 per share cash dividend. The valuations for the recapitalization and spin-off plan ranged from $27.21 to $34.94 per share primarily based on EBITDA multiples using 7.25x-8.75x operating cash flow to value the Company's publishing business and 8.5x-10.0x operating cash flow to value the B&E Group. The financial advisors commented that the cash received in the ESOP transaction represented a 24% premium to the low end and a 4% discount to the high end of the recapitalization plan valuation. The financial advisors also compared the Company's projected free cash flow position with respect to both the ESOP transaction and the recapitalization and spin-off plan. Although the Company's interest expense was estimated to be higher in connection with the ESOP transaction, the reduction of income taxes, the tax advantages of the S-corporation structure, the elimination of the Company's 401(k) cash contributions after creation of the ESOP and other cash cost savings made the transactions appear to be similar from a free cash flow perspective. The financial advisors commented that the rating agencies were expected to rate the ESOP transaction one notch lower than the recapitalization and spin-off plan. The financial advisors also reviewed for the Special Committee the proposed terms of the two-step financing contemplated by the ESOP transaction.

        On March 30, 2007, Merrill Lynch and Citi provided a full review of the alternative transactions at a meeting of the Special Committee. The presentation included an update on the ESOP proposal to reflect that EGI had agreed to increase the per share consideration in the Merger to $33.50 per share with an 8% "ticking fee" running from January 1, 2008 to the closing of the Merger if the Merger did not close by January 1, 2008. The financial advisors also updated the Special Committee regarding two letters received from one of the third-party groups that had previously made a revised proposal with respect to an ESOP transaction involving the Company. The third-party group expressed its interest in participating with a $500 million equity investment in an ESOP transaction in which the Company's stockholders would receive $34 per share. The financial advisors reviewed in detail the terms of the proposed ESOP transaction and the terms of the proposed recapitalization and spin-off, including the terms of proposed financing for each alternative and the transaction steps and timing of each alternative. The financial advisors also reviewed the relative valuations of the two alternatives. The valuations for the recapitalization and spin-off plan ranged from $27.31 to $35.05 per share primarily based on EBITDA multiples using 7.25x-8.75x operating cash flow to value the Company's publishing business and 8.5x-10.0x operating cash flow to value the B&E Group and a $17.50 per share distribution to stockholders. The financial advisors commented that the cash received in the ESOP transaction represented a 21% premium to the low end and a 5% discount to the high end of the recapitalization plan valuation. Merrill Lynch also presented a summary of the financial and comparative analyses it performed in connection with its fairness opinion, including a comparable public companies analysis, an after-tax sum-of-the-parts analysis and a discounted cash flow analysis. See "Special Factors—Opinion of the Special Committee's Financial Advisor" and "Special Factors—Opinion of the Company's Financial Advisor."

Opinion of the Special Committee's Financial Advisor

        The Special Committee retained Morgan Stanley to provide it with financial advisory services and a financial opinion to the Special Committee in connection with the Merger. The Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise, reputation and knowledge of the business of the Company. At the special meeting of the Board on April 1, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing as of the same date, that based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by the unaffiliated holders of shares of Company Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

        The full text of Morgan Stanley's written opinion, dated April 1, 2007, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached as Annex I and filed as Exhibit (c)(1) to the Schedule TO. The summary of Morgan Stanley's opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the Special Committee and the Board, addresses only the fairness from a financial point of view of the consideration to be received by unaffiliated holders of Company Common Stock pursuant to the Merger Agreement and does not address any other aspect of the Merger, including this Offer to Purchase. Morgan Stanley's opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or as to whether such shareholder should tender shares in the Tender Offer. In addition, this opinion does not in any manner address the prices at which Company Common Stock will trade following the Company's purchase of shares of Company Common Stock in connection with this Offer.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other information of the Company;

  •
  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company's management;

  •
  analyzed certain financial projections prepared by the Company's management;

  •
  discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  •
  reviewed the reported prices and trading activity for shares of Company Common Stock;

  •
  compared the financial performance of the Company and the prices and trading activity of shares of Company Common Stock with that of certain other comparable publicly traded companies and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  participated in discussions and negotiations among representatives of the Special Committee, the Company, the ESOP, the Zell Entity and their financial and legal advisors;

  •
  reviewed drafts, each dated April 1, 2007, of the Merger Agreement, the debt financing commitments provided to the Company by certain lending institutions, the securities purchase agreement, the ESOP purchase agreement, the voting agreement and certain other related documents; and

  •
  performed such other analyses and considered such other factors as it deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions including that the Leveraged ESOP Transactions will be consummated in accordance with their terms. Morgan Stanley is not a legal, regulatory or tax advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessments of the Company and its legal, regulatory and tax advisors with respect to such matters.

        The Morgan Stanley opinion does not address the fairness of any consideration to be received by the ESOP, the Zell Entity or certain other affiliated shareholders in connection with the Leveraged ESOP Transactions, the relative fairness of any portion of the Merger Consideration to holders of any series of common or preferred stock of the Company, the relative merits of the Merger as compared to alternative transactions or strategies that might have been available to the Company, or the underlying business decision of the Company to enter into the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such valuations or appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, April 1, 2007. Events occurring after April 1, 2007 may have affected Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        In preparing certain of its analyses, Morgan Stanley incorporated four specific scenarios with respect to the projected future financial performance of the Company. The scenario referred to as the "Research Case" refers to projections derived from publicly available Wall Street equity research estimates. The "Management Plan" is based on projections provided by the Company's management team in its operating plan in February 2007, with minor adjustments. "Downside Case A" reflects projections developed by the Company's management team assuming a 2.0% decline in publishing revenue per year and flat operating cash flow for the Company's broadcasting segment. "Downside Case B" reflects projections developed by the Company's management team assuming a 3.0% decline in publishing revenue per year and a 1.0% per year decline in the operating cash flow of the Company's broadcasting segment. Morgan Stanley noted that each of the projections described in this paragraph are based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion of April 1, 2007 and the preparation of its written opinion of April 1,

2007. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

        Historical Share Price Analysis.    To provide background information and perspective with respect to the relative historical share prices of the Company, Morgan Stanley performed a historical share price analysis.

        Morgan Stanley assumed that the per share Merger Consideration of $34.00 received by each unaffiliated holder of Company Common Stock consisted of an upfront $17.50 cash distribution received in connection with the Tender Offer and a subsequent $16.50 cash distribution received upon consummation of the Merger. Morgan Stanley noted that if the Merger does not close by January 1, 2008, holders of Company Common Stock will be entitled to receive the Additional Share Consideration, if any. The "Additional Share Consideration" means the amount per share, if any, equal to (1) $34.00 multiplied by (2) 8% multiplied by (3) the quotient obtained by dividing the number of days elapsed from and excluding January 1, 2008 to and including the Closing Date by 365. Morgan Stanley also noted that the economic value of the Merger Consideration to the Company's stockholders is a function of the assumed cost of equity and the length of time between the signing of the Merger Agreement and the closing of the Merger. Morgan Stanley discounted to present value the distribution of $16.50 per share received upon consummation of the Merger and the Additional Share Consideration, if any, at an assumed cost of equity of 10.0%. The discount rate used by Morgan Stanley was the midpoint between 8.0% and 12.0%, the estimated range of the Company's cost of equity as estimated by Morgan Stanley. Morgan Stanley did not discount the upfront distribution of $17.50 per share to present value in connection with its analysis. Based on the foregoing assumptions, the present value of the Merger Consideration was $33.23 if the Merger closed six months after the Merger Agreement was signed, or "Perspective 1," and $32.80 if the Merger closed twelve months after the signing of the Merger Agreement, or "Perspective 2."

        Morgan Stanley reviewed the stock price performance of the Company during various periods ending on March 28, 2007 and compared them to the base Merger Consideration and the present value of the Merger Consideration received under Perspective 1 and Perspective 2.

	Price of the Company Common Stock	Base Merger Consideration ($34.00), Implied Premium	Present Value of Merger Consideration in Perspective 1 ($33.23), Implied Premium	Present Value of Merger Consideration in Perspective 2 ($32.80), Implied Premium
Recent Company Common Stock Prices
March 28, 2007(1)	$31.13	9.2%	6.8%	5.4%
March 20, 2007(1)	$28.81	18.0%	15.3%	13.8%
52-Week Low	$27.09	25.5%	22.7%	21.1%
52-Week High	$34.28	(0.8)%	(3.1)%	(4.3)%
Average Price Perspectives(2)
1-Year	$30.72	10.7%	8.2%	6.8%
2-Year	$32.45	4.8%	2.4%	1.1%
3-Year	$36.14	(5.9)%	(8.0)%	(9.2)%

(1)
Based on closing prices as of March 28 and March 20, 2007, respectively.

(2)
Based on average of the closing prices for each day of the applicable year(s).

        Tribune Wall Street Equity Research Analyst Price Targets.    Morgan Stanley reviewed publicly available published 12-month price target estimates for the Company's Common Stock from Wall Street equity research analysts.

        Morgan Stanley observed that the analysts' 12-month price targets ranged from $19.00 to $34.00 per share of Company Common Stock, with a median target price of $31.00 per share of Company Common Stock. Morgan Stanley also discounted to present value the Wall Street analysts' 12-month price targets for one year at a cost of equity of 11.0%. The Company's cost of equity was estimated by Morgan Stanley using the capital-asset pricing model methodology. The discounted Wall Street analysts' price targets yielded an implied valuation range of $17.12 to $30.63 per share of Company Common Stock, with a median discounted price target of $27.93 per share of Company Common Stock.

        The public market trading price targets published by Wall Street equity research analysts do not necessarily reflect current market trading prices for shares of Company Common Stock, and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

        Comparable Company Analysis.    Morgan Stanley reviewed and analyzed certain financial data of, and calculated selected public market trading metrics for, the Company and for public companies with businesses that Morgan Stanley deemed to be similar to those of the Company. The following companies were reviewed in connection with this analysis:

  Diversified Publishing Companies

  •
  Belo Corp.

  •
  Gannett Co., Inc.

  •
  Media General, Inc.

  Pure Publishing Companies

  •
  Journal Register Company

  •
  Lee Enterprises, Inc.

  •
  The New York Times Company

  •
  McClatchy Newspapers, Inc.

  Broadcasting Companies

  •
  Hearst-Argyle Television Inc.

  •
  LIN TV Corp.

  •
  Gray Television, Inc.

  •
  Sinclair Broadcast Group, Inc.

        Morgan Stanley calculated the aggregate value (defined as equity value plus total book value of debt less cash, cash equivalents and the assumed value of unconsolidated assets) as of March 28, 2007 divided by estimated 2007 and 2008 earnings before interest, taxes, depreciation and amortization, or EBITDA, for comparable diversified publishing, pure publishing and broadcasting companies and for the Company. The estimates of 2007 and 2008 EBITDA for comparable diversified publishing, pure publishing and broadcasting companies were based on publicly available Wall Street equity research estimates as of March 28, 2007. The 2007 and 2008 EBITDA estimates for the Company were based on both the Research Case and the Management Plan.

        A summary of the reference range of market trading multiples (which reflected Morgan Stanley's qualitative assessments of the market trading multiples for the Company and the comparable diversified publishing, pure publishing and broadcasting companies) that Morgan Stanley derived is set forth below:

Aggregate Value to:
	2007E EBITDA	2008E EBITDA
Tribune
Research Case	8.4x	8.2x
Management Plan	8.4x	8.0x
Diversified Publishing Companies
Belo Corp.	8.7x	7.6x
Gannett Co., Inc.	8.0x	7.9x
Media General	7.8x	6.9x
Pure Publishing Companies
Journal Register Company	8.7x	8.9x
Lee Enterprises, Inc.	8.6x	8.6x
The New York Times Company	8.4x	8.2x
McClatchy Newspapers, Inc.	7.1x	7.1x
Broadcasting Companies
Hearst-Argyle Television Inc.	14.1x	11.8x
LIN TV Corp.	13.2x	10.0x
Gray Television, Inc.	12.6x	10.1x
Sinclair Broadcast Group, Inc.	11.6x	10.9x

        Based on the analysis of the relevant metrics for the Company under the Research Case and Management Plan and for each of the comparable companies, Morgan Stanley selected a reference range of EBITDA multiples of 8.0x to 8.5x for the Company and applied this range of multiples to the 2007 estimated EBITDA (excluding estimated cash flow from the Chicago Cubs) provided by the Company's management in the Management Plan. Morgan Stanley then calculated the Company's implied equity value by subtracting the value of the Company's net debt (approximately $5.1 billion as of December 31, 2006) and adding the value of the Company's unconsolidated assets ($2.2 billion). Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Company Common Stock of $29.17 to $31.74 per share. Morgan Stanley also selected a reference range of EBITDA multiples of 7.5x to 8.0x for the Company's publishing segment and EBITDA multiples of 9.0x to 11.0x for the broadcasting segment. These ranges of multiples were applied to the 2007 estimated EBITDA for the publishing segment and the broadcasting segment (excluding estimated cash flow from the Chicago Cubs) contained in the Management Plan. Morgan Stanley then calculated the Company's implied equity value by subtracting the value of the Company's net debt (approximately $5.1 billion as of December 31, 2006) and adding the value of the Company's unconsolidated assets ($2.2 billion). Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Company Common Stock of $28.97 to $33.89 per share.

        In addition, Morgan Stanley calculated the equity market value divided by the estimated 2007 and 2008 net income for both the Company and the comparable companies. The estimates of 2007 and 2008 earnings for comparable diversified publishing, pure publishing and broadcasting companies were based on publicly available Wall Street equity research estimates as of March 28, 2007. The 2007 and 2008 earnings estimates for the Company were based on both the Research Case and the Management Plan.

        Based on the analysis of the relevant metrics for the Company under the Research Case and Management Plan and for each of the comparable companies, Morgan Stanley selected a reference range of earnings per share, or EPS, multiples of 12.0x to 14.0x and applied this range of multiples to the 2007 estimated EPS provided by the Company's management in the Management Plan. Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Company Common Stock of $24.00 to $28.00 per share.

        No company utilized in the comparable company analysis is identical to the Company. In evaluating comparable diversified publishing, pure publishing and broadcasting companies and selecting the valuation multiples to apply, Morgan Stanley made qualitative judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the publishing and broadcasting industries generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industries or in the markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

        Precedent Transactions Analysis.    Morgan Stanley reviewed and analyzed certain publicly available information, including the purchase price, and certain financial information of the target company, relating to selected private market precedent transactions involving other companies in the newspaper and television broadcasting industries and calculated certain valuation multiples implied by such information. Morgan Stanley chose transactions based on the similarity of the target companies to the Company. Morgan Stanley reviewed last twelve months' EBITDA multiples, or LTM EBITDA, and analyzed historical multiples for the precedent transactions involving companies in the publishing industry. Morgan Stanley reviewed broadcast cash flow multiples, or BCF, and analyzed historical multiples for the precedent transactions in the broadcasting industry. The following acquisition transactions were reviewed in connection with this analysis:

  Newspaper Precedent Transactions

  •
  Star Tribune/Avista Capital Partners

  •
  Philadelphia Inquirer and Philadelphia Daily News/Philadelphia Media Holdings, LLC

  •
  The McClatchy Company/MediaNews Group, Inc. and Hearst Corporation

  •
  Knight-Ridder, Inc./The McClatchy Company

  Television Broadcasting Precedent Transactions

  •
  The New York Times Company/Oak Hill Capital Partners

  •
  Tribune Company/Sunbeam Television Corp.

  •
  Tribune Company/Freedom Communications, Inc.

  •
  Tribune Company/Gannett Co., Inc.

  •
  Emmis Communications/Hearst-Argyle Television, Inc.

  •
  NBC Universal/Media General, Inc.

        Morgan Stanley then derived from the precedent transactions involving the newspaper industry a reference range of LTM EBITDA multiples of 7.0x to 9.0x, and from the precedent transactions involving television broadcasting companies a reference range of BCF multiples of 10.0x to 12.0x. These ranges of multiples were applied to the 2007 estimated EBITDA for the publishing and broadcasting segments (excluding estimated cash flow from the Chicago Cubs) provided by the Company's management in the Management Plan. Morgan Stanley then calculated the Company's implied equity value by subtracting the value of the Company's net debt (approximately $5.1 billion as of December 31, 2006) and adding the value of the Company's unconsolidated assets ($2.2 billion). Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Company Common Stock of $28.76 to $39.03 per share.

        Morgan Stanley further noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Morgan Stanley noted that no company or transaction reviewed was identical to the Company or the Merger and that, accordingly, these analyses involve complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the Company and each of the comparable companies, as well as other factors that would affect the acquisition values in the comparable transactions, including the size, regulatory and economic characteristics of the markets of each company and the competitive environment in which it operates. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

        Discounted Cash Flow Analysis.    Morgan Stanley performed a five-year discounted cash flow analysis of the Company based upon each of the Management Plan, the Research Case, Downside Case A and Downside Case B.

        Utilizing such projections, Morgan Stanley calculated the annual after-tax unlevered free cash flows for fiscal years 2007 through 2011. Morgan Stanley estimated a range of terminal values calculated in 2011 using a range of EBITDA multiples of 8.0x to 9.0x applied to the 2012 estimated EBITDA (excluding estimated cash flow from the Chicago Cubs). Morgan Stanley calculated the 2012 estimated EBITDA by multiplying the 2011 estimated EBITDA (excluding estimated cash flow from the Chicago Cubs) provided by the Company's management by the estimated 2011 percentage revenue growth contained in the Management Plan. Morgan Stanley then calculated the present value of the unlevered free cash flow streams and the estimated terminal value using a range of discount rates of 7.0% to 8.0%. The discount rate range was selected based on a weighted average cost of capital calculation which factored in research analysts' views on the Company's cost of capital and estimates provided by the capital-asset pricing model methodology. Morgan Stanley then calculated the Company's implied equity value by subtracting the value of the Company's net debt (approximately $5.1 billion as of December 31, 2006) and adding the value of the Company's unconsolidated assets ($2.2 billion). Based on the foregoing projections and assumptions, the discounted cash flow analysis yielded an implied valuation range of $28.25 to $33.96 per share utilizing the Management Plan, $28.75 to $34.45 per share utilizing the Research Case, $17.91 to $21.98 utilizing Downside Case A and $14.21 to $17.70 per share utilizing Downside Case B.

        Recapitalization Alternative.    In conjunction with the foregoing valuation analyses, Morgan Stanley also evaluated a recapitalization scenario in which the Company would spin off its broadcasting segment to the Company's stockholders in the form of a newly created public company, or SpinCo, divest certain assets and use a leveraged debt capital structure to effect a return of capital to investors through a special cash dividend of $17.50.

        In connection with its evaluation of a recapitalization, Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future price of a company's common equity as a function of the company's future EBITDA and future EBITDA multiples. The resulting value is subsequently discounted to arrive at a present value for the Company's stock price. Morgan Stanley assumed a $17.50 per share return of capital to holders of Company Common Stock, implying pro-forma leverage of 6.8x consolidated adjusted LTM EBITDA. Morgan Stanley then calculated the post-recapitalization per share value of Company Common Stock and the common stock of SpinCo utilizing the four operational cases described above: (i) the Management Plan, (ii) the Research Case, (iii) Downside Case A and (iv) Downside Case B. In each case, Morgan Stanley calculated the future stock price of both the Company and SpinCo at December 31, 2009 assuming a 2009 year-end forward EBITDA multiple of 7.5x to 8.0x for the Company and 9.0x to 11.0x for SpinCo. Morgan Stanley then discounted these future stock prices to present value at a cost of equity of 11.0%. The cost of equity was estimated by Morgan Stanley using the capital-asset pricing model methodology. For each scenario, Morgan Stanley calculated the "Package Value" of the recapitalization alternative by adding the present value of the equity values of the Company and SpinCo post-recapitalization to the total amount of capital returned to holders of Company Common Stock pursuant to the special cash dividend.

        Based on the foregoing projections and assumptions, the discounted equity value analysis relating to a recapitalization implied the following Package Value ranges:

	Implied Package Value Range; 7.5x Publishing Multiple	Implied Package Value Range; 8.0x Publishing Multiple
Management Plan	$31.77-$34.55	$33.13-$35.90
Research Case	$31.37-$34.13	$32.68-$35.44
Downside Case A	$24.04-$26.24	$25.08-$27.28
Downside Case B	$21.18-$23.31	$22.07-$24.20

        In addition, Morgan Stanley reviewed the Package Values, assuming a 2009 year-end forward EBITDA multiple for the Company of 7.5x and for SpinCo of 9.0x, and compared such values with the base Merger Consideration and the present value of Merger Consideration received under Perspectives 1 and 2.

	Package Value	Base Merger Consideration ($34.00); Implied Premium	Present Value of Merger Consideration in Perspective 1 ($33.23); Implied Premium	Present Value of Merger Consideration in Perspective 2 ($32.80); Implied Premium
Management Plan	$31.77	7.0%	4.6%	3.2%
Research Case	$31.37	8.4%	5.9%	4.6%
Downside Case A	$24.04	41.4%	38.2%	36.4%
Downside Case B	$21.18	60.5%	56.9%	54.9%

        Other Factors:    In rendering its opinion, Morgan Stanley also reviewed and considered other factors, including:

  •
  publicly available research analysts' estimates of the market value of the Company to a financial buyer that would effect a leveraged buyout of the Company. The research analysts' estimates ranged from $25 to $35, with a median of $34; and

  •
  the mean and median premiums paid in public-to-private transactions with an aggregate value greater than $5 billion since 2004.

        Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them as a whole, would create an incomplete view of the process underlying Morgan Stanley's analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Company Common Stock or the value of the successor company.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, and economic conditions and other matters, many of which are beyond the control of Morgan Stanley or the Company. Any estimates contained in the analyses of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by unaffiliated holders of Company Common Stock pursuant to the Merger Agreement and in connection with the delivery of its opinion to the Special Committee and the Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Company Common Stock might actually trade.

        The Merger Consideration was determined through arm's-length negotiations between the Company, the ESOP and the Zell Entity, was recommended by the Special Committee and was approved by the Board. Morgan Stanley provided advice to the Special Committee during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to the Special Committee or that any specific merger consideration constituted the only appropriate merger consideration for the Merger.

        The opinion of Morgan Stanley was one of the many factors taken into consideration by the Special Committee in making its determination to recommend the Merger Agreement and by the Board in making its determination to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Special Committee or the Board with respect to the Merger Consideration or of whether the Special Committee would have been willing to recommend, or the Board would have been willing to agree to, different merger consideration. The foregoing summary does not purport to be a complete description of all of the analyses performed by Morgan Stanley.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in debt or equity securities or senior loans of the Company or any other company or any currency or commodity that may be involved in the Merger.

        Pursuant to an engagement letter, the Company has agreed to pay Morgan Stanley customary fees. A $2.5 million fee was payable at the beginning of the assignment, a $7.5 million fee became payable upon delivery of its opinion, and the Special Committee has also agreed pursuant to the engagement letter to discuss with Morgan Stanley the payment of an additional discretionary fee payable at the sole discretion of the Special Committee. The Company has also agreed to reimburse Morgan Stanley for reasonable expenses incurred in performing its services. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for the Company and affiliates of the Zell Entity and have received fees for the rendering of these services. In addition, Morgan Stanley and its affiliates, directors or officers, including individuals working with the Company in connection with the Merger, may have committed or may commit in the future to invest in investment funds managed by affiliates of the Zell Entity. Morgan Stanley may also seek to provide the Company, the ESOP, the Zell Entity or their affiliates services in the future and may receive fees in connection with such services. Morgan Stanley did not participate in the financing of the Leveraged ESOP Transactions or any of the alternative transactions considered by the Special Committee.

Opinion of the Company's Financial Advisor

        The Board retained Merrill Lynch to act as its financial advisor in connection with the proposed Merger and to render an opinion as to whether the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger was fair, from a financial point of view, to the holders of shares of Company Common Stock, other than the ESOP and its affiliates and Zell and his affiliates.

        On April 1, 2007, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in writing, to the Board to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration of $34.00 per share in cash plus an annualized 8% "ticking" fee from January 1, 2008, up to and including the closing date of the Merger to be received by the holders of shares of Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of shares of Company Common Stock, other than the ESOP and its affiliates and Zell and his affiliates.

        The full text of the written opinion of Merrill Lynch, dated as of April 1, 2007, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Annex II and filed as Exhibit (c)(2) to the Schedule TO. The summary of Merrill Lynch's opinion below is qualified by reference to the full text of the opinion, and you are encouraged to read Merrill Lynch's opinion in its entirety. Merrill Lynch's opinion was intended for the use and benefit of the Board, does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any holder of shares of Company Common Stock as to how such holder should vote on the Merger or any related matter.

        Merrill Lynch was not asked to address, nor does its opinion address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Company Common Stock who receive the Merger Consideration (other than the ESOP and its affiliates and Zell and his affiliates).

        In arriving at its opinion, Merrill Lynch:

  •
  reviewed certain publicly available business and financial information relating to the Company that Merrill Lynch deemed to be relevant;

  •
  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by the Company;

  •
  conducted discussions with members of senior management and representatives of the Company concerning the matters described in the first two bullet points above;

  •
  reviewed the market prices and valuation multiples for shares of Company Common Stock prior to the Merger and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  •
  reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  •
  compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

  •
  participated in certain discussions and negotiations among representatives of the Company, the ESOP and Zell, and their financial and legal advisors;

  •
  reviewed a draft, dated as of April 1, 2007, of the Merger Agreement (it being understood that such draft was, in all material respects, in the form to be executed); and

  •
  reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by the Company, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. Merrill Lynch also assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by it.

        Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch did not express an opinion on any aspects of any agreements to consummate the Merger or any other document referred to in the Merger Agreement to be entered into in connection with the transaction.

        The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to the Board in connection with its opinion. The following summary, however, does not purport to be a complete description of its presentations or the financial analyses performed by Merrill Lynch, nor does the order of the analyses described represent relative importance or weight given to those analyses by Merrill Lynch. The Company provided Merrill Lynch, and Merrill Lynch relied on as the basis for its analysis, a "Management Plan" and a "Sensitivity Plan." The Sensitivity Plan assumed a 2.0% decline in publishing revenues and declines in operating cash flow, and assumed no growth in broadcasting and entertainment operating cash flow.

        Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 26, 2007, and is not necessarily indicative of current market conditions.

Review of 52-Week High and Low Market Prices for the Company Common Stock

        Merrill Lynch observed the publicly available historical closing prices for shares of Company Common Stock, as reported by FactSet, and noted that over the 52-week period ended March 26, 2007, the low price was $27.09 per share and the high price was $34.28 per share.

Comparable Public Companies Analysis

        Using publicly available information, Merrill Lynch reviewed and analyzed certain financial information, ratios and public market multiples, where applicable, for the following publicly traded companies in the newspaper publishing and television broadcasting industries:

  Public Companies Reviewed

  Newspaper Publishing

  •
  Gannett Co., Inc.

  •
  Journal Communications, Inc.

  •
  Journal Register Company

  •
  Lee Enterprises, Incorporated

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  The McClatchy Company

  •
  Media General, Inc.

  •
  The New York Times Company

  Television Broadcasting

  •
  Belo Corp.

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  Gray Television, Inc.

  •
  Hearst-Argyle Television, Inc.

  •
  LIN TV Corp.

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  Nexstar Broadcasting Group, Inc.

  •
  Sinclair Broadcast Group, Inc.

        As calculated based on a multiple of enterprise value to estimated 2007 EBITDA (earnings before interest, taxes, depreciation and amortization), the reference trading range for the Newspaper Publishing comparables in the aggregate was a minimum 2007 enterprise value to EBITDA multiple of 7.1x to a maximum of 9.4x, with a mean of 8.4x. As calculated based on a multiple of enterprise value to estimated 2007 EBITDA, the reference trading range for the Television Broadcasting comparables in the aggregate was a minimum 2007 enterprise value to EBITDA multiple of 8.6x to a maximum of 13.7x, with a mean of 11.8x. The multiples and ratios for the Company and each of the selected companies were calculated using their respective closing prices on March 26, 2007 and were based on the most recent publicly available information, Wall Street research and consensus estimates.

        Based on the analysis of the relevant metrics for the Company under the Management Plan, Merrill Lynch selected a reference range of EBITDA multiples of 7.25x to 8.75x for the Company's publishing segment, and EBITDA multiples of 8.5x to 10.0x for the broadcasting and entertainment segment. These ranges of multiples were applied to the 2007 estimated EBITDA for the Company's publishing segment and the 2007 estimated EBITDA for the Company's broadcasting and entertainment segment (excluding cash flows from the Chicago Cubs baseball team) contained in the Management Plan. Merrill Lynch then calculated the Company's implied equity value by subtracting the value of the Company's net debt (approximately $5.1 billion as of December 31, 2006) and adding the value of the Company's unconsolidated assets (on an after-tax basis for Comcast SportsNet Chicago) and the after-tax value of the Chicago Cubs baseball team. Based upon and subject to the foregoing, Merrill Lynch calculated an implied valuation range for Company Common Stock of $27.25 to $35.00 per share.

        Although none of the selected companies is directly comparable to the Company, the companies included were selected by Merrill Lynch because they are publicly traded companies with operations that for purposes of analysis Merrill Lynch considered similar to certain operations of the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public share prices of the comparable companies, as well as the price of shares of Company Common Stock.

Discounted Cash Flow Analysis

        Merrill Lynch performed a discounted cash flow ("DCF") analysis on the Company, based on projections provided by the Company's management.

        The DCF analysis was performed in order to evaluate the fully diluted equity value per share of Company Common Stock. Merrill Lynch calculated illustrative implied equity value per share by calculating (a) the sum of (i) (A) the illustrative present value indications of unlevered free cash flows for the Company for the years 2007 through 2011 using discount rates ranging from 8% to 9%, based on the estimated cost of capital of the Company, which included consideration of historical rates of return for publicly traded common stocks, risks inherent in the industry and specific risks associated with the continuing operations of the Company on a standalone basis, and (B) the present value of the illustrative terminal value using estimated 2011 EBITDA based on terminal EBITDA multiples ranging from 7.25x to 8.25x, and using discount rates ranging from 8% to 9%, and (C) the value of the Company's unconsolidated assets (on an after-tax basis for Comcast SportsNet Chicago) and the after-tax value of the Chicago Cubs baseball team less (ii) the Company's net debt of $5.1 billion as of December 31, 2006, divided by (b) total outstanding diluted shares of Company Common Stock.

        The DCF analysis yielded an implied equity value per diluted share ranging from $26.50 to $33.00 based on the Management Plan and an implied equity value per diluted share of $17.50 to $22.75 based on the Sensitivity Case.

After-Tax Sum-of-the-Parts Analysis

        Merrill Lynch performed an illustrative after-tax sum-of-the-parts analysis on the Company using certain financial forecasts for the Company provided by the management of the Company. In the illustrative after-tax sum-of-the-parts analysis, Merrill Lynch calculated illustrative per share value indications for the Company on an after-tax basis assuming the sale of Company's broadcasting and entertainment segment followed by a sale of the publishing segment.

        In the illustrative after-tax sum-of-the-parts analysis, Merrill Lynch calculated illustrative implied equity value per share by calculating: (a) (i) the sum of (A) the illustrative after-tax present value indications of unlevered free cash flows for broadcasting and entertainment for the years 2007 through 2011 using discount rates ranging from 8% to 9%, based on the estimated cost of capital of the Company, which included consideration of historical rates of return for publicly traded common stocks, risks inherent in the industry and specific risks associated with the continuing operations of the Company on a standalone basis, and (B) the after-tax present value of the illustrative terminal value using estimated 2011 broadcasting EBITDA based on terminal EBITDA multiples ranging from 8.0x to 9.0x, and using discount rates ranging from 8% to 9%, and (C) the illustrative present value indications of unlevered free cash flows for the publishing segment for the years 2007 through 2011 using discount rates ranging from 8% to 9%, and (D) the present value of the illustrative terminal value using estimated 2011 publishing EBITDA based on terminal EBITDA multiples ranging from 7.0x to 8.0x, and using discount rates ranging from 8% to 9%, and (E) the value of the Company's unconsolidated assets (on an after-tax basis for Comcast SportsNet Chicago and the TV Food Network) and the after-tax value of WGN-AM

Radio and the Chicago Cubs baseball team less (ii) the Company's net debt of $5.1 billion as of December 31, 2006, divided by (b) total diluted shares outstanding of Company Common Stock.

        This analysis resulted in a range of illustrative values per share of Company Common Stock of $26.00 to $31.00.

        The summary set forth above describes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the process underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's and Merrill Lynch's control, and involve the application of complex methodologies and educated judgments. In addition, no company utilized as a comparison in the analyses described above is identical to the Company.

        Merrill Lynch is acting as financial advisor to the Company in connection with the Merger, and will assist the Company in arranging a portion of the financing for the Merger. Total advisory and financing fees payable to Merrill Lynch (before syndication costs, capital allocation costs and financing credits) aggregate approximately $70 million, of which approximately $37 million are contingent on the Merger closing and approximately $33 million relate to financing the Tender Offer. In addition, the Company has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Merrill Lynch is a participant in the Company's credit facilities which will be refinanced in connection with the transaction and anticipates that it will be a participant in such refinancing. Merrill Lynch has, in the past, provided financial advisory and financing services to the Company and/or its affiliates and Zell and/or its affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of business, Merrill Lynch may actively trade shares of Company Common Stock and other securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Position of the ESOP as to Fairness

        The rules of the SEC require the ESOP to express its belief as to the fairness of the proposed Leveraged ESOP Transactions, including the Tender Offer and the Merger, to the Company's stockholders who are not affiliated with the ESOP. The view of the ESOP as to the fairness of the proposed Leveraged ESOP Transactions, including the Tender Offer and the Merger, should not be construed as a recommendation to any stockholder as to whether to tender shares in the Tender Offer or how such stockholder should vote on the proposal to approve and adopt the Merger Agreement.

        The Trustee for the ESOP negotiated the terms of a transaction that would be most favorable to the ESOP Trust, and not to stockholders of the Company and, accordingly, it did not negotiate the Merger Agreement with the goal of obtaining terms that were fair to the Company's unaffiliated stockholders. The ESOP did not participate in the deliberations of the Board or the Special Committee regarding, or receive advice from the Company's or the Special Committee's legal or financial advisors as to, the substantive and procedural fairness of the proposed Leveraged ESOP Transactions, including the Tender Offer and the Merger, nor did the ESOP undertake any independent evaluation of the fairness of the proposed Leveraged ESOP Transactions, including the Tender Offer and the Merger, to the Company's unaffiliated stockholders, or engage a financial advisor for such purposes. The ESOP believes, however, that the proposed Leveraged ESOP Transactions, including the Tender Offer and the Merger, are fair to the Company's unaffiliated stockholders based on the following factors:

  •
  the consideration offered in the Tender Offer and the Merger of $34.00 per share represents a premium of approximately 5.9% to the closing price of Company Common Stock on March 30, 2007, the last trading day before the proposal was made public, and approximately 12.5% to the average closing price of Company Common Stock for the 30 calendar day period ending on March 30, 2007;

  •
  the $34.00 per share consideration offered in the Tender Offer and the Merger and other terms and conditions of the Merger Agreement resulted from extensive arm's-length negotiations among the Special Committee and its advisors, the ESOP and its advisors, and the Zell Entity and its advisors;

  •
  the Merger is conditioned upon the approval of the holders of a majority of the outstanding shares; the ESOP assumes that the Company's stockholders are capable of evaluating the fairness of the Tender Offer and further assumes that an informed decision by holders of a majority of outstanding shares provides meaningful procedural protections for the Company's stockholders;

  •
  the Special Committee consists solely of directors who are not officers or significant stockholders of the Company, or affiliated with the ESOP or its affiliates, or the Zell Entity or its affiliates;

  •
  the Special Committee determined that the Merger Agreement and the Tender Offer and the Merger are fair to the unaffiliated stockholders of the Company and in the best interests of such stockholders;

  •
  the Board determined, based on the recommendation of the Special Committee, that the Merger Agreement and the Tender Offer and the Merger are fair to the unaffiliated stockholders of the Company and in the best interests of such stockholders;

  •
  the Tender Offer and the Merger will provide consideration to the stockholders entirely in cash, which provides certainty of value;

  •
  the Special Committee and the Board received the advice of financial and legal advisors, each of which has extensive experience in going-private transactions; the Special Committee retained and received financial advice from Morgan Stanley, and the Board retained and received financial advice from Citi and Merrill Lynch, which included receipt of the fairness opinions referred to above under "Special Factors—Opinion of the Special Committee's Financial Advisor" and "Special Factors—Opinion of the Company's Financial Advisor;" the Company and the Board retained and received legal advice from Wachtell, Lipton, Rosen & Katz, Sidley Austin LLP and, for ESOP matters, McDermott Will & Emery; and the Special Committee retained and received legal advice from Skadden, Arps, Slate, Meagher & Flom LLP;

  •
  the fact that the ESOP did not participate in the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

  •
  the fact that appraisal rights under Delaware law are available to holders of shares of Company Common Stock who do not vote in favor of the Merger and comply with all of the required procedures under Delaware law, which provides stockholders who dispute the fairness of the Merger consideration with an opportunity to have a court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement; and

  •
  the fact that the Merger Agreement allows the Board or the Special Committee to withdraw or change its recommendation of the Merger Agreement, and to terminate the Merger Agreement and to accept a Superior Proposal (as described below under "Special Factors—The Merger

    Agreement"), subject to a payment by the Company to the Zell Entity of a $25 million termination fee.

        The foregoing discussion of the information and factors known by the ESOP in connection with the fairness of the Tender Offer and the Merger is not intended to be exhaustive and the ESOP assigned no relative weights to the individual factors.

Certain Effects of the Transactions

        Certain Effects of the Tender Offer.    Stockholders who do not tender their shares pursuant to the Tender Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company until the Effective Time of the Merger. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the purchase price. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

        The Tender Offer will reduce our "public float" (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) and is likely to reduce the number of our stockholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for Company Common Stock following completion of the Tender Offer. In addition, under the Merger Agreement, we are not permitted to pay dividends on the shares pending completion of the Merger.

        The Merger Agreement also provides that the Company may terminate the Merger Agreement to accept a superior proposal, subject to the payment of a $25 million termination fee to the Zell Entity. If the Company were to accept a superior proposal following the consummation of the Tender Offer, any increased consideration available in connection with such a transaction would only be payable on shares of Company Common Stock acquired in such transaction, and shares tendered and purchased in the Tender Offer would not receive any such increased consideration.

        Following the announcement of the Leveraged ESOP Transactions, including the Company's intention to conduct the Tender Offer, Moody's Investors Service downgraded the Company's corporate family credit rating to "Ba3" from "Ba1." This rating remains on review for downgrade. Moody's also stated that, upon consummation of the Merger in accordance with the terms thereof as described in this Offer to Purchase, it will likely downgrade the Company's corporate family credit rating to "B2" with a stable outlook. In addition, Standard & Poor's Ratings Services issued a research update stating that, pending the consummation of the Leveraged ESOP Transactions, the Company's corporate credit rating would remain "BB-" on CreditWatch with negative implications. Following the consummation of the Merger, Standard & Poor's has indicated that it will lower the Company's corporate credit rating to "B" with a stable outlook. For more information regarding the actions taken with respect to the Company's credit ratings, and the ratings actions taken with respect to the contemplated financings described in this Offer to Purchase and the Company's existing indebtedness, you should review the reports issued by Moody's Investors Service, Standard & Poor's Ratings Service and other relevant rating agencies.

        Certain Effects of the Merger.    If the conditions to the Merger are met and the Merger closes, the Company will become wholly owned by the ESOP, and all remaining shares, other than shares held by the ESOP and shares held by stockholders who validly exercise any dissenters' rights that may be available under Delaware law, will be converted into the right to receive $34.00 per share in cash. If the Merger does not close by January 1, 2008, stockholders will receive an additional 8% annualized "ticking fee," calculated from January 1, 2008 through the date of closing of the Merger.

        As a result of the Merger, the Company will become wholly owned by the ESOP, which will result in the Company being delisted from the NYSE and will permit the Company to deregister the shares under the Exchange Act. The Company has debt securities that are registered under the Securities Act of 1933, certain of which are listed on the NYSE and, so long as those securities remain outstanding, the Company will continue to have reporting obligations under the Exchange Act.

        Following the consummation of the Merger, the Zell Entity will purchase from the Company, for an aggregate of $315 million, a $225 million subordinated promissory note and the Warrant. The Warrant will entitle the Zell Entity to purchase 43,478,261 shares of Company Common Stock (subject to adjustment), which will represent approximately 40% of the economic equity interest in the Company following the Merger (on a fully diluted basis, including after giving effect to share equivalents under a management equity incentive plan). The Warrant will have an initial aggregate exercise price of $500 million, increasing by $10 million per year for the first ten years of the Warrant, for a maximum aggregate exercise price of $600 million (subject to adjustment).

Interest of Directors and Executive Officers

        Certain members of the Board and the Company's management have interests in the Leveraged ESOP Transactions that are different from, or in addition to, the interests of the Company's unaffiliated stockholders. The Board was aware of such interests and considered them, among other matters, when determining to approve the Leveraged ESOP Transactions. These interests are described below.

  Compensation Awards

        In connection with the Board's review of strategic alternatives for the Company beginning in September 2006, the Compensation Committee of the Board authorized the creation of a transaction bonus pool to motivate management to seek a transaction that would provide the maximum return to the Company's stockholders despite the risks such transaction would pose to management's continued employment. In connection with the approval of the Leveraged ESOP Transactions, on April 1, 2007, the Board approved certain cash compensation awards and a share equivalent plan for members of management and other key employees of the Company conditioned upon the consummation of the Merger. The Company's principal executive officer, Dennis J. FitzSimons, and the Company's principal financial officer, Donald C. Grenesko, along with Scott C. Smith, President, Tribune Publishing Company, Luis E. Lewin, Senior Vice President Human Resources, and John E. Reardon, President, Tribune Broadcasting Company (who are the three most highly compensated executive officers other than Messrs. FitzSimons and Grenesko), will participate in certain of the awards as more fully described below.

  Cash Transaction Bonus Pool

        On April 1, 2007, the Board approved a cash transaction bonus pool in an aggregate amount of $6,500,000 for 32 individuals. Subsequently, management increased the number of recipients to 39 and currently expects to pay bonuses totaling $5,150,000. This cash bonus pool will be used in lieu of approximately 285,000 restricted stock units that were authorized for issuance. Payment of these cash bonuses is conditioned upon the consummation of the Merger and will be payable to a select group of management and other key employees who are playing a critical role in overseeing the completion of the Leveraged ESOP Transactions (not including the Company's Chairman, President and Chief Executive Officer, Mr. FitzSimons, and the President of Tribune Publishing Company, Mr. Smith, who each voluntarily elected not to participate in this cash bonus pool). It is currently contemplated that the named executive officers in the Company's annual proxy statement ("NEOs"), other than

Messrs. FitzSimons and Smith, will be allocated amounts from this cash bonus pool as follows: Donald C. Grenesko: $400,000; John E. Reardon: $200,000; and Luis E. Lewin: $50,000.

  Proposed Tribune Management Equity Incentive Plan

        The Merger Agreement contemplates the establishment of a new Tribune Company Management Equity Incentive Plan (the "Plan") to be effective following the consummation of the Merger. The Plan will be administered by the Compensation and Organization Committee of the Board (the "Plan Committee") and the Plan Committee will select who will receive awards and the terms of the awards. The Plan contemplates two tranches of share equivalent awards to be granted to certain members of management and other key employees. The first tranche of awards ("Tranche One Awards") will include share equivalents with an economic value equal to 5% of the outstanding Company Common Stock (calculated after giving effect to the Warrant and subject to typical anti-dilution adjustments) and will be awarded to eligible members of Company management (including the NEOs) and other key employees. A portion of the Tranche One Awards will be granted upon the consummation of the Merger, and the remaining portion will be granted in future years. Tranche One Awards will vest ratably over a three-year period beginning on the date of grant unless the Plan Committee determines that another vesting schedule is preferable and, subject to a redeferral election by individual plan participants, will be payable in cash on the fifth anniversary of the grant date.

        Following the grant of Tranche One Awards, the Plan contemplates that the unvested portion of any Tranche One Awards will become fully vested upon a change in control of the Company or termination of employment due to death, disability or retirement from the Company. Upon a change in control of the Company or a Plan participant's termination of employment due to death or disability, the entire Tranche One Award will be payable as soon as practicable following such event. Upon a Plan participant's termination of employment for any other reason, the participant will be entitled to retain the then vested portion of any Tranche One Award, with payment to be made on the fifth anniversary of the grant date. The unvested portion of any Tranche One Award upon such termination will be cancelled.

        The second tranche of awards ("Tranche Two Awards") will include share equivalents with an economic value equal to 3% of the outstanding Company Common Stock (calculated after giving effect to the Warrant and subject to typical anti-dilution adjustments) to be awarded upon consummation of the Merger to a select group of management and other key employees. The Plan contemplates that 50% of Tranche Two Awards will be fully vested upon grant and the remaining fifty percent of Tranche Two Awards will vest on the one year anniversary of the grant date. The Plan also contemplates that the unvested portion of any Tranche Two Awards will become fully vested upon a change in control of the Company, involuntary termination of employment or termination of employment due to death, disability or retirement from the Company. Upon a change in control of the Company or a Plan participant's involuntary termination of employment or termination of employment due to death or disability, the entire Tranche Two Award will be payable in cash as soon as practicable following such event. In all other instances and subject to a redeferral election by individual plan participants, one-third of the Tranche Two Awards will be payable in cash on each of the fourth, sixth and eighth anniversaries of the grant date. Tranche Two Awards will be accompanied by a gross-up for the payment of excise taxes, if any, by the participants receiving Tranche Two awards.

  Transitional Compensation Plan

        Each of the Company's NEOs is eligible for benefits under a Transitional Compensation Plan, which provides for payments and other benefits if the NEO is terminated under circumstances specified in the Transitional Compensation Plan within three years following a change in control of the Company. Consummation of the Merger would constitute a change in control of the Company.

        Under the Transitional Compensation Plan, each NEO would be eligible for benefits upon termination of employment within 36 months following completion of the Merger. A participant would be eligible for benefits for termination prior to the Merger if the termination was at the request of any third party participating in or causing the Merger or otherwise in anticipation of the Merger. Transitional Compensation Plan benefits will only be available if the participant's termination of employment was not:

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  on account of his death;

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  on account of a physical or mental condition that would entitle him to long-term disability benefits under the Tribune Company Long-Term Disability Plan;

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  for conduct involving dishonesty or willful misconduct which, in either case, is detrimental in a significant way to the Company's business; or

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  on account of the employee's voluntary resignation.

        For purposes of the NEOs covered under the Transitional Compensation Plan, a resignation would not be considered to be "voluntary": (a) if the resignation by Mr. FitzSimons or Mr. Grenesko occurs during the 30-day period immediately following the first anniversary of the completion of the Merger; or (b) if the resignation occurs after a successor refuses to assume and agree to perform Tribune's obligations under the Transitional Compensation Plan; or (c) if, subsequent to the completion of the Merger and prior to such resignation, there has been a reduction in the nature or scope of the participant's authority or duties, a reduction in the participant's compensation or benefits, or a change in the city in which he is required to perform his duties.

        Upon a termination under the circumstances outlined above, NEOs would be entitled to a lump sum payment equal to three times the sum of (1) the highest annual rate of the executive's base salary in effect within three years of the date of the participant's termination, plus (2) 200% of the participant's target bonus payable for the year in which the change in control occurs. The Transitional Compensation Plan would also provide outplacement benefits in an amount up to 25% of a participant's base salary and continuation of medical, life insurance and disability benefits for up to three years. In addition, the Transitional Compensation Plan provides that each NEO is entitled to a "gross-up" payment to make the executive whole for any federal excise tax imposed on change in control or severance payments or benefits received by the NEO.

        Assuming the Merger is completed on December 31, 2007 and that thereafter each NEO experiences a qualifying termination for purposes of the Transitional Compensation Plan on that date, the estimated cost of the cash and in kind severance benefits with respect to the NEOs would be as follows: Mr. FitzSimons, $10,627,087; Mr. Grenesko, $4,576,447; Mr. Smith, $4,794,460; Mr. Lewin, $2,532,550; and Mr. Reardon, $3,872,893. The estimated aggregate cost of the cash and in kind severance benefits that would be payable to all other executive officers based upon the foregoing scenario would be $9,785,994.

        In addition, as described above, participants in the Transitional Compensation Plan are entitled to certain tax gross-up payments. Assuming the Merger is completed on December 31, 2007 and that thereafter each NEO experiences a qualifying termination for purposes of the Transitional Compensation Plan on that date, the estimated tax gross-up payments to the NEOs would be as follows: Mr. FitzSimons, $3,837,619, Mr. Grenesko, $1,793,016, Mr. Smith, $1,609,862, Mr. Lewin, $955,791 and Mr. Reardon, $1,767,063. The estimated tax gross-up payments that would be payable to all other executive officers based upon the foregoing scenario would be $3,725,596.

  Stock Options, Restricted Stock and Other Equity-Based Awards

        As of the effective time of the Merger:

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  Each outstanding Company stock option that remains outstanding immediately prior to the Effective Time, whether vested or unvested, will become fully vested and the holder of the stock option will receive a cash payment, less applicable withholding taxes, equal to the product of (1) the number of shares subject to the option as of the Effective Time, multiplied by (2) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such option, less applicable tax withholding.

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  Each share of restricted Company Common Stock will vest in full and be converted into the right to receive the Merger Consideration, less any applicable withholding taxes.

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  Each other right of any kind to receive Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock will vest and become free of any forfeiture or holding restrictions or performance, or other conditions, and will entitle the holder thereof to receive an amount in cash based on the Merger Consideration.

We estimate the amounts that will be payable to each NEO in settlement of stock options, restricted stock and other equity-based awards as follows: Mr. FitzSimons, $6,869,559; Mr. Grenesko, $2,699,026; Mr. Smith, $2,665,784; Mr. Lewin, $1,300,699; and Mr. Reardon, $2,005,265. We estimate the aggregate amount that will be payable to all directors and executive officers in settlement of stock options, restricted stock and other equity-based awards to be $7,750,595.

  Indemnification of Directors and Officers; Directors' and Officers' Insurance

        In addition, as described below under "Special Factors—The Merger Agreement—Indemnification and Insurance," the Merger Agreement provides that, for a period of six years after completion of the Merger, the Company will maintain in effect director, officer and employee exculpation, indemnification and advancement of expenses provisions no less favorable than those of the Company's and any of its subsidiaries' certificates of incorporation and by-laws as in effect immediately prior to the Merger or in any indemnification agreements of the Company or its subsidiaries with any of their directors, officers or employees as in effect immediately prior to the Merger. The Merger Agreement also provides that the Company will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of the Company or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after completion of the Merger. Following the Merger, the Company will maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, subject to a maximum annual insurance premium of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of such coverage. At the Company's option, after consultation with the ESOP, the Company may purchase, prior to the Effective Time, a six-year prepaid "tail" policy (at an aggregate cost not exceeding the maximum premium multiplied by six) on terms and conditions providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance.

United States Federal Income Tax Consequences

        The United States federal income tax consequences of the Tender Offer are described below in "The Tender Offer—United States Federal Income Tax Consequences." If the Merger is consummated,

sales of shares into cash pursuant to the Merger will be taxable transactions for United States federal income tax purposes. A U.S. Holder will be treated as recognizing gain or loss from the disposition of the shares based on the difference between such U.S. Holder's amount realized and such U.S. Holder's tax basis. Such gain or loss will be capital gain or loss and will be long term if the shares are held for at least one year at the time of the Merger.

The Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference and a copy of which is filed as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained in the manner set forth in "The Tender Offer—Information About Tribune Company—Where You Can Find More Information."

        The description of the Merger Agreement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the Company, the ESOP and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract among the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract.

        Effective Time; Structure.    At the "Effective Time" of the Merger, Merger Sub will merge with and into the Company with the Company surviving the Merger (the "Surviving Corporation") and becoming a wholly owned subsidiary of the ESOP. The Effective Time will occur at the time that the Company files a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the Merger (or such later time as Merger Sub and the Company may agree and as provided in the certificate of merger). The closing date will occur no later than the third business day after satisfaction or waiver of the conditions to the Merger (other than those conditions that are to be satisfied at the closing) set forth in the Merger Agreement (or such other date as the ESOP and the Company may agree), as described below under "Special Factors—The Merger Agreement—Conditions to the Merger."

        Treatment of Company Common Stock.    In the Merger, each share of Company Common Stock, other than shares owned by the ESOP or Merger Sub immediately prior to the Effective Time or for which appraisal rights have been properly exercised, will be converted into and represent the right to receive $34.00 in cash, plus, if the Merger does not close by January 1, 2008, the Additional Share Consideration (as defined below), if any (the "Merger Consideration"). The "Additional Share Consideration" means the amount per share, if any, equal to (1) $34.00, multiplied by (2) 8%, multiplied by (3) the quotient obtained by dividing the number of days elapsed from January 1, 2008 to and including the Closing Date by 365. All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration will be automatically cancelled and cease to exist, and the holders of certificates which, immediately prior to the Effective Time, represented such shares, will cease to have any rights with respect to such shares other than the right to receive the Merger Consideration.

        Treatment of ESOP and Merger Sub-Owned Shares.    In the Merger, each share of Company Common Stock owned, directly or indirectly, by the ESOP or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time will be cancelled and retired and no consideration will be delivered in exchange for such cancellation and retirement.

        Treatment of Preferred Stock.    As of April 25, 2007, there were approximately 137,643 shares of Series D-1 Preferred Stock of the Company held by the Eagle Entities (as defined below). All of the common equity interests in the Eagle Entities are held by the Company. The Eagle Entities also hold shares of Company Common Stock. The Merger Agreement contemplates that, immediately prior to the Merger, the shares of Series D-1 Preferred Stock and the shares of Company Common Stock held by the Eagle Entities will be exchanged for a new Series E Preferred Stock of the Company, as described below under "Special Factors—The Merger Agreement—Eagle Exchange." Each share of Series E Preferred Stock outstanding at the time of the Merger will remain outstanding following the Merger and will be entitled to appraisal rights. The Eagle Entities do not intend to tender any shares held by them into the Tender Offer.

        Treatment of Merger Sub Common Stock.    All the issued and outstanding shares of common stock of Merger Sub will be converted into, in the aggregate, 56,521,739 shares of common stock of the Surviving Corporation.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by the Company to the ESOP and Merger Sub, and representations and warranties made by the ESOP and Merger Sub to the Company. These representations and warranties are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In particular, the representations that the Company made are qualified by filings that the Company made with the SEC after December 25, 2005 and prior to the date of the Merger Agreement (other than risk factor and similar cautionary disclosure contained in such filings), as well as by a confidential disclosure schedule that the Company delivered to the ESOP and Merger Sub concurrently with the signing of the Merger Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information. The Company's material representations and warranties relate to:

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  the Company's, its subsidiaries' and certain joint ventures' proper organization, good standing and qualification to do business;

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  the Company's capitalization, including the number of outstanding shares of Company Common Stock and preferred stock, stock options and other equity-based interests;

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  the Company's corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

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  the absence of violations of or conflicts with the Company's and its subsidiaries' and certain joint ventures' governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement;

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  the timeliness and compliance with SEC requirements of the Company's SEC filings since December 25, 2005, including the accuracy and compliance with GAAP and SEC requirements of the financial statements contained therein;

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  the adequacy of the Company's disclosure controls and procedures and internal controls over financial reporting;

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  the absence of undisclosed liabilities;

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  permits and compliance with applicable legal requirements, including licenses issued by the FCC;

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  environmental matters;

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  matters relating to employee benefit plans;

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  the absence of certain changes since December 31, 2006 and the absence of certain changes since the date of the Merger Agreement;

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  legal proceedings and investigations;

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  accuracy and compliance with applicable securities law of filings made by the Company with the SEC in connection with the Merger Agreement;

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  amendment of the Rights Agreement;

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  tax matters;

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  employment and labor matters affecting the Company or its subsidiaries;

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  intellectual property and real property;

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  the receipt by the Board of an opinion from Morgan Stanley and Merrill Lynch as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Company Common Stock (other than certain affiliated entities);

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  the required vote of the Company's stockholders in connection with the required approval of the Merger Agreement and the Merger;

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  material contracts and performance of obligations thereunder;

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  absence of undisclosed brokers' fees;

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  insurance;

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  absence of affiliate transactions;

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  indebtedness; and

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  cable and satellite matters.

        Many of the Company's representations and warranties are qualified by a "Company Material Adverse Effect" standard. For the purposes of the Merger Agreement, "Company Material Adverse Effect" means any facts, circumstances, events or changes that are materially adverse to the business, assets, financial condition, results of operations on an ongoing basis or continuing operations of the Company and its subsidiaries, taken as a whole, or that have a material adverse effect on the ability of the Company to perform its obligations under the Merger Agreement, or to consummate the Merger and the other transactions to be consummated by the Company.

        However, a Company Material Adverse Effect will not include facts, circumstances, events or changes resulting from:

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  changes in general economic or political conditions or the securities, credit or financial markets in general;

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  general changes or developments in the industries in which the Company and its subsidiaries operate, including general changes in law or regulation across such industries;

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  the announcement of the Merger Agreement or the pendency or consummation of the Merger;

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  compliance with the terms of, or the taking of any action required by, the Merger Agreement or consented to by the Zell Entity and the ESOP;

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  any acts of terrorism or war;

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  the identity of the Zell Entity or the ESOP or any of their affiliates as participants in the transactions contemplated by the Merger Agreement or other agreements described in the Merger Agreement; or

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  changes in United Stated generally accepted accounting principals ("GAAP") or the interpretation of GAAP by the Financial Accounting Standards Board, the Accounting Principles Board, the American Institute of Certified Public Accountants and similar organizations.

The exceptions described in the first two bullet points above will apply except to the extent such facts, circumstances, events, changes or developments have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other companies in the industries or in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other companies.

        The parties also agreed that any decline in the stock price of the Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period will not, in and of itself, constitute a Company Material Adverse Effect, but the underlying causes of such decline or failure will be considered to the extent applicable in determining whether there is a Company Material Adverse Effect.

        The Merger Agreement also contains various representations and warranties made by the ESOP and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The material representations and warranties relate to:

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  organization, valid existence and good standing;

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  corporate or other power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

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  enforceability of the Merger Agreement as against the ESOP and Merger Sub;

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  required consents and approvals of governmental entities in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

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  the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement;

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  governmental investigations and litigation;

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  accuracy and compliance with applicable securities law of the information supplied by the ESOP and Merger Sub for inclusion in the filings made with the SEC in connection with the Tender Offer, the Merger and the other transactions contemplated by the Merger Agreement;

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  capitalization of Merger Sub;

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  lack of ownership of Company Common Stock; and

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  absence of undisclosed broker's fees.

        Many of the ESOP and Merger Sub's representations and warranties are qualified by an "ESOP Material Adverse Effect" standard. For the purposes of the Merger Agreement, "ESOP Material Adverse Effect" means an effect that prevents or materially delays or materially impairs the ability of the ESOP or Merger Sub to consummate the Merger and the transactions contemplated by the Merger Agreement.

        The representations and warranties of each of the parties to the Merger Agreement will expire upon the Effective Time.

        Conduct of Business Pending the Merger.    Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, from and after the date of the Merger Agreement and prior to the Effective Time or the date, if any, on which the Merger Agreement is earlier terminated:

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  the Company and its subsidiaries will conduct their business in the ordinary course of business in a manner consistent with past practice; and

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  the Company and its subsidiaries will use their reasonable best efforts to preserve substantially intact the Company's business and to keep available the services of the key present officers, employees and consultants.

        The Company has also agreed that during the same time period, subject to certain exceptions contained in the Merger Agreement and except as otherwise contemplated by the Merger Agreement, the Company will not (unless the ESOP gives its prior written consent):

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  authorize or pay any dividend or distribution on any shares of capital stock or other equity securities (other than dividends and distributions made on a pro rata basis by subsidiaries and except that the Company may continue to pay dividends on its preferred stock);

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  split, combine or reclassify its capital stock or other equity securities, or issue or authorize or propose to issue any other securities in respect of its capital stock or other equity securities, except for any such transaction by a wholly owned subsidiary that remains a wholly owned subsidiary after consummation of such transaction and except as contemplated by the Eagle Exchange;

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  increase the compensation or other benefits provided to the Company's employees, directors, consultants, contractors or service providers except in the ordinary course of business consistent with past practice; pay any pension, service or retirement benefits not required by any existing plan or agreement; enter into or amend any compensation or benefit plan, collective bargaining agreement or welfare benefit plan, other than employment, severance or retention agreements entered into in the ordinary course of business consistent with past practice between the Company (or one of its subsidiaries) and any consultant, independent contractor, service provider or employee who is not an executive officer; or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock-based compensation, or otherwise accelerate any rights or benefits or make determinations that would result in a material increase in liabilities under any Company benefit plan;

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  change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by U.S. generally accepted accounting principles or applicable law;

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  amend any provision of its certificate of incorporation or by-laws or similar applicable charter documents;

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  issue, sell, pledge, dispose of or encumber, or authorize any of the foregoing in respect of shares of capital stock or other ownership interests in the Company or any Subsidiaries, other than certain permitted issuances of shares;

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  except among the Company and its wholly owned subsidiaries or among the Company's wholly owned subsidiaries, purchase, redeem or otherwise acquire any shares of capital stock or other equity securities or any rights, warrants or options to acquire any such equity securities;

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  incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money except for (1) indebtedness incurred to replace any existing indebtedness on certain terms; (2) guarantees by the Company of indebtedness of subsidiaries; (3) indebtedness necessary to effect the exercise of the purchase option for the properties owned by TMCT, LLC and leased to the Company and its subsidiaries; (4) indebtedness in an amount not to exceed $100 million in aggregate principal amount outstanding at one time incurred under the existing credit agreements or as an advance under the revolving credit facility included in the new credit agreements; (5) indebtedness for borrowed money among the Company and its wholly owned subsidiaries or among the Company's wholly owned subsidiaries; (6) indebtedness as required to consummate this Tender Offer; and (7) unsecured indebtedness not to exceed $100 million in aggregate principal amount outstanding at any time;

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  sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber or otherwise dispose of any material portion of its properties or assets, except sales of inventory in the ordinary course and pursuant to existing agreements;

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  modify, amend, terminate or waive any rights under certain material contracts in any material respect in a manner that is adverse to the Company;

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  enter into certain material contracts;

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  make, change or revoke any material tax election; file any amended tax return or settle or compromise any liability for taxes;

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  acquire, including by merger, consolidation or acquisition, any corporation or business organization or any division, or any material amount of assets with a purchase price of $120 million in the aggregate, provided that without the consent of the ESOP, the Company will not acquire or make any investment in any entity that holds any license, authorization or approval issued by the FCC;

  •
  adopt a plan of restructuring, recapitalization or other reorganization;

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  settle any claim, action or proceeding, except those involving only the payment of monetary damages not in excess of $20 million individually and $75 million in the aggregate;

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  make capital expenditures other than in accordance with the Company's budget consistent with past practice and other expenditures necessary in response to emergencies such as natural disasters or acts of terrorism;

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  enter into any agreement, arrangement or understanding between the Company (or any subsidiary) and any affiliate that would be required to be disclosed under Item 404 of Regulation S-K;

  •
  take any action reasonably likely to prevent or cause a material delay in the satisfaction of certain conditions contained in the Merger Agreement or the consummation of the Merger; or

  •
  agree, or permit any of its subsidiaries, to take any of the foregoing actions.

        In addition, the Company has agreed that between the date of the Merger Agreement and the Effective Time, it shall not, and shall not permit any of its subsidiaries or affiliates to, enter into or consummate any agreements or arrangements for an acquisition of any ownership interest attributable to the ESOP or any of its affiliates under the FCC rules in any radio or television broadcast licensee, or the publisher of any English language daily newspaper of general circulation, if ownership of such interest would reasonably be expected to result in any delay in obtaining, or the failure to obtain, an FCC order granting the consents or approvals required under the Communications Act of 1934 (the "FCC Order") or require the FCC to issue additional waivers prior to granting the FCC Order.

        No Solicitation of Transactions.    During the period beginning on the date of the Merger Agreement and continuing until the Effective Time or the earlier termination of the Merger Agreement, the Company has agreed not to, and to cause its representatives not to:

  •
  solicit, initiate, knowingly encourage or facilitate any inquiries with respect to, or the making, submission or announcement of, any Alternative Proposal (as defined below);

  •
  participate in any negotiations regarding an Alternative Proposal, or furnish any non-public information regarding an Alternative Proposal or access to its properties, books, records or personnel in connection with the Alternative Proposal, to any person that has made or is considering making an Alternative Proposal;

  •
  engage in discussions regarding an Alternative Proposal with any person that has made or is considering making an Alternative Proposal;

  •
  approve, endorse or recommend any Alternative Proposal;

  •
  enter into any letter of intent, agreement in principle or any agreement providing for any Alternative Proposal;

  •
  cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person with respect to, or that would reasonably be expected to result in, an Alternative Proposal; or

  •
  exempt any person from state takeover restrictions or similar laws, or otherwise cause such restrictions not to apply.

  In addition, the Company has agreed to, and to cause each of its subsidiaries to, and to direct each of its and its subsidiaries' representatives to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Proposal. However, the Company, the Zell Entity and the ESOP have agreed that the provisions of any standstill agreement entered into between the Company and any third party will not be deemed to prohibit the third party from submitting competing proposals to the Special Committee or the Board.

        "Alternative Proposal" means any bona fide proposal or offer from any person or group of persons, prior to the receipt of Company stockholder approval of the Merger Agreement and the Merger (other than a proposal or offer by the ESOP, Merger Sub or the Zell Entity and other than the Tender Offer), for:

  •
  a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company;

  •
  the direct or indirect acquisition by any person of assets representing 20% or more of the assets, revenues or earnings of the Company and its subsidiaries;

  •
  the direct or indirect acquisition by any person of 20% or more of the outstanding shares; or

  •
  any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the shares.

        The parties have agreed, however, that the Company may take the following actions, at any time from the date of the Merger Agreement and continuing until the earlier of the receipt of Company stockholder approval of the Merger Agreement and the Merger and the termination of the Merger Agreement, in response to a bona fide written and unsolicited Alternative Proposal that constitutes a Superior Proposal (as defined below) or that the Special Committee or the Board determines in good faith could reasonably be expected to result in a Superior Proposal, if the Special Committee or the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such actions would be inconsistent with the directors' exercise of their fiduciary duties:

  •
  furnish non-public information to the third party making the Alternative Proposal (if the Company receives an executed confidentiality agreement having confidentiality provisions substantially similar to the provisions of the confidentiality agreement between the Company and EGI);

  •
  engage in discussions with the third party with respect to the Alternative Proposal; and

  •
  approve, recommend and enter into an agreement with respect to the Alternative Proposal in connection with the termination of the Merger Agreement in accordance with its terms.

The ESOP will be entitled to receive an executed copy of the confidentiality agreement referred to above and the Company will substantially simultaneously provide or make available to the ESOP any written material non-public information that is provided to the third party making the Alternative Proposal that was not previously provided to the ESOP.

        The Company has also agreed that neither the Board nor any committee thereof will:

  •
  withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to the ESOP, the approval or recommendation by the Special Committee or the Board of the Merger

    or the Merger Agreement or other transactions contemplated by the Merger Agreement, including the Tender Offer (the "Recommendation");

  •
  approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Alternative Proposal;

  •
  recommend that stockholders tender their shares in any tender offer or exchange offer (other than the Tender Offer); or

  •
  exempt any person from state takeover or similar restrictions.

        Any of the foregoing actions constitute a "Change of Recommendation" under the Merger Agreement. However, if the Board or the Special Committee determines in good faith, after consultation with outside legal counsel and financial advisors, that failure to effect a Change of Recommendation would be inconsistent with the Board's or the Special Committee's exercise of its fiduciary duties, the Board or the Special Committee may make a Change of Recommendation.

        The Company is required to promptly (within 48 hours) advise the ESOP of any Alternative Proposal or any inquiry that would reasonably be expected to lead to any Alternative Proposal, any request of non-public information relating to the Company or its subsidiaries or any inquiry for discussion or negotiation regarding an Alternative Proposal, including the identity of the person making any Alternative Proposal and the material terms of any such Alternative Proposal or inquiry. The Company must keep the ESOP reasonably informed on a current basis of the status of any Alternative Proposal or inquiry, and must promptly (within 48 hours) notify the ESOP if it determines to begin providing information or engaging in discussions concerning an Alternative Proposal.

        "Superior Proposal" means any Alternative Proposal on terms that the Board or the Special Committee determines in good faith, after consultation with the Company's or the Special Committee's outside legal counsel and financial advisors, and considering such factors as the Board or the Special Committee considers to be appropriate, is more favorable to the Company and its stockholders than the transactions contemplated by the Merger Agreement. For purposes of the definition of "Superior Proposal," the references to "20%" in the definition of Alternative Proposal are deemed to be references to "50%."

        Stockholders Meeting.    The Company must, as promptly as reasonably practicable following the mailing of the proxy statement, call and hold a meeting of the Company's stockholders for the purpose of obtaining the stockholders' approval of the Merger Agreement and the Merger. The Company is required to use all reasonable best efforts to solicit stockholder proxies in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, subject to the other terms of the Merger Agreement. Unless the Merger Agreement has been terminated prior to the Company's meeting of stockholders, the Company is required to submit the Merger Agreement to a vote of stockholders even if the Board or the Special Committee has approved, endorsed or recommended an Alternative Proposal or has made a Change of Recommendation.

        Stock Options and Other Stock-Based Awards; Employee Benefits.    Under the terms of the Merger Agreement, at the Effective Time, each outstanding Company stock option that remains outstanding immediately prior to the Effective Time, whether vested or unvested, will become fully vested and the holder of the stock option will receive a cash payment equal to the product of (1) the number of shares subject to the option as of the Effective Time, multiplied by (2) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such option, less applicable tax withholding.

        Under the terms of the Merger Agreement, at the Effective Time, each right of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by the value of shares of Company Common Stock granted under Company stock or benefit plans, other than restricted shares, whether vested or unvested, that is outstanding immediately prior to the Effective Time will become fully vested and cease to represent a right or award with respect to shares of Company Common Stock and the holder of such right will receive a cash payment, less applicable withholding taxes, of the Merger Consideration for each share underlying such stock-based award. In addition, under the terms of the Merger Agreement, immediately prior to the Effective Time, each share of restricted Company Common Stock shall vest in full and be converted into the right to receive the Merger Consideration, less any applicable withholding taxes.

        The parties have agreed that the Surviving Corporation will honor all Company benefit plans and compensation arrangements in accordance with their terms. The Surviving Corporation will provide each current and former employee, other than employees covered by collective bargaining agreements whose employment terminates during the one-year period following the Effective Time with severance benefits at levels in accordance with the terms of the Company's severance plans and policies in effect immediately prior to the Effective Time. The Surviving Corporation will fulfill the Company's obligations under the Company's Transitional Compensation Plan, without any amendment that is adverse to any beneficiary of such plan.

        For all purposes under any new employee benefit plans of the Surviving Corporation providing benefits to employees of the Company after the Effective Time, each employee will be credited with his or her years of service with the Company under the employee benefit plans of the Surviving Corporation to the same extent that he or she was entitled to credit for service under the Company's similar benefit plans prior to the Effective Time. Each employee will be immediately eligible to participate in the Surviving Corporation's new employee benefit plans that replace a similar or comparable old benefit plan under which the employee participated. In addition, for new plans of the Surviving Corporation, pre-existing condition exclusions and similar requirements will be waived to the extent they were waived under the Company's old plans, and eligible expenses incurred by an employee during the portion of the year prior to consummation of the Merger will be credited for deductible, coinsurance and maximum out-of-pocket expenses for that year under the Surviving Corporation's benefit plans.

        Indemnification and Insurance.    For a period of six years from the Effective Time, the Surviving Corporation will maintain in effect director, officer and employee exculpation, indemnification and advancement of expenses provisions no less favorable than those of the Company's and any of its subsidiaries' certificates of incorporation and by-laws as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its subsidiaries.

        The parties have also agreed that the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of the Company or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (each, an "Indemnified Party") against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).

        The parties have further agreed that for a period of six years from the Effective Time, the Surviving Corporation will maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, subject to a maximum annual insurance premium of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of such coverage (the "Maximum Premium"). At the Company's option, after consultation with the ESOP, the Company may purchase, prior to the Effective Time, a six-year prepaid "tail" policy (at an aggregate cost not exceeding the Maximum Premium times six) on terms and conditions providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance. If the Company obtains such a tail prepaid policy, the Surviving Corporation will maintain the policy in full force and effect for its full term.

        The Surviving Corporation will also pay all reasonable expenses, including reasonable attorneys' fees that may be incurred by any Indemnified Party in enforcing the foregoing obligations.

        Agreement to Take Further Action and to Use All Reasonable Best Efforts.    Each of the Company, the ESOP and Merger Sub has agreed to use its reasonable best efforts to do all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including to obtain necessary consents or waivers from third parties, to defend any lawsuit challenging the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and to execute and deliver any additional documents necessary to complete the Merger and the other transactions contemplated by the Merger Agreement. However, in no event are the ESOP, Merger Sub or the Company or any of its subsidiaries required to pay prior to the Effective Time any fee or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by the Merger Agreement under any contract or agreement.

        The Company and the ESOP have agreed to use reasonable best efforts to cooperate with each other in making any required filings with any governmental entity, and have agreed to take such further action as reasonably may be necessary to resolve objections, if any, as the FCC, the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust authorities or competition authorities of another nation, or any other person may assert under regulatory law so as to enable the closing of the Merger to occur as soon as reasonably possible.

        Financing Commitments; Company Cooperation.    The Company has agreed to use its reasonable best efforts to arrange the debt financing in connection with the Merger, the Tender Offer and the other transactions contemplated by the Merger Agreement on the terms described in the debt commitment letters delivered in connection with the signing of the Merger Agreement. If any of this debt financing becomes unlikely to occur in the manner or from the sources described in the debt commitment letters, the Company will promptly notify the ESOP and use its reasonable best efforts to obtain alternative debt financing.

        The ESOP has agreed to cooperate with the Company in obtaining the financing, including:

  •
  participating in a reasonable number of meetings on reasonable advance notice;

  •
  providing information reasonably required to be included in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents; and

  •
  cooperating and assisting in the preparation, negotiation, execution and closing of any underwriting or placement agreements, indentures, credit agreements, pledge and security documents or other definitive financing documents.

        The Tender Offer.    The Company agreed in the Merger Agreement to commence this Tender Offer, subject to the conditions set forth herein. If the Tender Offer is not consummated, the Merger Agreement will remain in full force and effect, and the Merger will be consummated in accordance with its terms, subject to the conditions set forth in the Merger Agreement.

        Eagle Exchange.    The Merger Agreement also provides that, if any shares of Company Common Stock or shares of Series D-1 Preferred Stock are owned or held by Eagle New Media Investments, LLC or Eagle Publishing Investments, LLC (the "Eagle Entities") less than 20 business days prior to the closing of the Merger, the Company will, and will cause the Eagle Entities to, (1) enter into an exchange agreement providing for the Eagle Entities to exchange all shares of Company Common Stock and Series D-1 Preferred Stock held by the Eagle Entities for shares of newly designated and issued Series E Preferred Stock of the Company (the "Exchange") and (2) consummate the Exchange prior to the closing of the Merger.

        Other Covenants and Agreements.    The Merger Agreement contains additional agreements among the Company, the ESOP and Merger Sub relating to:

  •
  specified divestitures by the Company, and the process by which such divestitures are conducted;

  •
  compliance with requirements of the FCC and notification of any inquiry by the FCC relating to each radio broadcast and television station owned and operated by the Company or its subsidiaries;

  •
  providing the ESOP reasonable access during normal business hours to the Company's officers, employees, properties, contracts, commitments, books and records;

  •
  taking actions necessary to exempt the transactions contemplated by the Merger Agreement from the effect of any takeover statutes; and

  •
  the issuance of press releases or other public statements relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.

        Conditions to the Merger.    The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following mutual conditions:

  •
  the Company stockholder approval must be obtained;

  •
  no restraining order, injunction or other order by any court which prohibits consummation of the Merger shall have been entered and shall continue to be in effect;

  •
  any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") shall have expired or been earlier terminated (which early termination occurred on April 20, 2007) and the FCC Order shall have been obtained;

  •
  certain specified consents and approvals shall have been received;

  •
  the Exchange shall have been consummated, if applicable;

  •
  the conditions precedent to the consummation of the purchase of the Subordinated Note and the Warrant (as described below, under "Special Factors—The Securities Purchase Agreements—Zell Entity Purchase Agreement") shall have been satisfied or waived;

  •
  the Company has obtained the debt financing on the terms set forth in the debt commitment letters, or alternative financing on substantially similar terms;

  •
  the representations and warranties of the other party are true and correct both when made and as of the closing date (except to the extent made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, an ESOP Material Adverse Effect or a Company Material Adverse Effect, as the case may be; and

  •
  the other party has in all material respects performed all obligations and complied with all covenants required by the Merger Agreement prior to the Effective Time.

        In addition, the Company's obligation to effect the Merger is further subject to the fulfillment of the following conditions:

  •
  the FCC Order does not impose any condition on the ESOP, the Company or any subsidiary that, individually or in combination with one or more conditions, would reasonably be expected to have a material adverse effect on the business, assets, financial condition, results of operations on an ongoing basis or continuing operations of the broadcasting business of the Company and its subsidiaries, taken as a whole;

  •
  the ESOP has delivered to the Company a certificate, dated the Effective Time, certifying to the effect that the conditions related to the representations and warranties and performance in all material respects by the ESOP and Merger Sub of their obligations and covenants required by the Merger Agreement have been satisfied; and

  •
  the Company has obtained an opinion from Valuation Research Corporation or another nationally recognized firm, in form and substance reasonably satisfactory to the Company, as to the solvency of the Company, after giving effect to the transactions contemplated by the Merger Agreement.

        In addition, the ESOP's and Merger Sub's obligation to effect the Merger is further subject to the fulfillment of the condition that the Company has delivered to the ESOP a certificate, dated the Effective Time, certifying to the effect that the conditions related to the representations and warranties and performance in all material respects by the Company of its obligations and covenants required by the Merger Agreement have been satisfied.

        Termination.    The Merger Agreement may be terminated by either the ESOP or the Company, if:

  •
  the Company and the ESOP agree to do so;

  •
  the Effective Time shall not have occurred by May 31, 2008, except that this right will not be available to a party if the failure to fulfill any of such party's obligations under the Merger Agreement is the proximate cause of the failure to complete the Merger on or prior to such date;

  •
  any final and non-appealable injunction or order permanently restrains, enjoins or prohibits the consummation of the Merger, except that the party seeking to terminate the Merger Agreement must have used its reasonable best efforts to remove such injunction or order; or

  •
  the Company stockholders meeting shall have concluded and the Company stockholder approval was not obtained.

        The Merger Agreement may be terminated by the Company:

  •
  if the Company is not in material breach of any of its representations, warranties or covenants and if the ESOP breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in a failure of a mutual condition or a condition to the Company's obligation to consummate the Merger to be satisfied and (2) cannot be cured by May 31, 2008; and the Company has provided the ESOP 30 days' written notice of its intention to terminate;

  •
  in order to accept a Superior Proposal if, prior to the Company stockholder approval, (1) the Company has provided written notice to the ESOP advising that it has received a Superior Proposal; (2) at least three business days following receipt of such notice, the Board or the Special Committee has determined that, taking into account any revised proposal made by the ESOP, the Superior Proposal remains a Superior Proposal; (3) the Company has not breached its no-solicitation obligations; (4) the Board concurrently approves and the Company concurrently enters into a definitive agreement for such Superior Proposal; and (5) the Company has given the ESOP 48 hours' written notice of its intention to terminate the Merger Agreement; or

  •
  if the consummation of the purchase of shares of Company Common Stock and the Exchangeable Note pursuant to the Zell Entity Purchase Agreement (as described below under "Special Factors—The Securities Purchase Agreements—Zell Entity Purchase Agreement") has not occurred on or before August 17, 2007, or if the Zell Entity Purchase Agreement is terminated in accordance with its terms prior to the Effective Time. The purchase of shares and the Exchangeable Note was consummated on April 23, 2007.

        The Merger Agreement may be terminated by the ESOP:

  •
  if the ESOP is not in material breach of any of its representations, warranties or covenants and if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in a failure of a mutual condition or a condition to the ESOP's obligation to consummate the Merger to be satisfied and (2) cannot be cured by May 31, 2008; and the ESOP has provided the Company 30 days' written notice of its intention to terminate; or

  •
  if prior to the Company stockholder approval, the Board has failed to make the Recommendation in the proxy statement or has effected a Change of Recommendation in a manner adverse to the ESOP.

        Amendment and Waiver.    The Merger Agreement may be amended by a written agreement signed by the Company, the ESOP and Merger Sub at any time prior to the Effective Time. However, neither the ESOP nor Merger Sub may, without the prior written consent of the Zell Entity, either (1) waive or amend any provision of the Merger Agreement (including, without limitation, any closing condition), including by the exercise of any consent rights, or (2) agree to, or exercise any right to, terminate the Merger Agreement as described under the first bullet point or the last bullet point under the subheading "Special Factors—The Merger Agreement—Termination" above. In addition, no amendment that requires further approval of the Company's stockholders will be made without obtaining that approval.

The Securities Purchase Agreements

  Zell Entity Purchase Agreement

        On April 1, 2007, the Company concurrently with its entry into the Merger Agreement entered into a Securities Purchase Agreement (the "Zell Entity Purchase Agreement") with the Zell Entity and Zell. Pursuant to the terms of the Zell Entity Purchase Agreement, the Company agreed to sell to the Zell Entity (1) 1,470,588 newly issued shares of Company Common Stock for a purchase price of $50 million, and (2) an unsecured subordinated exchangeable promissory note in the principal amount of $200 million, which is exchangeable at the option of the Company, or automatically under certain circumstances, into 5,882,353 shares of Company Common Stock (the "Exchangeable Note"), for a purchase price of $200 million (the "Step One Purchase Transaction"). The parties closed the Step One Purchase Transaction on April 23, 2007. In the Merger, the Zell Entity will receive the Merger

Consideration for its shares of Company Common Stock and, immediately prior to the Merger, the Company will repay the Exchangeable Note.

        The Zell Entity Purchase Agreement also provides that, immediately following the consummation of the Merger, the Zell Entity will purchase from the Company for an aggregate purchase price of $315 million, (1) an unsecured subordinated promissory note in the principal amount of $225 million (the "Subordinated Note") and (2) a 15-year warrant (the "Warrant") to purchase 43,478,261 shares of Company Common Stock (subject to adjustment), which will represent approximately 40% of the economic equity interest in the Company following the Merger (on a fully-diluted basis, including after giving effect to their equivalents under the management equity incentive plan as described above under "Special Factors—Interest of Directors and Executive Officers") (the "Step Two Purchase Transaction" and, together with the Step One Purchase Transaction, the "Purchase Transactions"). The Warrant will have an initial aggregate exercise price of $500 million, increasing by $10 million per year for the first ten years of the Warrant, for a maximum aggregate exercise price of $600 million (subject to adjustment).

        Many of the representations, warranties and covenants made by the Company in the Merger Agreement are incorporated by reference and made by the Company to the Zell Entity and Zell in the Zell Entity Purchase Agreement, including among others, the covenants described above under "Special Factors—The Merger Agreement—No Solicitation of Transactions" with respect to solicitation or negotiation of competing proposals. Pursuant to the Zell Entity Purchase Agreement, the Company will cause Mr. Zell to be appointed to the Board at such time as the Board next takes any action as a board of directors after April 23, 2007, the date of the consummation of the Step One Purchase Transaction, but in no event later than May 9, 2007; Mr. Zell will be elected to serve as Chairman of the Board effective as of the date of the consummation of the Step Two Purchase Transaction. The Company has also agreed to reimburse the Zell Entity for up to $2.5 million of unreimbursed expenses following consummation of the Step One Purchase Transaction and up to an additional $2.5 million of unreimbursed expenses following consummation of the Step Two Purchase Transaction. The Step Two Purchase Transaction is subject to various closing conditions, including consummation of the Merger.

        The Zell Entity Purchase Agreement provides that, from April 1, 2007 until the third anniversary of the closing of the Step One Purchase Transaction, the Zell Entity will not transfer the Exchangeable Note, any shares purchased in the Step One Purchase Transaction, or any shares received in exchange for the Exchangeable Note other than pursuant to the Zell Entity Purchase Agreement or the Merger Agreement, except that, after the first to occur of the termination of the Zell Entity Purchase Agreement, the termination of the Merger Agreement or the consummation of the Merger, the Zell Entity may make transfers to certain of its affiliates who agree to be bound by the provisions of the Zell Entity Purchase Agreement.

        The Zell Entity Purchase Agreement also provides that the Company will not amend, waive, or otherwise modify any provision of, or any of the rights and obligations under, the Merger Agreement, and that the Company will not amend, waive obligations under, or otherwise modify or terminate the exchange agreement providing for the Exchange or the ESOP Purchase Agreement.

        The Zell Entity Purchase Agreement grants certain termination rights to the parties, including (1) the right of the Company or the Zell Entity to terminate (A) by mutual consent, (B) upon termination of the Merger Agreement, (C) if the Step One Purchase Transaction has not been consummated on or prior to August 17, 2007 (the Step One Purchase Transaction was consummated on April 23, 2007) or (D) if an injunction or other similar proceeding prohibiting the consummation of the Merger or the transactions contemplated by the Zell Entity Purchase Agreement has become final and non-appealable, (2) the right of the Zell Entity to terminate if (A) the Merger has not been consummated on or prior to May 31, 2008 (provided that the Zell Entity shall not have breached in any material respect its obligations in any manner that shall have proximately caused such failure to consummate the Merger), (B) prior to obtaining the requisite stockholder approval, the Board fails to recommend the adoption of the Merger Agreement by the Company's stockholders in the Company's proxy statement or changes its recommendation to the Company's stockholders in a manner adverse to the Zell Entity, (C) the Company fails to obtain the requisite stockholder approval of the Merger Agreement at the meeting of the Company's stockholders or (D) the Board or the Special Committee determines to accept a Superior Proposal. The Zell Entity Purchase Agreement also gives the Zell Entity and the Company the right to terminate the Zell Entity Purchase Agreement if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements in the Zell Entity Purchase Agreement, which breach or failure to perform (1) would result in a failure of any of the other party's conditions to complete the Step One Purchase Transaction (which transaction was completed on April 23, 2007) or (2) (a) would result in a failure of any of the other party's conditions to complete the Step Two Purchase Transaction and (b) cannot be cured by May 31, 2008; provided that the party seeking termination shall have given the other party at least 30 days notice of its intent to terminate and the basis for the termination.

        The Zell Entity Purchase Agreement provides that if the Zell Entity Purchase Agreement is terminated under certain specified circumstances, the Company may be required to pay the Zell Entity a termination fee of $25 million, including in the event of termination due to (1) certain breaches by the Company, (2) a change in recommendation by the Board or the Special Committee, (3) a determination by the Board or the Special Committee to accept a Superior Proposal or (4) stockholder disapproval under certain circumstances if the Company then enters into an alternative transaction meeting certain criteria within a year after termination.

        In addition, under certain specified circumstances the Zell Entity may be required to pay the Company a termination fee of $25 million, including in the event of termination due to (1) certain breaches by the Zell Entity or (2) failure to obtain the financing for the transactions unless the failure is due to a breach by the Company or the ESOP.

        Pursuant to the terms of the Zell Entity Purchase Agreement, until the earlier of (1) the date of consummation of the Merger and (2) the date on which the Merger Agreement is terminated, the Zell Entity has agreed to vote all of the shares of Company Common Stock that it beneficially owns in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. The Zell Entity Purchase Agreement also provides that Zell will provide a guarantee of payment to the Company of the obligations of the Zell Entity under the Zell Entity Purchase Agreement.

        The Exchangeable Note accrues interest on the unpaid principal amount at the rate of 4.81% per annum, which may be paid in additional notes. The Exchangeable Note is subordinated to the senior obligations of the Company. The Exchangeable Note is exchangeable at any time, at the option of the Company, and will automatically be exchanged upon any termination of the Merger Agreement, into an aggregate of 5,882,353 shares of Company Common Stock, subject to antidilution adjustments. In the event of such an exchange, the Company will pay cash to the Zell Entity in an amount equal to 40% of the interest on the Exchangeable Note that has accrued or has been paid in additional notes, and the remaining 60% will be considered to be additional exchange price for the shares of Company Common Stock issued on the exchange. The Exchangeable Note matures on the date of the closing of the Merger and the Company is required to pay the outstanding principal amount of the Exchangeable Note together with all accrued and unpaid interest thereon, immediately prior to the consummation of the Merger. It is also prepayable at the Company's option in cash.

        The Subordinated Note will be an unsecured subordinated promissory note in the principal amount of $225 million and will bear interest at the "Long-Term Applicable Federal Rate" on the date of issuance. The Warrant is exercisable for a period of 15 years from the date of issuance and provides for the aggregate issuance of 43,478,261 shares of Company Common Stock. The Warrant has an initial aggregate exercise price of $500 million, increasing by $10 million per year for the first 10 years of the

Warrant, for a maximum aggregate exercise price of $600 million. The number of shares and the exercise price are subject to adjustment in certain circumstances.

        The foregoing descriptions of the Zell Entity Purchase Agreement, the Exchangeable Note, the Subordinated Note and the Warrant are qualified in their entirety by reference to the complete terms and conditions of the Zell Entity Purchase Agreement and the forms of the Exchangeable Note, the Subordinated Note and the Warrant, which are attached as Exhibits (d)(4), (d)(5), (d)(6) and (d)(7) to the Schedule TO, respectively, and incorporated herein by reference.

  ESOP Purchase Agreement

        On April 1, 2007, the Company, concurrently with its entry into the Merger Agreement, entered into an ESOP Purchase Agreement (the "ESOP Purchase Agreement" and, together with the Zell Entity Purchase Agreement, the "Purchase Agreements") with the Trustee (on behalf of the ESOP). Pursuant to the terms of the ESOP Purchase Agreement, on April 1, 2007, the Company sold 8,928,571 shares of Company Common Stock to the ESOP at a price of $28.00 per share. Pursuant to the ESOP Purchase Agreement the Trustee agreed not to tender shares in the Tender Offer. The ESOP paid for this purchase with a promissory note of the ESOP executed by the Trustee in favor of the Company in the principal amount of $250 million (the "ESOP Note") to be repaid by the ESOP over the 30-year life of the loan through its use of annual contributions from the Company to the ESOP and/or distributions paid on the shares of Company Common Stock held by the ESOP.

        On April 1, 2007, the Company and the Trustee (on behalf of the ESOP) entered into an ESOP Loan Agreement (the "ESOP Loan Agreement"). The ESOP Loan Agreement documents an extension of credit of $250 million from the Company to the ESOP, as evidenced by the ESOP Note, which was made to permit the ESOP to purchase the shares of Company Common Stock pursuant to the ESOP Purchase Agreement. The ESOP Note contemplates payment by the ESOP to the Company in 30 annual installments with an annual interest rate of approximately 5%. The Trustee (on behalf of the ESOP) also entered into a pledge agreement (the "ESOP Pledge Agreement") with the Company whereby the ESOP agreed to pledge the shares of Company Common Stock acquired by the ESOP from the Company as collateral for the Company's extension of credit to the ESOP.

        The foregoing descriptions of the ESOP Purchase Agreement, the ESOP Loan Agreement, the ESOP Note and the ESOP Pledge Agreement are qualified in their entirety by reference to the complete terms and conditions of the ESOP Purchase Agreement, the ESOP Loan Agreement, the ESOP Note and the ESOP Pledge Agreement, which are attached as Exhibits (d)(8), (d)(9), (d)(10) and (d)(11) to the Schedule TO, respectively, and incorporated herein by reference.

Other Transaction Agreements

  Investor Rights Agreement

        On April 1, 2007, the Company entered into an Investor Rights Agreement (the "Investor Rights Agreement") with the Zell Entity and the Trustee (on behalf of the ESOP). Each stockholder who is a party to the Investor Rights Agreement has agreed to vote its shares following the Merger such that (1) the initial directors on the Board following the Merger will serve until the third annual election following the consummation of the Merger, (2) there will be two directors designated by the Zell Entity and (3) there will be one director who shall be the chief executive officer of the Company. The Board will be comprised of nine members. The Investor Rights Agreement also contains provisions governing the transfer of the shares of Company Common Stock held by the Zell Entity and the ESOP, preemptive rights granted to the Zell Entity and the ESOP by the Company, and specified actions requiring the approval of a majority of the entire Board, including a majority of the independent directors and one designee of the Zell Entity. The parties to the Investor Rights Agreement also have agreed to take all actions necessary to enable the Company to make an election to be treated as a subchapter-S corporation under the Internal Revenue Code, following the consummation of the Merger, and to maintain an election for subchapter-S corporation status. The Investor Rights Agreement is not effective with respect to the Company until the closing of the Merger. The foregoing description of the Investor Rights Agreement is qualified in its entirety by reference to the complete terms and conditions of the Investor Rights Agreement, which is attached as Exhibit (d)(12) to the Schedule TO, and incorporated herein by reference.

  Voting Agreement

        On April 1, 2007, the Company entered into a Voting Agreement (the "Voting Agreement") with the Chandler Trusts, pursuant to which the Chandler Trusts have committed to vote all of the shares of Company Common Stock that they beneficially own on the record date in favor of the Merger Agreement, whether or not recommended by the Board, and against any competing transaction, against any other agreement or action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone or discourage the transactions contemplated by the Merger Agreement, and against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement or any of the Purchase Agreements.

        The Chandler Trusts have also agreed to certain restrictions, subject to certain exceptions, on their ability to (1) solicit inquiries with respect to a competing transaction, (2) participate in discussions or negotiations with, or furnish non-public information to, any person with respect to a competing transaction or (3) approve, endorse or recommend a competing transaction or enter into any letter of intent or agreement with respect to a competing transaction.

        The foregoing description of the Voting Agreement is qualified in its entirety by reference to the complete terms and conditions of the Voting Agreement, which is attached as Exhibit (d)(13) to the Schedule TO, and incorporated herein by reference.

  Registration Rights Agreements

        Zell Entity/ESOP Registration Rights Agreement.    On April 1, 2007, the Company entered into a registration rights agreement (the "Zell Entity/ESOP Registration Rights Agreement") with the Zell Entity and the Trustee (on behalf of the ESOP), pursuant to which the Company granted to the Zell Entity and the ESOP certain demand and piggyback registration rights for the registration and sale of shares of Company Common Stock held by the Zell Entity or the ESOP, respectively, in the event that the Merger Agreement is terminated without consummation of the Merger. The registration rights granted pursuant to the Zell Entity/ESOP Registration Rights Agreement will not become effective in the case of the ESOP until the first anniversary of the date on which the ESOP purchased the shares of Company Common Stock from the Company pursuant to the ESOP Purchase Agreement. The registration rights applicable to the Zell Entity will not become effective until the third anniversary of the date on which the Zell Entity purchased shares of Company Common Stock and the Exchangeable Note from the Company pursuant to the Zell Entity Purchase Agreement. In addition, the Zell Entity will be prohibited from selling or assigning the Company Common Stock, Exchangeable Note and underlying shares acquired upon exchange until such third anniversary other than to certain permitted transferees. The Zell Entity/ESOP Registration Rights Agreement will terminate upon consummation of the Merger.

        The foregoing description of the Zell Entity/ESOP Registration Rights Agreement is qualified in its entirety by reference to the complete terms and conditions of the Registration Rights Agreement, which is attached as Exhibit (d)(2) to the Schedule TO, and incorporated herein by reference.

        Chandler Trusts Registration Rights Agreement.    On April 1, 2007, the Company entered into a registration rights agreement with the Chandler Trusts (the "Chandler Trusts Registration Rights

Agreement" and, together with the Zell Entity/ESOP Registration Rights Agreement, the "Registration Rights Agreements") pursuant to which the Company granted to the Chandler Trusts certain shelf registration rights for the registration and sale of shares of Company Common Stock that the Chandler Trusts currently own. Concurrently with the commencement of this Tender Offer, the Company has filed a shelf registration for the sale of such shares. The Chandler Trusts have agreed that they will not sell or offer to sell shares or otherwise act as a distribution participant (as defined in Regulation M under the Exchange Act) pursuant to the shelf registration prior to consummation or termination of this Tender Offer, unless counsel for the Company and the Chandler Trusts reasonably agree that such actions would not cause this Tender Offer or purchases pursuant to this Tender Offer to violate Regulation M. These shelf registration rights will terminate no later than November 22, 2007, and may terminate earlier under certain circumstances.

        In the Chandler Trusts Registration Rights Agreement, the Chandler Trusts have agreed that they will tender into the Tender Offer all shares held by them at the expiration of the Tender Offer, so long as the Tender Offer is at a cash price equal to at least $34.00 per share. The Chandler Trusts have also agreed in the Chandler Trusts Registration Rights Agreement to cause Jeffrey Chandler, Roger Goodan and William Stinehart, Jr., each of whom are currently serving on the Board as representatives of the Chandler Trusts, to resign as directors of the Company, effective upon the purchase of shares of Company Common Stock in the Tender Offer or, if earlier, upon the Article VIII Termination Date (as defined in Section 8.1 of the Company's By-Laws).

        The foregoing description of the Chandler Trusts Registration Rights Agreement is qualified in its entirety by reference to the complete terms and conditions of the Chandler Trusts Registration Rights Agreement, which is attached as Exhibit (d)(3) to the Schedule TO, and incorporated herein by reference.

  ESOP Plan Documents

        In connection with the Leveraged ESOP Transactions, the Board adopted the ESOP on April 1, 2007, effective as of January 1, 2007. The ESOP is intended to be qualified under Sections 401(a), 409 and 4975 of the Internal Revenue Code, and the trust portion thereof (the "ESOP Trust") is intended to be tax-exempt under Section 501(a) of the Internal Revenue Code. According to the terms of the ESOP, an employee is eligible to participate as of the first pay period after he or she has completed a year of service (including pre-effective date service) and attained age 21, with certain exclusions. Participating subsidiaries of the Company may make contributions for any year in such amounts as the Company may determine in its sole discretion, subject to the terms of the ESOP Loan Agreement, which provides that contributions will be made to the ESOP and distributions will be made on the shares of Company Common Stock held by the ESOP in an aggregate amount that is sufficient to enable the Trustee to pay principal and interest on the ESOP Note when due.

        As of each December 31, stock will be allocated under the ESOP to the accounts of eligible employees who either (1) have completed 1,000 hours during the year and are employed on the last day of the year or (2) have retired, died or become disabled during the year. Allocations will be pro rata based on each employee's relative compensation, including base salary, wages and commissions, but excluding bonus and overtime. Participants will vest 20% per year between years 2-6 and pre-effective date service will be counted. Participants who have reached age 55 and completed 10 years of plan participation can elect to "diversify" a portion of their account by having their stock account converted to cash and reinvesting such amounts in other investment alternatives available in the retirement plan. Pre-effective date service will not count for this purpose.

        Participants' accounts will be distributed as follows: (1) upon retirement (age 65), death or disability, accounts will be distributed in the year following the year of termination of employment; or (2) upon termination of employment for other reasons, accounts will be distributed in the year that is the later of (A) 2018 or (B) six years after the year in which termination of employment occurs, but no later than the year following the year in which the participant attains age 65. The stock will be distributed in a lump sum and the participant or the ESOP will sell it back to the Company at the then fair market value, with payment by the Company to the participants in installments over five years with interest pursuant to the terms of an adequately secured promissory note. The first payment will be at the time of distribution.

        The ESOP will be administered by the Tribune Company Employee Benefits Committee. Stock in the ESOP will be voted as follows: (1) while the stock is publicly traded, voting will be passed through to participants on all matters and the Trustee will vote undirected and unallocated shares in its discretion; (2) during any period the stock is not publicly traded, the Trustee will vote the shares in its discretion, provided that if the vote relates to certain events specified by law (merger, consolidation, recapitalization, reclassification, liquidation, dissolution or sale of substantially all assets in a trade or business), participants will have the right to direct the vote of the shares allocated to their account and the Trustee will vote all unallocated and undirected shares; and (3) the Trustee will determine how to respond to tender offers, but has agreed under the terms of the ESOP Purchase Agreement not to tender the shares of Company Common Stock that it purchased from the Company in connection with the Tender Offer.

        The foregoing description of the ESOP and the ESOP Trust is qualified in its entirety by reference to the complete terms and conditions of the ESOP and the ESOP Trust, which are attached as Exhibits (d)(14) and (d)(15) to the Schedule TO, respectively, and incorporated herein by reference.

  Amendment of Stockholder Rights Plan

        In connection with the Leveraged ESOP Transactions, the Company has entered into Amendment No. 3, dated as of April 1, 2007, to the Rights Agreement. The amendment provides that no person shall be deemed to be an Acquiring Person (as defined in the Rights Agreement), and therefore the rights under the Rights Agreement will not be triggered solely by virtue of the execution, delivery or performance of any of the Merger Agreement, the Zell Entity Purchase Agreement, the ESOP Purchase Agreement, the Investor Rights Agreement, the Voting Agreement, the Registration Rights Agreements and the other agreements entered into in connection with the Leveraged ESOP Transactions. The foregoing description of Amendment No. 3 to the Rights Agreement is qualified in its entirety by reference to the complete terms and conditions of Amendment No. 3 to the Rights Agreement, which is attached as Exhibit (d)(19) to the Schedule TO, and incorporated herein by reference.

Financing Commitments

        Assuming that 126,000,000 shares are purchased in the Tender Offer at the maximum purchase price of $34.00 per share, the aggregate purchase price will be approximately $4.3 billion. We anticipate that we will pay for the shares tendered in the Tender Offer from a draw-down under the Term Loan Facility (as defined below) pursuant to the terms and conditions of the Commitment Letters (as defined below) and the documentation evidencing the Term Loan Facility. While we have obtained a financing commitment pursuant to the Commitment Letters, it is contingent on the satisfaction of various conditions as described therein. Accordingly, as discussed in "The Tender Offer—Conditions of the Tender Offer," in addition to the other conditions described in this Offer to Purchase, the Tender Offer will be subject to our satisfying the terms and conditions to borrowing under the Commitment Letters. We do not plan to have alternative financing plans in place prior to the expiration of the Tender Offer.

        Our ability to repay expected borrowings under the Credit Facilities and to meet our other debt or other contractual obligations (including continued compliance with applicable financial covenants) will depend upon one or more of the following: our future performance and our cash flow from operations as well as our ability to execute our business plan, each of which is subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under "Cautionary Note on Forward-Looking Statements."

        Management believes that cash flows from operations and the amounts contemplated under the proposed Credit Facilities are sufficient to meet the Company's expected liquidity needs.

        Credit Facilities Commitment Letter.    The Company entered into a commitment letter on April 1, 2007, which was amended and restated on April 5, 2007 (as amended and restated, the "First Step Commitment Letter"), with J.P. Morgan Securities Inc. ("JPMorgan"), JPMorgan Chase Bank, N.A. ("JPMCB"), Merrill Lynch Capital Corporation ("Merrill Lynch"), Citigroup Global Markets Inc. ("CGMI"), on behalf of certain of its affiliates, Bank of America, N.A. ("Bank of America") and Banc of America Securities LLC ("BAS") with respect to new $8.028 billion senior secured credit facilities (the "First Step Credit Facilities") to be used by the Company, among other ways, in connection with the consummation of the Tender Offer, to refinance certain existing indebtedness of the Company and for general corporate purposes. The First Step Credit Facilities will consist of (a) a $7.015 billion Senior Tranche B Term Loan Facility (the "Term Loan Facility"), (b) a $263 million Delayed Draw Senior Tranche B Term Loan Facility (the "Delayed Draw Facility") and (c) a $750 million Revolving Credit Facility (the "Revolving Credit Facility"). The Revolving Credit Facility will include a letter of credit subfacility in an amount up to $250,000,000 and a swing line facility in an amount up to $100,000,000. Additionally, the documentation governing the First Step Credit Facilities will provide, on an uncommitted basis, for the Incremental Facility (as defined below) to be used to consummate the Merger.

        The Company entered into an additional commitment letter on April 1, 2007, which was amended and restated on April 5, 2007 (as amended and restated, the "Second Step Commitment Letter" and, together with the First Step Commitment Letter, the "Commitment Letters"), with JPMorgan, JPMCB, Merrill Lynch, CGMI, on behalf of certain of its affiliates, Bank of America, Banc of America Bridge LLC and BAS with respect to a $2.105 billion incremental term loan facility which will be included in the First Step Credit Facilities (the "Incremental Facility") and a $2.1 billion senior unsecured bridge facility (the "Senior Bridge Facility", together with the Incremental Facility, the "Second Step Facilities" and, together with the First Step Credit Facilities, the "Credit Facilities"). The Company may issue $2.1 billion senior notes or senior subordinated notes (the "New Notes") in lieu of drawing under the Senior Bridge Facility or to refinance the Senior Bridge Facility at a later date. The proceeds from these borrowings or issuances will in all cases be used by the Company, among other ways, in connection with the payment of the Merger Consideration pursuant to the terms of the Merger Agreement.

        The following summary of the material terms of the Commitment Letters is qualified in its entirety by the terms of the actual Commitment Letters, which are filed as Exhibits (b)(1)(A) and (b)(1)(B) to the Schedule TO. The following summary may not contain all of the information about the Commitment Letters that is important to you. We encourage you to read the Commitment Letters carefully and in their entirety.

        The Term Loan Facility (a seven-year term facility), the Delayed Draw Facility (a seven-year term facility), the Incremental Facility (a seven-year term facility), if any, and the Revolving Credit Facility (a six-year revolving facility) are currently expected to bear interest per annum at a variable rate equal to either the applicable base rate plus a margin of 150 basis points or LIBOR plus a margin of 250 basis points; the interest rate applicable to the Term Loan Facility, the Delayed Draw Facility and the Revolving Credit Facility is subject to a 25 basis point reduction if the Merger is not consummated and upon the satisfaction of certain conditions. Also, the interest rate applicable to the Term Loan Facility may increase upon the effectiveness of the Incremental Facility, if any, depending on the interest rate applicable to the Incremental Facility at such time and the interest rate on the Revolving Credit Facility is subject to reduction in accordance with a leverage-based grid to be agreed among the parties. The Senior Bridge Facility (a one-year facility which may be extended for seven additional years) will bear interest per annum at a variable rate equal to either the applicable base rate plus a margin of 350 basis points or LIBOR plus a margin of 450 basis points, in each case subject to 50 basis point increases every three months for failure to repay in whole subject to certain limitations. If the Senior Bridge Facility is not refinanced on or before the first anniversary of the Merger, the Senior Bridge Loans will convert into extended term loans maturing on the eighth anniversary of the Merger. Holders of any such extended term loans may choose to exchange such loans for exchange notes maturing on the eighth anniversary of the Merger and also may fix the interest rate of such exchange note. The Company would be required to register any exchange notes for public sale under a registration statement in compliance with applicable securities laws.

        Undrawn amounts under the Delayed Draw Facility are currently expected to accrue a commitment fee at a per annum rate of 75 basis points and undrawn amounts under the Revolving Credit Facility will accrue a commitment fee at a per annum rate of 50 basis points; the commitment fee applicable to the Revolving Credit Facility is subject to reduction in accordance with a leverage-based grid to be agreed among the parties.

        The Term Loan Facility and the Incremental Facility, if any, will amortize at a rate of 1.0% per annum (payable quarterly) prior to maturity, on which date the remaining principal amount will be payable in full. The Delayed Draw Facility will automatically become part of the Term Loan Facility when made and will amortize based upon the Term Loan Facility amortization schedule. The Term Loan Facility, the Incremental Facility, if any, and the Delayed Draw Facility will be payable at any time prior to maturity without penalty and the unutilized portion of the commitments under the Delayed Draw Facility may be reduced at the option of the Company without penalty.

        The Senior Bridge Facility will not amortize, and will be optionally pre-payable at any time prior to maturity without penalty.

        Loans under the Term Loan Facility, the Incremental Facility, if any, and the Delayed Draw Facility will be required to be repaid with, and commitments under the Revolving Loan Facility will be required to be reduced by, an amount equal to (a) 100% of the net cash proceeds of the issuance or incurrence of funded debt (subject to certain exclusions) or of any sale and lease-back by the Company or any of its subsidiaries (subject to baskets and exceptions to be agreed), (b) 50% of excess cash flow (subject to a leverage based step-down to be agreed), (c) 100% of the net cash proceeds from all non-ordinary course asset sales or other dispositions of property by the Company and its subsidiaries (including insurance and condemnation proceeds in excess of an amount to be agreed) subject to customary and other specified exceptions, limited thresholds and specified reinvestment rights and (d) net cash proceeds received by the Company from certain investments made in the Company.

        With respect to the Senior Bridge Facility, the Company will be required to make prepayments with (a) the net cash proceeds of the incurrence of certain debt (to be agreed) by the Company or any of its subsidiaries or the issuance of any equity by the Company or any of its subsidiaries or (b) the net cash proceeds from all non-ordinary course asset sales by the Company or any of its subsidiaries, in each case after deduction of, among other things, mandatory prepayments and permitted reinvestments described in the immediately preceding paragraph and subject to certain baskets and exceptions to be described in the definitive credit agreement.

        The Term Loan Facility, the Delayed Draw Facility, the Incremental Facility, if any, and the Revolving Loan Facility are expected to be guaranteed by certain of the Company's direct and indirect U.S. subsidiaries and secured by a pledge of the capital stock of certain specified subsidiaries of the Company. Certain outstanding senior notes of the Company (the "Existing Notes") will be secured on an equal and ratable basis with the First Step Credit Facilities and the Incremental Facility, if any, as required by the terms of the indentures governing such Existing Notes. The Senior Bridge Facility and the New Notes (subject to any changes made during the syndication process), as applicable, are expected to be guaranteed on a senior subordinated basis by all of the Company's subsidiaries which guarantee the First Step Credit Facilities and the Incremental Facility.

        The Credit Facilities will contain representations and warranties, affirmative and negative covenants and events of default which are usual and customary for credit facilities and transactions of the type and size of the Credit Facilities, in each case subject to customary exceptions and limitations, as applicable. In addition, the Term Loan Facility, the Delayed Draw Facility, the Incremental Facility, if any, and the Revolving Credit Facility will include three financial covenants as follows: (i) a minimum ratio of trailing four quarter EBITDA to total interest expense for the same period (A) prior to the date on which the Second Step Facilities become effective, of 1.75:1 through December 31, 2007 and 2.00:1 thereafter and (B) after the date on which the Second Step Facilities become effective, ranging from 1.1:1 to 1.25:1, (ii) a maximum ratio of total indebtedness of the Company that is guaranteed by any of its subsidiaries and indebtedness of any of the guarantors of the Credit Facilities (on a consolidated basis) to trailing four quarter EBITDA as of the last day of the most recently completed fiscal quarter (A) prior to the date on which the Second Step Facilities become effective, starting with less than or equal to 6.25:1 and stepping down over time to 5.25:1 and (B) after the date on which the Second Step Facilities become effective, starting with less than or equal to 9:1 and stepping down over time to 8.25:1 and (iii) limitations on capital expenditures to be agreed.

        There is a possibility that the Company will not be able to borrow funds under the Credit Facilities if any of the conditions in the Commitment Letters or the documents evidencing the Credit Facilities are not met. The Company currently has no alternative financing arrangements in place if the proceeds of the Credit Facilities are not available to it.

        General.    We will incur substantially increased indebtedness in connection with the Tender Offer and, as a result, will be more leveraged. Increased leverage could have certain material adverse effects on us, including, but not limited to, the following: (i) our ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures and general corporate or other purposes could be impaired, or any such financing may not be available, on terms favorable to us; (ii) a substantial portion of our cash flow could be required for interest payments and, as a result, might not be available for our operations or other purposes; (iii) any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations or sell assets; (iv) our ability to withstand competitive pressures may be decreased; and (v) our level of indebtedness may make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business, regulatory and economic conditions.

THE TENDER OFFER

Terms of the Tender Offer

        General.    Upon the terms and subject to the conditions of the Tender Offer, we will purchase up to 126,000,000 shares of Company Common Stock, or if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with "The Tender Offer—Withdrawal Rights," at a price of $34.00 per share, net to the seller in cash, less any applicable withholding tax and without interest.

        The term "Expiration Time" means 5:00 p.m., New York City time, on May 24, 2007, unless we, in our sole discretion, extend the period of time during which the Tender Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Tender Offer, as so extended by us, shall expire. See "The Tender Offer—Extension of the Tender Offer; Termination; Amendment" for a description of our right to extend, delay, terminate or amend the Tender Offer.

        In the event of an over-subscription of the Tender Offer as described below, shares properly tendered and not properly withdrawn will be subject to proration, except for "odd lots." The proration period and, except as described herein, withdrawal rights, expire at the Expiration Time.

        If we:

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  increase the price to be paid for shares above $34.00 per share or decrease the price to be paid for shares below $34.00 per share;

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  increase the number of shares being sought in the Tender Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares (or approximately 4.8 million shares); or

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  decrease the number of shares being sought in the Tender Offer; and

the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in "The Tender Offer—Extension of the Tender Offer; Termination; Amendment," then the Tender Offer will be extended until the expiration of such period of ten business days. For the purposes of the Tender Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to approximately 12:00 midnight, New York City time.

        The Tender Offer is not conditioned on any minimum number of shares being tendered. The Tender Offer is, however, subject to satisfaction of certain conditions, including the satisfaction of the Financing Condition.

        All shares purchased pursuant to the Tender Offer will be purchased at $34.00 per share net to the seller in cash, less any applicable withholding tax and without interest. All shares not purchased pursuant to the Tender Offer, including shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense promptly following the Expiration Time. See "The Tender Offer—Price Range of the Shares/Dividends" for recent market prices for the shares.

        Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Tender Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

        If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 126,000,000 shares, or such greater number of shares as we may elect to accept for payment, we will, subject to applicable law and upon the terms and subject to the conditions of the Tender Offer, purchase all shares so tendered.

        Priority of Purchases.    Upon the terms and subject to the conditions of the Tender Offer, if more than 126,000,000 shares, or such greater number of shares as we may elect to accept for payment, have been properly tendered at prices at the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will, subject to applicable law, purchase properly tendered shares on the basis set forth below:

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  First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

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  tenders all shares owned beneficially of record by the Odd Lot Holder (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this preference); and

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  completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

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  Second, subject to the conditional tender provisions described in "The Tender Offer—Conditional Tender of Shares," we will purchase all other shares properly tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

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  Third, if necessary to permit us to purchase 126,000,000 shares, shares conditionally tendered (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Tender Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

        Odd Lots.    The term "odd lots" means all shares properly tendered prior to the Expiration Time and not properly withdrawn by any person (an "Odd Lot Holder") who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

        To qualify for this priority, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in "The Tender Offer—Procedures for Tendering Shares." Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Tender Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Tender Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in "The Tender Offer—Conditional Tender of Shares," proration for each stockholder tendering shares, other than Odd Lot

Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in "The Tender Offer—Conditional Tender of Shares," we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Tender Offer until up to seven business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in "The Tender Offer—United States Federal Income Tax Consequences," the number of shares that we will purchase from a stockholder in the Tender Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

        Appraisal Rights.    No appraisal or dissenters' rights are available to holders of Company Common Stock under applicable law in connection with the Tender Offer. Any appraisal rights available in connection with the Merger will be described in the proxy statement for the Company stockholders meeting at which stockholders will be asked to vote on the Merger Agreement.

Procedures for Tendering Shares

        Valid Tender.    For a stockholder to make a valid tender of shares in the Tender Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

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  a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an "agent's message" (see "The Tender Offer—Procedures For Tendering Shares—Book-Entry Transfer" below), and any other required documents; and

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  either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see "The Tender Offer—Procedures For Tendering Shares—Book-Entry Transfer" below).

        In the alternative, the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

        If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee's applicable deadline.

        The valid tender of shares by you through one of the procedures described in this "The Tender Offer—Procedures for Tendering Shares" will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Tender Offer.

        We recommend that stockholders who hold shares through brokers or banks consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

        Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Tender Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

        Odd Lot Holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in "The Tender Offer—Terms of the Tender Offer."

        Book-Entry Transfer.    For purposes of the Tender Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary's account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

        The confirmation of a book-entry transfer of shares into the Depositary's account at the book-entry transfer facility as we describe above is referred to herein as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility's procedures will not constitute delivery to the Depositary.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        Method of Delivery.    The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

  •
  the "registered holder(s)," as defined below, of those shares signs the Letter of Transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

  •
  those shares are tendered for the account of an "eligible institution," as defined below.

        A "registered holder" of tendered shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (1) the Securities Transfer Agents Medallion Program; (2) the New York Stock Exchange, Inc. Medallion Signature Program; or (3) the Stock Exchange Medallion Program.

        Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender shares in the Tender Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

  •
  your tender is made by or through an eligible institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

  •
  the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (1) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon; or (2) confirmation of book-entry transfer of the shares into the Depositary's account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent's message.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

        Retirement Plans.    Participants in our Retirement Plans who wish to have the trustee tender eligible shares attributable to their plan account must complete, execute and return to the plan trustee the tender direction form included in the "Letter from the Northern Trust Company to Participants in the Tribune Company Retirement Plans" sent to each participant of the plans. Participants in our Retirement Plans may not use the Letter of Transmittal to direct the tender of their shares held in the plans, but instead must follow the separate direction form sent to them. Although the Tender Offer will remain open to all stockholders until the Expiration Time, if the trustee does not receive a participant's instructions two business days prior to the Expiration Time, the trustee will not tender shares attributable to the participant's account. We recommend that participants read the "Letter from Tribune Company to Participants in its Retirement Plans" and the separate direction form carefully.

        Employee Stock Purchase Plan.    Participants in our Stock Purchase Plan who wish to have the trustee tender eligible shares attributable to their plan account, must complete, execute and return to the plan trustee the tender direction form included in the "Letter from Tribune Company to Participants in the Tribune Company Employee Stock Purchase Plan" sent to each participant of the plan. Participants in our Stock Purchase Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan, but instead must follow the separate direction form sent to them. Although the Tender Offer will remain open to all stockholders until the Expiration Time, if the trustee does not receive a participant's instructions two business days prior to the Expiration Time, the trustee will not tender shares attributable to the participant's account. We recommend that participants read the "Letter from Tribune Company to Participants in the Tribune Company Employee Stock Purchase Plan" and the separate direction form carefully.

        Stock Option Plans; Restricted Stock and Restricted Stock Units.    Holders of vested but unexercised options may exercise such options in accordance with the terms of the Stock Option Plans and tender the shares received upon such exercise in accordance with the Tender Offer. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by the Company described in "The Tender Offer—Terms of the Tender Offer." We strongly encourage those holders to discuss the Tender Offer with their tax advisor or broker. Holders of restricted stock and restricted stock units may not tender those shares or the shares represented by such units because of the restrictions imposed on such shares or the shares represented by such units by the relevant Stock Option Plan and award agreement unless such restrictions have lapsed.

        Return of Unpurchased Shares.    The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

        Tendering Stockholders' Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Tender Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into shares ("Equivalent Securities") that is equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Tender Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Tender Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's acceptance of the terms and conditions of the Tender Offer, as well as the tendering stockholder's representation and warranty to us that (1) such stockholder has a "net long position" in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (2) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Tender Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Tender Offer.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right prior to the expiration of the Tender Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right subject to applicable law to waive any conditions of the Tender Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Co-Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Tender Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

        Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at (800) 245-7630. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

        United States Federal Income Tax Withholding.    Under the United States backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Tender Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides its taxpayer identification number (i.e., its employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable Treasury regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder that is a U.S. Holder (as defined in "The Tender Offer—United States Federal Income Tax Consequences") should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal.

        ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO REQUIRED UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

        Gross proceeds payable pursuant to the Tender Offer to a foreign stockholder or its agent will be subject to withholding of United States federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States and, in either case, the foreign stockholder provides the appropriate certification, as described below. For this purpose, a foreign stockholder is any stockholder that is not for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source or (d) a trust if a court within the United States can exercise primary supervision of the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust. A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in "The Tender Offer—United States Federal Income Tax Consequences" or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Tender Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. We recommend that foreign stockholders consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Withdrawal Rights

        Except as this section "The Tender Offer—Withdrawal Rights" otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered in the Tender Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after midnight, New York City time, on June 20, 2007, unless such shares have been accepted for payment as provided in the Tender Offer.

        For a withdrawal to be effective, a written notice of withdrawal must:

  •
  be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

  •
  specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

        If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

        If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

        If shares have been delivered in accordance with the procedures for book-entry transfer described in "The Tender Offer—Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

        Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in "The Tender Offer—Procedures for Tendering Shares."

        We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Co-Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Participants in our Retirement Plans who wish to have the trustee withdraw previously tendered shares attributable to their plan account must follow the procedures set forth in the "Letter from the Northern Trust Company to Participants in the Tribune Company Retirement Plans" sent to each plan participant.

        Participants in our Stock Purchase Plan who wish to have the trustee withdraw previously tendered shares attributable to their plan account must follow the procedures set forth in the "Letter from Tribune Company to Participants in the Tribune Company Employee Stock Purchase Plan" sent to each plan participant.

        If we extend the Tender Offer, are delayed in our purchase of shares or are unable to purchase shares in the Tender Offer as a result of a failure of a condition disclosed in "The Tender Offer—Conditions of the Tender Offer," then, without prejudice to our rights in the Tender Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this "The Tender Offer—Withdrawal Rights." Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Purchase of Shares and Payment of Purchase Price

        For purposes of the Tender Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of this Tender Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Tender Offer.

        Upon the terms and subject to the conditions of the Tender Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Tender Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

  •
  certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at the book-entry transfer facility;

  •
  a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent's message; and

  •
  any other required documents.

        We will pay for shares purchased pursuant to the Tender Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Tender Offer until up to seven business days after the Expiration Time. All shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Tender Offer.

        Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Tender Offer. See "The Tender Offer—Purchase of Shares and Payment of Purchase Price" and "The Tender Offer—Conditions of the Tender Offer."

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Tender Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Tender Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

        Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Tender Offer. See "The Tender Offer—Procedures for Tendering Shares." Also see "The Tender Offer—United States Federal Income Tax Consequences" regarding U.S. federal income tax consequences for foreign stockholders.

Conditional Tender of Shares

        Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Tender Offer, shares tendered prior to the Expiration Time will be subject to proration. See "The Tender Offer—Terms of the Tender Offer." As discussed in "The Tender Offer—United States Federal Income Tax Consequences," the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are to be purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

        Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Tender Offer expires, if more than 126,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 126,000,000 then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 126,000,000 shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Conditions of the Tender Offer

        Notwithstanding any other provision of the Tender Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following circumstances exist or events have occurred (or shall have been reasonably determined by us to exist or to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Tender Offer or with acceptance for payment:

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  we have not received the necessary financing for the Tender Offer as contemplated by the First Step Commitment Letter, substantially on the terms contemplated thereby;

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  we have not received an opinion from Valuation Research Corporation or another nationally recognized valuation firm satisfactory to us, in form and substance satisfactory to us, as to the solvency of the Company after giving effect to the Tender Offer;

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  the agreements relating to the Leveraged ESOP Transactions do not remain in full force and effect or any party to any of those agreements is in material breach thereof, or any condition to the obligation of any party to those agreements has become incapable of satisfaction; or

  •
  a restraining order, injunction or other order by any court or other tribunal of competent jurisdiction is in effect, or any statute, rule or regulation has been promulgated, enforced or deemed to be applicable, which would prohibit the consummation of the Tender Offer or any of the other Leveraged ESOP Transactions.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

Price Range of the Shares/Dividends

        The shares are traded on the NYSE under the symbol "TRB." The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the NYSE based on published financial sources.

	High	Low
Year Ending December 30, 2007:
First Quarter	$32.30	$28.59
Second Quarter (through April 24, 2007)	$33.10	$32.11
Year Ended December 31, 2006:
First Quarter	$31.84	$27.79
Second Quarter	$32.94	$27.09
Third Quarter	$34.28	$28.66
Fourth Quarter	$33.99	$30.74
Year Ended December 25, 2005:
First Quarter	$42.37	$38.59
Second Quarter	$40.14	$35.02
Third Quarter	$39.56	$34.53
Fourth Quarter	$36.15	$30.05

        On March 30, 2007, the last full trading day before we announced our intention to make the Tender Offer, the last reported sales price of the shares reported by the NYSE was $32.11 per share. On April 24, 2007, the last full trading day before commencement of the Tender Offer, the last reported sales price of the shares reported by the NYSE was $32.55 per share. We recommend that stockholders obtain a current market price for the shares before deciding whether to tender their shares.

        Quarterly cash dividends declared on Company Common Stock were $0.18 per share for each quarter during 2006 and 2005. Total cash dividends declared on Company Common Stock by the Company were $195 million for 2006 and $225 million for 2005. The Company announced in February 2007 that its first quarter 2007 cash dividend would be $0.18 per share. Under the Merger Agreement, we are not permitted to pay further dividends on the shares pending completion of the Merger.

Source and Amount of Funds

        Assuming that 126,000,000 shares are purchased in the Tender Offer at the purchase price of $34.00 per share, the aggregate purchase price will be approximately $4.3 billion.

        Together with our cash on hand, we anticipate that we will pay for the shares tendered in the Tender Offer from a draw-down under the First Step Credit Facilities pursuant to the terms and conditions thereof and of the First Step Commitment Letter (as described above under "Special Factors—Financing Commitments"). While we have obtained a financing commitment pursuant to the First Step Commitment Letter, it is contingent on the satisfaction of various conditions. Accordingly, as discussed in "The Tender Offer—Conditions of the Tender Offer," in addition to the other conditions described in this Offer to Purchase, the Tender Offer will be subject to our satisfying the terms and conditions to borrowing under the First Step Commitment Letter and the First Step Credit Facilities. We do not plan to have alternative financing plans in place prior to the expiration of the Tender Offer.

        Our ability to repay expected borrowings under the First Step Credit Facilities and to meet our other debt or other contractual obligations (including continued compliance with applicable financial covenants) will depend upon our future performance, our cash flow from operations and our ability to execute our business plan, including completion of the Leveraged ESOP Transactions, all of which are subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under "Cautionary Note on Forward-Looking Statements."

        Management believes that cash flows from operations and amounts available under the proposed First Step Credit Facilities are sufficient to meet the Company's expected liquidity needs with respect to the Tender Offer.

        We will incur increased indebtedness in connection with the Tender Offer and, as a result, will be more leveraged. Increased leverage could have certain material adverse effects on us, including, but not limited to, the following: (1) our ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures and general corporate or other purposes could be impaired, or any such financing may not be available, on terms favorable to us; (2) a substantial portion of our cash flow could be required for interest payments and, as a result, might not be available for our operations or other purposes; (3) any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations or sell assets; (4) our ability to withstand competitive pressures may be decreased; and (5) our level of indebtedness may make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business, regulatory and economic conditions.

Certain Financial Information

        Historical Financial Information.    We incorporate by reference the financial statements and notes thereto set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006. You should refer to "The Tender Offer—Information About Tribune Company" for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        Summary Historical Consolidated Financial Data.    The following table sets forth our summary historical consolidated financial data for the years ended December 31, 2006, December 25, 2005 and December 26, 2004, certain selected ratios for the years ended December 31, 2006, December 25, 2005 and December 26, 2004, and our financial position at December 31, 2006. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2006. The Company's fiscal year ends on the last Sunday in December. The Company's 2006 fiscal year ended on December 31, 2006 and encompassed a 53-week period. Fiscal years 2005 and 2004 each encompassed a 52-week period.

	Years Ended
	December 31, 2006	December 25, 2005	December 26, 2004
	(Dollars in thousands, except per share amounts)
Operating Revenues	$5,517,708	$5,511,283	$5,631,431
Operating Expenses
Cost of sales (exclusive of items shown below)	2,736,411	2,695,818	2,668,969
Selling, general and administrative	1,469,274	1,447,233	1,545,067
Depreciation	207,200	222,153	211,561
Amortization of intangible assets	19,813	18,888	18,556

Total operating expenses	4,432,698	4,384,092	4,444,153

Operating Profit	1,085,010	1,127,191	1,187,278
Net income on equity investments	80,773	41,209	17,931
Interest and dividend income	14,145	7,539	3,053
Interest expense	(273,902)	(155,191)	(153,118)
Gain (loss) on change in fair values of derivatives and related investments	11,088	62,184	(18,497)
Loss on early debt retirement	—	—	(140,506)
Gain on TMCT transactions	59,596	—	—
Gain on sales of investments, net	36,732	6,780	20,347
Other non-operating gain (loss), net	(4,447)	897	(6,388)

Income from Continuing Operations Before Income Taxes and Cumulative Effect of Change in Accounting Principle	1,008,995	1,090,609	910,100
Income taxes	(348,142)	(567,820)	(355,724)

Income from Continuing Operations Before Cumulative Effect of Change in Accounting Principle	660,853	522,789	554,376
Income (Loss) From Discontinued Operations, net of tax	(66,858)	11,900	18,948

Income Before Cumulative Effect of Change in Accounting Principle	593,995	534,689	573,324
Cumulative effect of change in accounting principle, net of tax	—	—	(17,788)

Net Income	593,995	534,689	555,536
Preferred dividends	(6,309)	(8,364)	(8,308)

Net Income Attributable to Common Shares	$587,686	$526,325	$547,228

Earnings Per Share
Basic:
Continuing operations before cumulative effect of change in accounting principle	$2.40	$1.64	$1.69
Discontinued operations	(.25)	.04	.06
Cumulative effect of change in accounting principle, net of tax	—	—	(.05)

Net income	$2.16	$1.68	$1.70

	Years Ended
	December 31, 2006	December 25, 2005	December 26, 2004
	(Dollars in thousands, except per share amounts)
Diluted:
Continuing operations before cumulative effect of change in accounting principle	$2.39	$1.63	$1.67
Discontinued operations	(.24)	.04	.06
Cumulative effect of change in accounting principle, net of tax	—	—	(.05)

Net income	$2.14	$1.67	$1.67

Dividends per common share	$.72	$.72	$.48
Years Ended
	December 31, 2006	December 25, 2005	December 26, 2004
Selected Ratio:
Ratio of earnings to fixed charges	4.3x	7.1x	6.2x
At December 31, 2006
(Dollars in thousands, except per share amounts)
Financial Position:
Assets	13,400,772
Current liabilities	2,546,714
Long-term debt	3,576,211
Other non-current liabilities	2,958,231
Shareholders' equity	4,319,616
Book value per common share	$18.06

        Summary Unaudited Pro Forma Consolidated Financial Data.    The following unaudited pro forma condensed consolidated financial statements present the Company's pro forma consolidated financial position at December 31, 2006 and its pro forma consolidated results of operations for the year then ended. These unaudited pro forma consolidated financial statements are derived from our historical consolidated financial statements and give effect to the repurchase of shares of Company Common Stock pursuant to the Tender Offer and the related refinancings of certain indebtedness of the Company, as if such repurchase and refinancings had occurred at the beginning of fiscal year 2006 for purposes of the pro forma condensed consolidated statement of income and as if such repurchase and refinancings had occurred at the end of fiscal year 2006 for purposes of the pro forma condensed consolidated balance sheet. In addition, these unaudited pro forma condensed consolidated financial statements give effect to the Step One Purchase Transaction and the ESOP Purchase Agreement as if they had been consummated at the beginning of fiscal year 2006 for purposes of the pro forma condensed consolidated statement of income and as if such agreements had been consummated at the end of fiscal year 2006 for purposes of the pro forma condensed consolidated balance sheet.

        The unaudited pro forma condensed consolidated financial statements include adjustments directly attributable to the Tender Offer and related refinancings that are expected to have a continuing impact on the Company. The unaudited pro forma condensed consolidated financial statements do not give effect to the consummation of the Merger, the repayment of the Exchangeable Note held by the Zell Entity or the issuance of the $225 million Subordinated Note or the 15-year Warrant to the Zell Entity in the Step Two Purchase Transaction because the consummation of such transactions is subject to the satisfaction of certain conditions, including stockholder approval, receipt of financing, FCC approval and the receipt of a solvency opinion. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. We believe the assumptions used, and pro forma adjustments derived from such assumptions, are reasonable based upon currently available information. However, such adjustments are subject to change based on finalization of the Tender Offer and related refinancings, and the Purchase Agreements. The Tender Offer is subject to a number of conditions, and there can be no assurance that the Tender Offer will be consummated or when such consummation might occur.

        These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2006 which is incorporated herein by reference. These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of either our financial position or the results of operations that actually would have been attained had the repurchase of shares of Company Common Stock and related refinancings pursuant to the Tender Offer, and consummation of the Step One Purchase Transaction and the ESOP Purchase Agreement had been completed at the dates indicated, or that will be achieved in the future. These unaudited pro forma condensed consolidated financial statements have been included herein for informational and comparative purposes only. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this prospectus under "Cautionary Note on Forward-Looking Statements."

Pro Forma Condensed Consolidated Statement of Income (Unaudited)

	Year Ended December 31, 2006
	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except per share data)
Operating Revenues	$5,517,708	$—		$5,517,708
Operating Expenses:
Cost of sales (exclusive of items shown below)	2,736,411	—		2,736,411
Selling, general and administrative	1,469,274	—		1,469,274
Depreciation	207,200	—		207,200
Amortization of intangible assets	19,813	—		19,813

Total operating expenses	4,432,698	—		4,432,698
Operating Profit:	1,085,010	—		1,085,010
Net income on equity investments	80,773	—		80,773
Interest and dividend income	14,145	—		14,145
Interest expense	(273,902)	(481,885)	(a)	(755,787)
Gain on change in fair values of derivatives and related investments	11,088	—		11,088
Gain on TMCT transactions	59,596	—		59,596
Gain on sales of investments, net	36,732	—		36,732
Other non-operating loss, net	(4,447)	—		(4,447)

Income From Continuing Operations Before Income Taxes	1,008,995	(481,885)		527,110
Income taxes	(348,142)	180,707	(b)	(167,435)

Income From Continuing Operations	$660,853	$(301,178)		$359,675
Earnings Per Share From Continuing Operations:
Basic	$2.40			$2.39
Diluted	$2.39			$2.31
Weighted-average Common Shares Outstanding:
Basic	272,672	(124,529)	(c)	148,143
Diluted	274,411	(118,647)	(c)	155,764
Book value per common share	$18.06			$0.58
Ratio of earnings to fixed charges	4.3			1.7

See "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements".

Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

	As of December 31, 2006
	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands of dollars)
Assets
Current Assets:
Cash and cash equivalents	$174,686	$—		$174,686
Accounts receivable, net	765,871	—		765,871
Inventories	40,962	—		40,962
Broadcast rights	271,995	—		271,995
Deferred income taxes	74,450	—		74,450
Prepaid expenses and other	49,466	—		49,466

Total current assets	1,377,430	—		1,377,430

Properties:
Property, plant and equipment	3,592,477	—		3,592,477
Accumulated depreciation	(1,907,365)	—		(1,907,365)

Net properties	1,685,112	—		1,685,112

Other Assets:
Broadcast rights	295,186	—		295,186
Goodwill	5,837,208	—		5,837,208
Other intangible assets, net	2,846,057	—		2,846,057
Time Warner stock related to PHONES debt	348,480	—		348,480
Other investments	564,750	—		564,750
Prepaid pension costs	293,455	—		293,455
Assets held for sale	9,172	—		9,172
Other	143,922	108,857	(d)	252,779

Total other assets	10,338,230	108,857		10,447,087

Total assets	$13,400,772	$108,857		$13,509,629

Liabilities and Shareholders' Equity
Current Liabilities:
Borrowings under bridge credit facility	$1,310,000	$(1,310,000)	(e)	$—
Other debt due within one year	119,007	(97,019)	(e)	21,988
Contracts payable for broadcast rights	317,945	—		317,945
Deferred income	108,607	—		108,607
Accounts payable, accrued expenses and other current liabilities	691,155	(7,929)	(d)	683,226

Total current liabilities	2,546,714	(1,414,948)		1,131,766

Long-Term Debt:
PHONES debt related to Time Warner stock	572,960	—		572,960
Other long-term debt (less portions due within one year)	3,003,251	5,776,539	(e)	8,779,790

Total long-term debt	3,576,211	5,776,539		9,352,750

Other Non-Current Liabilities:
Deferred income taxes	1,974,672	—		1,974,672
Contracts payable for broadcast rights	425,927	—		425,927
Compensation and other obligations	557,632	—		557,632

Total other non-current liabilities	2,958,231	—		2,958,231

Shareholders' Equity:
Common stock and additional paid-in capital	6,837,029	(1,784,235)	(g)	5,052,794
Retained earnings	3,138,313	(13,214)	(d)	565,526
		(54,288)	(f)
		(2,505,285)	(g)
Treasury common stock (at cost)	(5,288,341)	354,288	(f)	(4,934,053)
Unearned ESOP shares	—	(250,000)	(f)	(250,000)
Accumulated other comprehensive income (loss)	(367,385)	—		(367,385)

Total shareholders' equity	4,319,616	(4,252,734)		66,882

Total liabilities and shareholders' equity	$13,400,772	$108,857		$13,509,629

See "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements".

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

        On April 1, 2007, our Board, based on the recommendation of the Special Committee, approved the Company's entry into the Leveraged ESOP Transactions. In connection with the Leveraged ESOP Transactions, the Company agreed to launch the Tender Offer to repurchase up to 126,000,000 shares of Company Common Stock that are currently outstanding at a price of $34.00 per share. On April 1, 2007, the Company also entered into the Zell Entity Purchase Agreement and the ESOP Purchase Agreement. The terms of these agreements included the following:

  •
  Pursuant to the ESOP Purchase Agreement, on April 1, 2007, the ESOP purchased from the Company 8,928,571 shares of Company Common Stock at a price of $28.00 per share. The ESOP paid for this purchase with a promissory note of the ESOP in favor of the Company in the principal amount of $250 million, to be repaid by the ESOP over the 30-year life of the loan through its use of annual contributions from the Company to the ESOP and/or distributions paid on the shares of Company Common Stock held by the ESOP.

  •
  Pursuant to the Zell Entity Purchase Agreement, on April 23, 2007, the Zell Entity made an initial investment of $250 million in the Company in exchange for (1) 1,470,588 shares of Company Common Stock at $34.00 per share and (2) an unsecured subordinated exchangeable promissory note of the Company in the principal amount of $200 million. The promissory note is exchangeable at the Company's option, or automatically upon termination of the Merger Agreement, into an aggregate of 5,882,353 shares of Company Common Stock, subject to antidilution adjustments.

        To finance the Tender Offer and to refinance indebtedness under its existing Credit Facilities, the Company has secured financing commitments from certain lenders.

        The unaudited pro forma condensed consolidated statement of income does not reflect material non-recurring charges, which we anticipate will affect income from continuing operations within 12 months following the Tender Offer and related refinancings. The most significant of these charges are costs related to the extinguishment of the Company's existing term facility and bridge credit facility. We currently estimate that the income statement charges related to the extinguishment will be approximately $9 million after-tax. The unaudited pro forma condensed consolidated balance sheet reflects the impact of these non-recurring charges.

        The pro forma adjustments for the Tender Offer and related refinancings, and the Purchase Agreements are described below.

  (a)
  The pro forma interest expense adjustment assumes the issuance of approximately $7.1 billion of new variable rate debt to finance the Tender Offer and to refinance the Company's existing term facility, existing bridge credit facility, and outstanding commercial paper. A rate of 7.86%, based on LIBOR (at April 19, 2007) plus a spread of 2.5%, has been used to compute pro forma interest expense on the new borrowings. The pro forma interest expense adjustment is net of the historical interest expense on the Company's term facility, bridge credit facility and commercial paper that were assumed to be refinanced and includes the amortization of estimated debt issuance costs of $130 million using an average life of seven years. A one-eighth percentage point change in the assumed interest rate on the new borrowings would increase or decrease pro forma interest expense by approximately $9 million.

    In addition, the pro forma interest expense adjustment also includes interest on the $200 million subordinated exchangeable promissory note assumed to be issued in connection with the Zell Entity Purchase Agreement. A rate of 4.81%, based on the rate specified in the Zell Entity Purchase Agreement, has been used to compute interest expense on the promissory note.

        The following table summarizes the pro forma interest expense adjustment.

Pro forma interest expense adjustment ($ in millions)
New variable rate debt	$556
$200 million promissory note	10
Amortization of debt issuance costs	19
Less: existing term facility	(54)
Less: existing bridge credit facility	(44)
Less: existing commercial paper	(5)

Interest expense adjustment	$482

  (b)
  Reflects the income tax effect of the pro forma interest expense adjustment utilizing the applicable statutory tax rate for the year ended December 31, 2006.

  (c)
  The pro forma adjustment to basic weighted-average common shares outstanding reflects the repurchase of 126,000,000 shares of Company Common Stock and the issuance of 1,470,588 shares of Company Common Stock as of the beginning of fiscal year 2006 in connection with the Zell Entity Purchase Agreement. The pro forma adjustment to diluted weighted-average common shares outstanding also reflects the assumed conversion of the $200 million subordinated exchangeable promissory note into 5,882,353 shares of Company Common Stock as of the beginning of fiscal year 2006.

  (d)
  Reflects $130 million of debt issuance costs in connection with the new borrowings and the write-off of $21 million of debt issuance costs ($13 million after-tax) as a result of the extinguishment of the term facility and bridge credit facility.

  (e)
  To record the issuance of the new borrowings and the refinancing of the existing term facility, existing bridge credit facility and $97 million of the Company's outstanding commercial paper.

  (f)
  To record the issuance of shares of Company Common Stock to the ESOP and Zell Entity in connection with the Purchase Agreements. The shares were assumed to have been issued from our existing treasury common stock at the average value of $34.07 per share.

  (g)
  To record the repurchase and subsequent retirement of 126,000,000 shares of Company Common Stock at $34.00 per share in connection with the Tender Offer, including $5.5 million of related transaction costs.

Certain Projections

        The Company does not as a matter of course make public projections as to its future performance, earnings or other results, and is especially wary of making projections for earnings periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of the Company by the ESOP, the Zell Entity, the Chandler Trusts and other interested parties, the Company provided to the ESOP, the Zell Entity, the Chandler Trusts and to other interested parties certain non-public financial projections. These internal financial projections were also provided to the Board and the Special Committee and their respective financial and legal advisors. We have included below a summary of these projections to give our shareholders access to certain non-public information that was furnished to third parties and was considered by the financial advisors and by our Board and Special Committee for purposes of evaluating the Leveraged ESOP Transactions.

        The internal financial projections set forth below were prepared at the dates indicated for internal use and to assist the financial advisors to each of the Board and the Special Committee and other parties in their due diligence investigations of the Company, and not with a view toward public disclosure or toward compliance with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections, or the guidelines established by the American Institute of

Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company's independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability.

        These internal financial projections were based on numerous estimates, variables and assumptions that are inherently subject to economic and competitive uncertainties, all of which are difficult to predict and beyond the control of the Company's management and may not prove to have been, or may no longer be, accurate. Important factors that may affect actual results and result in the forecasted results not being achieved include, but are not limited to: changes in advertising demand, circulation levels and audience shares; regulatory and judicial rulings; availability and cost of broadcast rights; competition and other economic conditions; changes in newsprint prices; changes in the Company's credit ratings and interest rates; changes in accounting standards; adverse results from litigation, governmental investigations or tax-related proceedings or audits; the effect of labor strikes, lock-outs and negotiations; the effect of acquisitions, investments and divestitures; the effect of derivative transactions; the Company's reliance on third-party vendors for various services; the effect of the Leveraged ESOP Transactions, and other risks described in the Company's Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2006.

        Furthermore, the internal financial projections were prepared at the dates indicated below and do not necessarily reflect revised prospects for the Company's business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared. Moreover, the projections are not necessarily indicative of future performance, which may be significantly more or less favorable than as contemplated by the projections and accordingly should not be regarded as a representation that they will be achieved. In addition, the projections were prepared prior to the Board's approval of the Leveraged ESOP Transactions and, accordingly, the projections do not reflect the effects of such transactions. Since the date of the projections, the Company has made publicly available the results of operations for the fiscal year ended December 31, 2006 and the fiscal quarter ended April 1, 2007. Stockholders should review the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company's Current Report on Form 8-K dated April 19, 2007 to obtain this information.

        The inclusion of the internal financial projections in this document should not be regarded as an indication that the Company or its affiliates, advisors or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of the Company or its affiliates, advisors, officers, directors or representatives can give you any assurance that actual results will not differ from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of the Company, nor, to the knowledge of the Company, the ESOP, the Zell Entity or the Chandler Trusts intends to make publicly available any update or other revisions to the projections. None of the Company or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of the Company compared to the information contained in the projections or that projected results will be achieved. The Company has made no representation to the ESOP, the Zell Entity or the Chandler Trusts in the Merger Agreement or otherwise, concerning the projections.

Company Projected Financial Information

  2007 Management Projections

        As described above, in February 2007 the Company provided the following financial projections ("2007 Management Projections") to the Company's Board and the Special Committee and their respective financial advisors as well as to the ESOP, the Zell Entity, the Chandler Trusts and to other interested parties.

TRIBUNE COMPANY
SUMMARY CONSOLIDATED INCOME STATEMENT(a)
($ in millions)

	2006(d)	2007	2008		2009	2010	2011	'06-'10 4Y CAGR	'07-'11 4Y CAGR	'06-'11 5Y CAGR
Operating Revenues
Publishing	$4,025	$3,984	$4,007		$4,036	$4,063	$4,093	0.2%	0.7%	0.3%
Broadcasting & Entertainment	1,408	1,401	1,480		1,487	1,531	1,537	2.1%	2.3%	1.8%

Total Revenues	5,433	5,385	5,487		5,523	5,594	5,630	0.7%	1.1%	0.7%
Operating Cash Expenses(b)
Publishing	3,094	3,069	3,072		3,089	3,104	3,123	0.1%	0.4%	0.2%
Broadcasting & Entertainment	970	985	1,012		1,003	1,030	1,048	1.5%	1.6%	1.6%
Corporate	61	61	65		66	69	71	3.0%	3.8%	3.0%

Total Operating Cash Expenses	4,125	4,115	4,149		4,158	4,203	4,242	0.5%	0.8%	0.6%
Operating Cash Flow (c)
Publishing	931	915	935		947	959	970	0.7%	1.5%	0.8%
Broadcasting & Entertainment	437	416	468		484	501	490	3.5%	4.2%	2.3%
Corporate	(61)	(61)	(65)		(66)	(69)	(71)	3.0%	3.8%	3.0%

Total Operating Cash Flow	1,308	1,270	1,339		1,364	1,391	1,389	1.6%	2.3%	1.2%
Equity Income	75	67	95		129	159	191	20.7%	29.9%	20.6%

Adjusted Operating Cash Flow	1,383	1,337	1,434		1,493	1,550	1,580	2.9%	4.3%	2.7%
Capital Expenditures
Publishing	173	165	140		100	100	100
Broadcasting & Entertainment	42	28	28		27	27	27
Corporate	6	7	7		3	3	3

Total Capital Expenditures	222	200	175		130	130	130
Investments	222	100	275	(e)	100	100	100

Total Capital Usage	444	300	450		230	230	230

								Cumulative FCF ('07-'11)
Pre-tax Free Cash Flow	$939	$1,037	$983		$1,264	$1,320	$1,350	$5,954

(a)
Excludes non-operating items and discontinued operations (Atlanta, Albany and Boston).

(b)
Includes non-cash stock-based compensation and non-cash pension expense.

(c)
Operating Cash Flow represents operating revenue less cash expenses, including non-cash stock-based compensation expense and non-cash pension expense. It should be noted that operating cash flow is not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows as a measure of liquidity. Further, management's calculation of operating cash flows may differ from that used by others.

(d)
Excludes fiscal year 2006's additional week. A 53rd week occurs every six years as the Company's fiscal year ends on the last Sunday of the year. 2006 excludes the following special items: approximately $20 million of severance and other payments associated with new union contracts at Newsday, $9 million of other severance expense, a $4 million charge for the disposition of a press, $7 million of gains from property sales and a $7 million gain from the sale of the corporate airplane.

(e)
Includes $175 million in 2008 for the purchase of TMCT real estate.

        The material assumptions made by the Company in developing the 2007 Management Projections were as follows:

  Publishing

  •
  Revenue decline of 1% in 2007 due to a challenging advertising environment;

  •
  Print advertising revenue decline of 3% in 2007, which will be partially offset by Interactive revenue growth;

  •
  Modest improvement in 2008-2011 revenues as compared to 2007 due to annual Interactive revenue growth of 16% and improvements in classified;

  •
  Circulation revenue declines of 4% annually in years 2007-2011 from modest volume declines and continued selective discounting;

  •
  Expense decline of 1% in 2007 due to more favorable newsprint prices and other cost reductions;

  •
  Continued focus on cost reductions beyond 2007;

  •
  Growth in equity income from CareerBuilder and Classified Ventures; and

  •
  Declining capital expenditures due to the completion of ongoing systems projects by early 2009.

  Broadcasting and Entertainment

  •
  Advertising sales growth of nearly 2% annually in years 2006-2011;

  •
  Base television spot market growth of 1% annually;

  •
  Expected improvements in political spending;

  •
  An expected increase in revenue share to 14.3% in 2011 from a projected 13.3% in 2006;

  •
  Improved ratings for The CW network as compared to The WB network and continued ratings momentum of FOX network programming;

  •
  Increase in revenue share due to debuts of new syndicated programming in fall 2007;

  •
  Continued growth of WGN Superstation distribution (volume and rate) and renewal of carriage agreements;

  •
  Increase in annual operating expenses of approximately 1.6%; and

  •
  Continued growth of the TV Food Network.

        The Company subsequently slightly refined the 2007 Management Projections discussed above. The material difference in the revised version of the projections was a decrease of approximately $75 million in capital expenditures and investments in 2007, resulting in an increase of the same amount in pre-tax free cash flow in 2007. These updated projections were shared with the Board, the Special Committee and their respective financial advisors, as well as with the Chandler Trusts and the Zell Entity.

        The Board, the Special Committee and their respective financial advisors also considered certain downside sensitivity cases, two of which are described as "Downside Case A" and "Downside Case B" in "Special Factors—Opinion of the Special Committee's Financial Advisor." Downside Case A

assumes a 2% annual decline in publishing revenues and no growth in broadcasting and entertainment operating cash flow, in each case, from 2007 through 2011. Downside Case B assumes a 3% annual decline in publishing revenues and a 1% annual decline in broadcasting and entertainment operating cash flow, in each case, from 2007 through 2011. The downside sensitivity cases were not provided to the Zell Entity; however, they were provided to the ESOP and other interested parties. The Downside Case A and the Downside Case B are described in the April 1, 2007 Presentation to the Committee of Independent Directors of the Board of Directors of Tribune prepared by Morgan Stanley, which was filed by the Company with the SEC as Exhibit (c)(10) to the Schedule TO dated April 25, 2007.

  First Quarter 2007 Results

        On April 19, 2007, the Company reported its 2007 first quarter results and furnished such results on a Current Report on Form 8-K. Consolidated operating cash flow for the first quarter of 2007 was 2% lower than planned results factored into the 2007 Management Projections, primarily due to lower publishing revenues, which were partially offset by lower expenses in both the publishing and broadcasting segments. Consolidated operating cash flow for the first quarter of 2007 was down approximately 12% from 2006. Excluding one-time items in 2007 and 2006, consolidated operating cash flow declined by approximately 17%. Stockholders should review the Company's Current Report on Form 8-K dated April 19, 2007 to obtain further information regarding the Company's first quarter results.

  Certain 2006 Management Projections

        In October and December 2006, the Company prepared certain other non-public financial projections which, during the strategic review process, were provided or made available to the Board, the Special Committee, the Zell Entity and other interested parties and their respective legal and financial advisors (respectively, the "October 2006 Projections" and the "December 2006 Projections"). The October 2006 Projections and December 2006 Projections were fully superseded by the 2007 Management Projections described above.

        The October 2006 Projections included projected financial information for the remainder of the 2006 fiscal year through the 2010 fiscal year and reflected (i) 2006 publishing operating revenues of $4,042 million, increasing at a five-year compound annual growth rate ("CAGR") of 2.1%, (ii) 2006 broadcasting and entertainment operating revenues of $1,390 million, increasing at a five-year CAGR of 1.7% and (iii) 2006 consolidated operating cash flow of $1,303 million, increasing at a five-year CAGR of 2.9%.

        In December 2006, management reviewed the October 2006 Projections in light of the most recent operating results and revised the October 2006 Projections. As compared to the October 2006 Projections, the December 2006 Projections included projected financial information for the remainder of the 2006 fiscal year through the 2010 fiscal year and reflected (i) 2006 publishing operating revenues of $4,022 million, increasing at a five-year CAGR of 2.1%, (ii) 2006 broadcasting and entertainment operating revenues of $1,399 million, increasing at a five-year CAGR of 2.3% and (iii) 2006 consolidated operating cash flow of $1,307 million, increasing at a five-year CAGR of 3.4%.

        In February 2007, in connection with the Company's preparation of its 2007 operating plan and in light of the 2006 year-end operating results and Period 1, 2007 operating results, management reviewed and revised the December 2006 Projections and prepared the 2007 Management Projections described above.

Information About Tribune Company

        The Company is a media and entertainment company, operating primarily in the United States, that conducts our operations through two business segments: publishing and broadcasting and entertainment. In publishing, our leading daily newspapers include the Los Angeles Times, Chicago Tribune and Newsday (Long Island, NY), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. Our broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago's WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement our print and broadcast properties and extend our nationwide audience. These segments reflect the manner in which we sell our products to the marketplace, manage our operations and make business decisions. Our media operations are principally in major metropolitan areas of the United States and compete against all types of media on both a local and national basis. We were founded in 1847 and incorporated in Illinois in 1861. As a result of a corporate restructuring in 1968, we became a holding company incorporated in Delaware.

        Prior Public Offerings.    The Company has for several years maintained active debt shelf registration statements for its medium-term note program and other financing needs. A $1 billion shelf registration statement was declared effective in February 2006. In July 2006, a new shelf registration statement was filed and declared effective, replacing the shelf registration statement declared effective in February 2006. The new shelf registration statement does not have a designated amount, but the Board has authorized the issuance and sale of up to $3 billion of debt securities, inclusive of the $1 billion that was registered pursuant to the February 2006 registration statement.

        Company Common Stock Repurchases.    The Company's repurchases of shares of Company Common Stock totaled 71 million shares for $2.3 billion in 2006 and 12 million shares for $440 million in 2005. The following table summarizes the Company's 2006 repurchases (in thousands):

	Shares	Cost
Repurchases in first quarter	4,604	$137,746
May 2006 tender offer repurchases	45,027	1,468,270
Repurchases from the Robert R. McCormick Tribune Foundation and Cantigny Foundation	10,000	325,300
Repurchases subsequent to the May 2006 tender offer	11,053	330,952

Total Company Common Stock repurchases	70,684	$2,262,268

        On May 30, 2006, the Company initiated a modified "Dutch Auction" tender offer to repurchase up to 53 million shares of Company Common Stock at a price per share not greater than $32.50 and not less than $28.00. That tender offer closed on June 26, 2006, and the Company acquired 45 million shares of Company Common Stock on July 5, 2006 at a price of $32.50 per share before transaction costs. The Company also acquired 10 million shares of Company Common Stock from the Foundations on July 12, 2006 at a price of $32.50 per share before transaction costs. The Foundations are affiliated non-profit organizations, which together held 13.6% of the Company's outstanding shares when that tender offer was launched. In connection with that tender offer, the Board also authorized the repurchase of an additional 12 million shares of Company Common Stock commencing on the eleventh business day following the completion of the tender offer. In the third quarter of 2006, the Company repurchased an additional 11.1 million shares under that authorization at a weighted average cost of $29.94 per share. In addition, the Company repurchased and retired 4.6 million shares of Company Common Stock in the first quarter of 2006.

  Certain Relationships and Transactions

        Chandler Trusts.    Three members of the Board, Jeffrey Chandler, Roger Goodan and William Stinehart, Jr., are trustees of the Chandler Trusts. Mr. Chandler and Mr. Goodan are also beneficiaries of these trusts. The Chandler Trusts were the principal shareholders of The Times Mirror Company prior to the merger of Times Mirror into the Company on June 12, 2000. In connection with the merger, the Chandler Trusts exchanged their Times Mirror common stock for 36,304,135 shares of

Company Common Stock and the Company amended its by-laws to grant the Chandler Trusts the right to nominate three directors, one for each of the Board's three classes. As long as the Chandler Trusts have these rights, neither the Board nor any Board committee may nominate any person in opposition to the three Chandler Trust nominees. Jeffrey Chandler, Roger Goodan and William Stinehart, Jr. were the Chandler Trusts' initial nominees and became directors of the Company following the merger. Mr. Chandler and Mr. Goodan are cousins.

        As described above in "Special Factors—Other Transaction Agreements—Registration Rights Agreements," the Chandler Trusts have agreed that they will tender into the Tender Offer all shares held by them at the expiration of the Tender Offer, and have also agreed to cause Messrs. Chandler, Goodman and Stinehart, each of whom are currently serving on the Board as a representative of the Chandler Trusts, to resign as directors of the Company, effective upon the purchase of shares of Company Stock in the Tender Offer or earlier in certain circumstances.

        In 1997, the Chandler Trusts and Times Mirror entered into a transaction which, through the formation of TMCT, LLC ("TMCT"), enabled Times Mirror to retire for accounting purposes a substantial block of Times Mirror stock. Times Mirror and its affiliates contributed to TMCT real property used in Times Mirror's business operations and cash and the Chandler Trusts contributed Times Mirror stock. Times Mirror leased back the real property under long-term leases. Upon completion of the merger of Times Mirror into the Company, the Company assumed these leases and the Times Mirror stock held by the limited liability company was converted into Company Common Stock. In 2006, $20,300,792 of lease payments and $4,005,936 in dividends received on the Company Common Stock held by TMCT were allocated to the Chandler Trusts.

        In 1999, the Chandler Trusts and Times Mirror formed TMCT II, LLC ("TMCT II") and entered into a similar transaction that again enabled Times Mirror to retire for accounting purposes a substantial block of stock. Times Mirror's contribution to TMCT II consisted of cash and securities. The Chandler Trusts again contributed Times Mirror stock that was converted into Company Common Stock upon completion of the merger of Times Mirror into the Company. In 2006, $7,440,746 in dividends received on the Company Common Stock held by TMCT II were allocated to the Chandler Trusts.

        On September 21, 2006, the Company and the Chandler Trusts entered into agreements to restructure TMCT and TMCT II. Under the terms of the agreements, the Company received on September 22, 2006, a total of 38.9 million shares of Company Common Stock and all 1.1 million shares of the Company's preferred stock held collectively by TMCT and TMCT II. Following the distributions by TMCT and TMCT II, the Company's interests in each of TMCT and TMCT II were reduced to approximately five percent. The agreements also provided for certain put and call options, which are exercisable at fair market value beginning in September 2007, relating to the Company's remaining ownership interests in TMCT and TMCT II.

        In addition, on September 22, 2006, the Company and TMCT amended the lease agreement for the eight properties the Company leases from TMCT. Under the terms of the amended lease, the Company was granted an accelerated option to acquire the eight properties during the month of January 2008 for $175 million. The Company was also granted an option to acquire the leased properties from February 8, 2008 to three months prior to the expiration of the amended lease at the higher of fair market value or $195 million. In addition, the amendment extended the properties' current fixed rental rate through August 7, 2021.

        On October 20, 2006, the remaining 12.4 million shares of Company Common Stock held by TMCT and TMCT II were distributed to the Company and the Chandler Trusts in accordance with their respective ownership interests. The Company received 0.6 million shares and the Chandler Trusts received 11.8 million shares. Until October 20, 2007, the trustees of the Chandler Trusts have agreed to vote the 11.8 million shares in the same proportion as all other shares are voted on any matter requiring a shareholder vote, including the proposals to be voted on at the 2007 annual meeting. Information pertaining to the Company's investments in TMCT and TMCT II is provided in Note 7 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

  Significant Events

        Credit Agreements.    On June 19, 2006, the Company entered into a five-year credit agreement and a 364-day bridge credit agreement, both of which were amended and restated on June 27, 2006. The five-year credit agreement provides for a $1.5 billion unsecured term facility, of which $250 million was used to refinance the medium-term notes that matured on November 1, 2006, and a $750 million unsecured revolving facility. The 364-day bridge credit agreement provided for a $2.15 billion unsecured bridge facility.

        The Company entered into these agreements to finance the Company's tender offer initiated on May 30, 2006; to repurchase shares of the Company Common Stock from the Foundations; to repurchase shares of the Company Common Stock pursuant to open market or privately negotiated transactions; to refinance certain indebtedness; and to pay fees and expenses incurred in connection with the repurchases. In addition, the revolving facility is available for working capital and general corporate purposes, including acquisitions.

        In general, borrowings under the credit agreements bear interest at a rate equal to LIBOR plus a spread ranging from 0.35% to 1.25%. The applicable spread is determined on the basis of the Company's debt ratings by S&P and Moody's. The Company's debt ratings are also used in determining the annual facility fee, which may range from 0.07% to 0.25% of the aggregate unused commitments. In addition, the Company has agreed to pay customary fees to the lenders under the credit agreements.

        As of December 31, 2006, the Company had outstanding borrowings of $1.5 billion and $1.3 billion under the term facility and the bridge facility, respectively, and the Company had no borrowings under the revolving facility. As of December 31, 2006, the applicable interest rate on both the term facility and the bridge facility was 6.2%.

        The credit agreements contain certain restrictive covenants, including financial covenants that require the Company to maintain a maximum total leverage ratio and a minimum interest coverage ratio. At December 31, 2006, the Company was in compliance with the covenants.

        TMCT Transactions.    As a result of the Company's acquisition of Times Mirror in 2000, the Company holds investment interests in TMCT and TMCT II. TMCT and TMCT II were formed in 1997 and 1999, respectively, as a result of transactions involving agreements between Times Mirror and its largest shareholders, the Chandler Trusts. Additional information pertaining to the Company's investments in TMCT and TMCT II is provided in Note 7 to the consolidated financial statements in Item 8 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. See "Information About Tribune Company—Certain Relationships and Related Transactions—Chandler Trusts."

        Sales of WATL-TV, Atlanta, WCWN-TV, Albany and WLVI-TV, Boston.    On June 5, 2006, the Company announced the sale of WATL-TV, Atlanta to Gannett Co., Inc. for $180 million. The sale closed on August 7, 2006. On June 19, 2006, the Company announced the sale of WCWN-TV, Albany to Freedom Communications, Inc. for $17 million. The sale closed on December 6, 2006. On September 14, 2006, the Company announced the sale of WLVI-TV, Boston, to Sunbeam Television Corp. for $113.7 million. The sale closed on December 19, 2006.

        Acquisition of Additional Equity in CareerBuilder, ShopLocal and Topix.    In August 2006, the Company completed its acquisition of additional equity interests in each of CareerBuilder, LLC,

ShopLocal, LLC (formerly CrossMedia Services, Inc.) and Topix, LLC for an aggregate purchase price of $155 million. The negotiated equity purchases followed the exercise of call options by the Company and Gannett Co., Inc. on Knight-Ridder, Inc.'s equity ownership in the three online businesses after The McClatchy Company's announcement of its proposed acquisition of Knight-Ridder, Inc. As a result of this transaction, the Company and Gannett Co., Inc. each increased their respective ownership of CareerBuilder, LLC and ShopLocal, LLC to 42.5% with The McClatchy Company retaining a 15% interest in both entities. Additionally, each of the Company's and Gannett Co., Inc.'s interest in Topix, LLC increased to 31.9%. As a result of subsequent funding, the current ownership of Topix, LLC is approximately 33.7% for both the Company and Gannett Co., Inc., 11.9% for The McClatchy Company and 20.7% for management of Topix, LLC.

        Network Affiliations.    On January 24, 2006, the Company announced that it had reached a 10-year agreement to affiliate 16 of its television stations which were at that time affiliated with the former WB Network (including those in New York, Los Angeles and Chicago) with a new broadcast network, the CW Network. The new network was launched in September 2006 by Warner Bros. Entertainment and CBS. The new network airs a portion of the programming previously carried on the WB Network and the UPN Network, as well as new programming. The WB Network has shut down. The Company did not incur any costs related to the shutdown of the WB Network.

        In the second quarter of 2006, the Company announced that its other three former WB Network affiliates (Philadelphia, Atlanta and Seattle) would become affiliates of the new broadcast network, MyNetworkTV, which was launched in September 2006 by the FOX Television Stations Network Inc. and Twentieth Century Television. The new network airs primarily primetime dramas. The Company subsequently sold its Atlanta station in August 2006 and its Albany and Boston stations in December 2006.

  Recent Developments

        On February 12, 2007, Tribune Publishing, a division of the Company, announced the sale of Hoy New York, its Spanish-language daily newspaper, to ImpreMedia, LLC. The sale, which is expected to close during the first quarter of 2007, does not include the Hoy publications in Los Angeles and Chicago. On March 6, 2007, Tribune Publishing announced the sale of its Southern Connecticut Newspapers, The Advocate (Stamford) and Greenwich Time, to Gannett Co., Inc., for $73 million.

  Where You Can Find More Information

        We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed a Tender Offer Statement and Rule 13e-3 Transaction Statement under cover of Schedule TO with the SEC that includes additional information relating to the Tender Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549 and at the library of the NYSE at 20 Broad Street, New York, NY 10005. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

  Incorporation by Reference

        The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Tender Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filing (File No. 1-8572)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2006, filed February 26, 2007
Current Reports on Form 8-K	February 16, 2007; April 5, 2007; April 24, 2007

        Any statement contained in this Offer to Purchase or in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or telephoning us at: Tribune Company, Attention: Corporate Relations Department, 435 North Michigan Avenue, Chicago, Illinois, Telephone: (800) 757-1694. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http:/ /www.tribune.com. Information contained on our website is not part of, and is not incorporated into, this Tender Offer.

Information About the ESOP

        In connection with the Leveraged ESOP Transactions, the Board adopted the ESOP on April 1, 2007, effective as of January 1, 2007. The ESOP is intended to be a qualified employee benefit plan under Sections 401(a), 409 and 4975 of the Code, and the ESOP Trust is intended to be tax-exempt under Section 501(a) of the Code. The Trustee of the ESOP is GreatBanc Trust Company, 1301 West 22nd Street, Suite 702, Oak Brook, Illinois 60523; telephone (530) 572-5121 or (630) 572-5120. See "Other Transaction Agreements—ESOP Plan Documents."

Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

        See "Special Factors—Interest of Directors and Executive Officers" for a description of certain benefits and other interests arising out of the Leveraged ESOP Transactions.

        As of April 1, 2007, there were 240,573,299 shares of Company Common Stock issued and outstanding, excluding 60,671,319 shares of Company Common Stock held by our subsidiaries and affiliates, 8,928,571 shares of Company Common Stock held by the ESOP. The maximum number of shares we are offering to purchase in the Tender Offer, 126,000,000 shares, represents approximately 52% of the total number of issued and outstanding shares as of April 1, 2007.

        As of April 1, 2007, our directors and executive officers as a group (20 persons) beneficially owned an aggregate of approximately 6,891,911 shares, representing approximately 2.8% of the total number of outstanding shares. To the best of the Company's knowledge, all of the Company's directors and executive officers intend to tender into the Tender Offer all shares owned of record, other than certain shares subject to options and certain unvested restricted shares.

        As of April 1, 2007, the aggregate number and percentage of shares of Company Common Stock that were beneficially owned by our current directors, current executive officers and each person who owns (to our knowledge) 5% or more of our outstanding shares were as appears in the second and third columns of the table below.

        Unless otherwise indicated, the address of each person listed is c/o Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611.

	Prior to the Tender Offer		After the Tender Offer
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Shares	Percentage of Shares(3)
5% Stockholders:
The Chandler Trusts(4) 350 West Colorado Boulevard, Suite 230 Pasadena, CA 91105	48,753,788	20.25%	20.14%
Robert R. McCormick Tribune Foundation Cantigny Foundation(5) 435 North Michigan Avenue, Room 770 Chicago, IL 60611	31,282,788	13.00%	12.94%
T. Rowe Price Associates, Inc.(6) 100 E. Pratt Street Baltimore, MD 21202	17,655,120	7.34%	7.30%
Ariel Capital Management, LLC(7) 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	15,337,568	6.38%	6.34%
Directors and Executive Officers:
Jeffrey Chandler(8)
Amount of shares	11,187
Options exercisable within 60 days	19,200
Total	30,387	*	*
Dennis J. FitzSimons(9)(10)
Amount of shares	498,299
Options exercisable within 60 days	1,561,556
Total	2,059,855	*	*
Roger Goodan(8)
Amount of shares	17,246
Options exercisable within 60 days	45,200
Total	62,446	*	*
Donald C. Grenesko
Amount of shares	242,188
Options exercisable within 60 days	630,956
Total	873,144	*	*
Enrique Hernandez, Jr.
Amount of shares	11,330
Options exercisable within 60 days	15,200
Total	26,530	*	*

Betsy D. Holden
Amount of shares	8,661
Options exercisable within 60 days	7,200
Total	15,861	*	*
Crane H. Kenney
Amount of shares	51,669
Options exercisable within 60 days	485,063
Total	536,732	*	*
Timothy J. Landon
Amount of shares	45,982
Options exercisable within 60 days	367,015
Total	412,997	*	*
Thomas D. Leach(10)
Amount of shares	50,741
Options exercisable within 60 days	242,408
Total	293,149	*	*
Luis E. Lewin
Amount of shares	22,710
Options exercisable within 60 days	392,310
Total	415,020	*	*
R. Mark Mallory
Amount of shares	108,234
Options exercisable within 60 days	213,745
Total	321,979	*	*
Robert S. Morrison
Amount of shares	13,148
Options exercisable within 60 days	11,200
Total	24,348	*	*
Ruthellyn Musil
Amount of shares	65,391
Options exercisable within 60 days	349,379
Total	414,770	*	*
William A. Osborn
Amount of shares	11,959
Options exercisable within 60 days	11,200
Total	23,159	*	*
John E. Reardon(10)
Amount of shares	63,782
Options exercisable within 60 days	323,487
Total	387,269	*	*
J. Christopher Reyes
Amount of shares	14,969
Options exercisable within 60 days	0
Total	14,969	*	*
Scott C. Smith(9)(10)
Amount of shares	225,273
Options exercisable within 60 days	577,394
Total	802,667	*	*

William Stinehart, Jr.(8)(10)
Amount of shares	12,650
Options exercisable within 60 days	31,700
Total	44,350	*	*
Dudley S. Taft(11)
Amount of shares	94,660
Options exercisable within 60 days	31,200
Total	125,860	*	*
Miles D. White
Amount of shares	6,419
Options exercisable within 60 days	0
Total	6,419	*	*

*
Less than 1% of the issued and outstanding Company Common Stock.

(1)
"Beneficial ownership" generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days.

(2)
Includes shares of Company Common Stock beneficially owned by executive officers under the Tribune Company 401(k) Savings and Profit Sharing Plan. The executive officers have the right to direct the voting of shares allocated to their accounts. Totals for Ms. Musil and Messrs. FitzSimons, Grenesko, Lewin, Mallory and Smith do not include unvested restricted stock units held by them; however, each such individual has reached the minimum retirement age and the required years of service and, therefore, the restrictions on the unvested restricted stock units held by them lapse upon the executive's retirement Ms. Musil holds 28,667 unvested restricted stock units and Messrs. FitzSimons, Grenesko, Lewin, Mallory and Smith hold 175,000, 71,417, 33,334, 21,934 and 70,000 unvested restricted stock units, respectively.

(3)
Reflects the issuance of 1,470,588 shares of Company Common Stock to the Zell Entity following the consummation of the Step One Purchase Transaction and assumes all issued and outstanding shares of Company Common Stock, other than shares owned by the Zell Entity or the ESOP, will be tendered in the Tender Offer resulting in each of the 5% beneficial holders listed above being limited to selling approximately 52% of the shares of Company Common Stock that it presently holds.

(4)
The trustees of Chandler Trust No. 1 share voting and investment power with respect to 22,881,590 shares and the trustees of Chandler Trust No. 2 share voting and investment power with respect to 25,244,751 shares. In addition, certain trustees beneficially own shares of Company Common Stock, as follows: Jeffrey Chandler, 30,387 shares (including 19,200 options exercisable within 60 days of April 1, 2007); Camilla Chandler Frost, 427,662 shares; Roger Goodan, 62,446 shares (including 45,200 options exercisable within 60 days of April 1, 2007); William Stinehart, Jr., 44,350 shares (including 31,700 options exercisable within 60 days of April 1, 2007); and Warren B. Williamson, 62,602 shares (including 25,102 options exercisable within 60 days of April 1, 2007).

(5)
The Robert R. McCormick Tribune Foundation ("McCormick") owns 28,023,788 shares and the Cantigny Foundation ("Cantigny") owns 3,259,000 shares. The investment and voting power of each of the Robert R. McCormick Tribune Foundation and the Cantigny Foundation is vested in a board of five directors, consisting of Dennis J. FitzSimons, David D. Hiller, Scott C. Smith and two former Company officers. Mr. Hiller is the Publisher of the Los Angeles Times.

(6)
Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. According to information provided by T. Rowe Price Associates, Inc., these securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. T. Rowe Price Associates, Inc. has sole voting control over 3,632,545 of the shares and has sole dispositive power over all the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)
Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. According to the Schedule 13G, the shares are owned by investment advisory clients of Ariel Capital Management, LLC and include 13,688,638 shares over which Ariel Capital Management, LLC has the sole voting control and 15,252,628 shares over which Ariel Capital Management, LLC has sole dispositive power.

(8)
Does not include 22,881,590 shares owned by Chandler Trust No. 1 and 25,244,751 shares owned by Chandler Trust No. 2 (see (4) above).

(9)
Does not include 28,023,788 shares owned by the Robert R. McCormick Tribune Foundation and 3,259,000 shares owned by the Cantigny Foundation (see (5) above).

(10)
Includes shares held by family members or in family trusts, as follows: Mr. FitzSimons, 7,299 shares; Mr. Leach, 222 shares; Mr. Reardon, 177 shares; Mr. Smith, 800 shares; and Mr. Stinehart, 7,002 shares.

(11)
Includes 71,209 shares held by Taft Broadcasting Company. Mr. Taft is the sole shareholder of Taft Broadcasting Company.

        Other Agreements Involving the Company's Securities.    Except as otherwise described herein and for the outstanding stock options, stock awards and other restricted equity interests granted to our directors, executive officers and other employees pursuant to the Company's various equity benefits plans, which are described in Note 16 to the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006, which descriptions are incorporated herein by reference, neither the Company nor any affiliate nor, to the Company's knowledge, any of the Company's executive officers or directors, nor associate of the foregoing persons, is a party to any agreement, arrangement, understanding or relationship with the Company or any other person relating, directly or indirectly, to any of the Company's securities. For more information regarding the terms of our equity incentive plans and certain other agreements, we refer you to the entire text of the documents filed as Exhibits (d)(20) through (d)(37) to the Schedule TO filed by the Company on April 25, 2007, as the same may be amended from time to time, which are incorporated herein by reference.

Recent Securities Transactions

        Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither we nor any of our affiliates, subsidiaries, directors, or executive officers have effected any transactions involving shares of our Company Common Stock during the 60 days prior to April 20, 2007, except that on April 17, 2007, Dudley S. Taft acquired 4,000 shares of Company Common Stock upon the exercise of a stock option that was scheduled to expire on May 6, 2007.

Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

        The purchase by us of shares in the Tender Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. As a result, the trading of the shares after consummation of the Tender Offer may have a greater impact on trading prices than would be the case prior to consummation of the Tender Offer.

        We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Tender Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares in the Tender Offer will cause the remaining outstanding shares to be delisted from the NYSE.

        Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares in the Tender Offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

        The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares in the Tender Offer pursuant to the terms of the Tender Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

Legal Matters; Regulatory Approvals

        Legal Matters.    On September 19, 2006, a Company stockholder filed a complaint in the Northern District of Illinois against the Company's directors, with the exception of Messrs. Chandler, Goodan and Stinehart, and the Company as a nominal defendant, alleging direct and derivative claims on behalf of a purported class of Company stockholders for breach of fiduciary duty in connection with the Company's May 2006 share repurchase program and the manner in which the Board was handling its exploration of strategic alternatives. After the judge in that case issued a memorandum questioning whether plaintiff had satisfied the requirements for diversity jurisdiction in order to maintain the case in federal court, plaintiff moved to dismiss the case voluntarily without prejudice. The district court dismissed the case on September 27, 2006.

        Approximately seven weeks later, on November 17, 2006, the same plaintiff filed a complaint captioned Garamella v. FitzSimons, et al., No. BC362110, in the Superior Court of California, Los Angeles County, alleging substantially identical direct and derivative claims on behalf of a purported class of Company stockholders against all Company directors, including Messrs. Chandler, Goodan and Stinehart, and the Company as a nominal defendant. After the Company announced the Leveraged ESOP Transactions on April 2, 2007, and before any responsive pleading was due, plaintiff amended the California complaint to include claims alleging that the Company's directors breached their fiduciary duties to stockholders in connection with the negotiation of the Leveraged ESOP Transactions and execution of the related documents. Specifically, plaintiff claims that the directors' desire to entrench themselves on the Company's Board caused them to breach their fiduciary duties by undertaking the May 2006 share repurchase program which caused the Company to take on additional debt and, according to plaintiff, become less attractive to potential bidders. Plaintiff further alleges that the directors' entrenchment motives caused them to breach their fiduciary duties by rejecting certain strategic alternatives for the Company, such as a sale of individual Company assets or a tax-free spin-off, and by keeping in place certain of the Company's corporate governance mechanisms such as the shareholder rights plan and the staggered structure of the Board. With respect to the Merger Agreement, plaintiff claims that the directors breached their fiduciary duties by setting a bid deadline of March 31, 2007 and thereby "cutting short" the bidding process, by structuring the transaction to include an up-front tender offer which plaintiff characterizes as "coercive," and by structuring the transaction so that "insider shareholders" such as the Chandler Trusts and McCormick Tribune Foundation obtain additional unique benefits from the transaction that are not available to other stockholders. Among other things, the California complaint seeks to enjoin the impending Tender Offer and the consummation of the Merger. Defendants filed motions to dismiss the California complaint on April 20, 2007, and those motions currently are pending before the court. As of this date, plaintiff has not filed a motion for preliminary injunction and the court has not set any schedule for preliminary injunction proceedings. The foregoing description does not purport to be complete and is qualified in its entirety by reference to Exhibit (a)(5)(A), which is incorporated herein by reference.

        On April 5, 2007, a Company stockholder filed a complaint captioned Simpson v. Tribune Co., et al., No. 07CH9519, in the Chancery Division of the Circuit Court of Cook County, Illinois, against the Company and each of the Company's directors. The Simpson complaint alleges that the Company's directors breached their fiduciary duties in negotiating and executing the Merger Agreement which unfairly favors the Company's management and major insider stockholders at the expense of the Company's public stockholders. The foregoing description does not purport to be complete and is qualified in its entirety by reference to Exhibit (a)(5)(B), which is incorporated herein by reference.

        These actions will be defended vigorously.

        The Company received a letter dated April 9, 2007, (1) stating that it was written on behalf of two hedge funds purporting to hold approximately 37% of the Company's 8,000,000 PHONESSM Exchangeable Subordinated Debentures due 2029 (the "PHONES"), (2) purporting to give a "notice of default" that the Company has violated the "maintenance of properties" covenant in the indenture under which the PHONES were issued (the "PHONES Indenture") and (3) informing the Company that failure to remedy such purported violation within 60 days of notice will result in an "event of default" under the PHONES Indenture (which could, if properly declared, result in an acceleration of principal and interest payable with respect to the PHONES).

        The particular covenant in question, Section 10.05 of the PHONES Indenture, requires the Company to "cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order (normal wear and tear excepted) and supplied with all necessary equipment . . . all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times . . . ." Section 10.05 of the PHONES Indenture expressly provides that the covenant does not "prevent the Company from discontinuing the operation and maintenance of any such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Company or of the Subsidiary concerned, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holders [of the PHONES]." The letter suggests that the Company's recent sales of three television stations, announced intention to sell the Chicago Cubs baseball team and recent and proposed issuances of debt and return of capital to stockholders violated or will violate this maintenance of properties covenant.

        The Company believes that the hedge funds' claims are without merit and that the Company remains in full compliance with Section 10.05 of the PHONES Indenture. The Company will enforce and defend vigorously its rights under the PHONES Indenture.

        Regulatory Approvals.    We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Tender Offer that is material to the success of the Tender Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable within the time period contemplated by the Tender Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in the Tender Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial cost or conditions, or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations in the Tender Offer to accept for payment and pay for shares is subject to conditions. See "The Tender Offer—Conditions of the Tender Offer."

        In connection with the Leveraged ESOP Transactions, the parties to the Merger Agreement and the Zell Entity Purchase Agreement will be required to file applications with the FCC for consent to the transfer of control of the Company from its public shareholders to the ESOP, the Zell Entity and Zell. The parties will also request that the FCC waive its rule prohibiting the common ownership of daily English language newspapers and broadcast stations (the "cross-ownership rule") in the five markets where the Company owns such combinations. The applications will also require that the FCC address the Company's pending license renewal applications. The FCC can address the pending license renewal applications by taking action on the renewal applications themselves in connection with the transfer application or, alternatively by accepting the transferee's willingness to be bound by the FCC's subsequent action on the pending license renewal applications following the completion of the current FCC rulemaking process. The parties will also request a "failing station waiver" to permit the continued common ownership of the Company's two television stations in Hartford, Connecticut, as well as a "satellite waiver" to permit the continued common ownership and operation of WTTK, Kokomo, Indiana, as a satellite station of WTTV, Indianapolis, Indiana.

        The Company is currently permitted to own its five cross-ownerships as follows:

  •
  In New York, the Company acquired Newsday after the grant of its last renewal application for WPIX(TV), and is permitted to own both until the FCC acts on the next renewal application for WPIX(TV), which is currently pending, under the FCC's applicable policy, known as the "note 25 exception."

  •
  In Chicago, the Company's common ownership of WGN-TV, WGN(AM), and the Chicago Tribune was grandfathered when the FCC adopted its cross-ownership rule in 1975.

  •
  In Los Angeles, the Company owns both the Los Angeles Times and KTLA under the note 25 exception. An application for renewal of KTLA's license is pending before the FCC.

  •
  In Miami-Ft. Lauderdale, in 1998 the Company was granted a waiver to permit it to own WSFL-TV and the South Florida Sun-Sentinel until six months after the FCC completes its still-pending rulemaking proceeding addressing the cross-ownership rule.

  •
  In Hartford, the Company was granted a permanent waiver of the rules to permit it to own both WTIC-TV and WTXX(TV) because it had shown WTXX to be a "failing station." The Company is permitted to own both WTIC and the Hartford Courant under the note 25 exception, and it is permitted to own both WTXX and the Hartford Courant under a waiver permitting such common ownership until after the FCC acts on WTXX's currently pending renewal application.

        The Company has filed renewal applications for all twenty-four of its television stations and for WGN(AM) during the recently concluded renewal cycle. Renewal applications have been granted for WGN(AM), for WSFL-TV, Miami, Florida, and for five other television stations. The renewal applications for the other eighteen television stations remain pending before the FCC. The pending renewal applications for the New York, Los Angeles and Hartford stations each contain a request for permanent waiver of the cross-ownership rule or, in the alternative, a waiver pending the outcome of the rulemaking. Those requests were opposed in Los Angeles and Hartford. The date for oppositions in New York is May 1, 2007.

        None of the cross-ownership waivers can be transferred under a transfer of control application. New waivers will be required in each of the five markets, including Chicago, which was otherwise grandfathered. Because there is a rulemaking proceeding pending in which, on remand from the United States Court of Appeals for the Third Circuit, the FCC is reviewing its ownership rules, including the cross-ownership rule, and because in that proceeding the FCC has previously adopted a rule which would have permitted each of the cross-ownerships, the parties will request waivers of the cross-ownership rule pending the outcome of that rulemaking proceeding. In connection with this pending rulemaking, we anticipate that certain parties may file petitions to deny or other objections with the FCC which will oppose the grant of cross-ownership waivers to us in connection with our transfer of control application. The FCC may also grant a cross-ownership waiver that could require us to come into compliance with the cross-ownership rule within a specified time period, which might require us to divest either our newspaper or broadcast assets in one or more of the five cross-ownership markets.

        The FCC also generally will not act on a transfer of control application for a broadcast station when a license renewal application is pending for such station. While the FCC could accelerate the processing of the pending renewal applications and act upon them at the same time it acts on the transfer of control applications, in the event that it does not elect to do so, there is a possibility that these renewal applications could remain pending until after the FCC completes its current rulemaking process.

        The "failing station waiver" permitting the common ownership of the two television stations in Hartford does not transfer. In order to obtain a new "failing station waiver," the parties will be required to show that WTXX is in financial distress, that it has poor viewership ratings, that it cannot be sold to an out of market buyer, and that the grant of the waiver would be in the public interest. The "satellite waiver" in the Indianapolis market, permitting the common ownership of WTTK and WTTV, similarly cannot be transferred but must be requested again by the parties. The Company has previously made the necessary showing to obtain the "satellite waiver" when it acquired these stations and currently believes that the parties will be able to make the necessary showing to obtain a new "satellite waiver."

        Neither the Tender Offer nor the Merger is subject to the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

United States Federal Income Tax Consequences

        Circular 230.    Any discussions of United States federal tax matters set forth in this Offer to Purchase and in the related Letter of Transmittal were written in connection with the promotion and marketing by the Company and the Co-Dealer Managers of the Tender Offer. Such discussions were not intended or written to be legal or tax advice to any person and were not intended or written to be used, and they cannot be used, by any person for the purpose of avoiding any United States federal tax penalties that may be imposed on such person. Each holder should seek advice based on its particular circumstances from an independent tax advisor.

        Discussion.    The following describes material United States federal income tax consequences relevant to the Tender Offer for U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

        This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the state, local or foreign tax consequences of participating in the Tender Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Tender Offer.

        As used herein, a "U.S. Holder" means a beneficial holder of shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust.

        Holders of shares that are not U.S. Holders ("foreign stockholders") should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Tender Offer and also should see "The Tender Offer—Procedures for Tendering Shares" for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

        If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding shares should consult their own tax advisors.

        Non-Participation in the Tender Offer.    U.S. Holders that do not participate in the Tender Offer will not incur any tax liability as a result of the consummation of the Tender Offer.

        Exchange of Shares Pursuant to the Tender Offer.    An exchange of shares for cash pursuant to the Tender Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Tender Offer will be treated, depending on such U.S. Holder's particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

        Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a "complete termination" of all such U.S. Holder's equity interest in us, (b) results in a "substantially disproportionate" redemption with respect to such U.S. Holder, or (c) is "not essentially equivalent to a dividend" with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning our shares owned by certain family members (except that in the case of a "complete termination," a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the "substantially disproportionate" test, the U.S. Holder nonetheless may satisfy the "not essentially equivalent to a dividend" test. An exchange of shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than 1% should satisfy this requirement) and that does not exercise any control over or participate in the management of our corporate affairs should be treated as "not essentially equivalent to a dividend." U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

        If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder's adjusted tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

        If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (1) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (2) it will be subject to the "extraordinary dividend" provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code in their particular circumstances.

        To the extent that amounts received pursuant to the Tender Offer exceed a U.S. Holder's allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted tax basis of such U.S. Holder's shares, and any amounts in excess of the U.S. Holder's adjusted tax basis will constitute capital gain. Any remaining adjusted tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

        We cannot predict whether or the extent to which the Tender Offer will be oversubscribed. If the Tender Offer is oversubscribed, proration of tenders pursuant to the Tender Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder's shares will be purchased pursuant to the Tender Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

        See "The Tender Offer—Procedures for Tendering Shares" with respect to the application of United States federal income tax withholding and backup withholding.

Extension of the Tender Offer; Termination; Amendment

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in "The Tender Offer—Conditions of the Tender Offer" shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any event set forth in "The Tender Offer—Conditions of the Tender Offer" has not occurred or has occurred or is deemed by us to have occurred, to terminate the Tender Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in "The Tender Offer—Conditions of the Tender Offer" shall have occurred or shall be deemed by us to have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Tender Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

        If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, we will extend the Tender Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Tender Offer or information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Tender Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Tender Offer. If (1)(A) we increase or decrease the price to be paid for shares, (B) decrease the number of shares being sought in the Tender Offer, or (C) increase the number of shares being sought in the Tender Offer by more than 2% of our outstanding shares (or six million shares) and (2) the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this "The Tender Offer—Extension of the Tender Offer; Termination; Amendment," the Tender Offer will be extended until the expiration of such period of ten business days.

Fees and Expenses

        As set forth under "Special Factors—Background of the Transactions," the Company retained Merrill Lynch and Citi to act as the Company's co-financial advisors and the Special Committee retained Morgan Stanley to act as its financial advisor. In addition, affiliates of Merrill Lynch and Citi will provide a portion of the financing for the Tender Offer and the Merger, subject to specified conditions. The fees payable to Morgan Stanley for its advisory services and to Merrill Lynch for its advisory and financing services are described under "Special Factors—Opinion of the Special Committee's Financial Advisor" and "Special Factors—Opinion of the Company's Financial Advisor," respectively. Total advisory and financing fees payable to Citi (before syndication costs, capital allocation costs and financing credits) aggregate approximately $68.9 million, of which approximately $35.8 million are contingent on the Merger closing and approximately $33.1 million relate to financing the Tender Offer.

        We have retained Merrill Lynch, Citi, JPMorgan and BAS to act as the Co-Dealer Managers in connection with the Tender Offer. The Co-Dealer Managers may contact brokers, dealers and similar entities and may provide information regarding the Tender Offer to those that it contacts or persons that contact it. The Co-Dealer Managers will receive reasonable and customary compensation. We also have agreed to reimburse the Co-Dealer Managers for reasonable out-of-pocket expenses incurred in connection with the Tender Offer, including reasonable fees and expenses of counsel, and to indemnify the Co-Dealer Managers against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

        The Co-Dealer Managers and their affiliates have provided, and may in the future provide, various investment banking and other services to us for which future services we would expect they would receive customary compensation from us. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Co-Dealer Managers and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

        Merrill Lynch & Co., Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC and their affiliates have undertaken to provide financing for the Tender Offer subject to the terms and conditions of the Credit Facilities Commitment Letter described in "The Tender Offer—Source and Amount of Funds" hereof, and will receive customary fees in connection therewith.

        We have retained Innisfree M&A Incorporated to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Tender Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Co-Dealer Managers and the Information Agent as described above) for soliciting tenders of shares in the Tender Offer. We recommend that stockholders holding shares through brokers or banks consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Co-Dealer Manager, the Information Agent or the Depositary for purposes of the Tender Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

Miscellaneous

        Pursuant to Rule 13e-4(c)(2) and Rule 13e-3(d) under the Exchange Act, we have filed a Tender Offer Statement and Rule 13E-3 Transaction Statement under cover of Schedule TO with the SEC, which contain additional information with respect to the Tender Offer. These materials, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in "The Tender Offer—Information About Tribune Company" with respect to information concerning us.

        Under the Merger Agreement and the Securities Purchase Agreement with the Zell Entity, we are not permitted to repurchase shares before we close the Merger, other than the shares we are offering to purchase in the Tender Offer, without the consent of the ESOP and the Zell Entity. In addition, Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares other than in the Tender Offer until at least ten business days after the Expiration Time. We have no plans to purchase any such additional shares other than pursuant to the Tender Offer.

        This Offer to Purchase and Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Tender Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

        You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Tender Offer. We have not authorized any person to give any information or to make any representation in connection with the Tender Offer other than those contained in this Offer to the Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Co-Dealer Managers, the Depositary or the Information Agent.

Tribune Company

April 25, 2007

        The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:
Computershare Trust Company, N.A.

By Mail:	By Hand or Overnight Courier:
Computershare Trust Company, N.A. Attention: Corporate Actions P.O. Box 859208 Braintree, MA 02185-9208	Computershare Trust Company, N.A. Attention: Corporate Actions 161 Bay State Drive Braintree, MA 02184

        Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

        Questions and requests for assistance may be directed to the Information Agent, or to the Co-Dealer Managers, at their addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Tender Offer is:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
Stockholders Call Toll-free: (877) 825-8621
Banks and Brokerage Firms Call Collect: (212) 750-5833

The Co-Dealer Managers for the Tender Offer are:

Merrill Lynch & Co. Special Equity Transactions 4 World Financial Center New York, NY 10080 (609) 818-8000 (collect) (877) 653-2948 (toll free)	Citigroup Global Markets Inc. Special Equity Transactions Group 390 Greenwich Street, 5th Floor New York, NY 10013 (212) 723-7838 (collect) (877) 531-8365 (toll free)
J.P. Morgan Securities Inc. Special Equities Group 277 Park Avenue, 9th Floor New York, NY 10172 (212) 622-2922 (collect) (877) 371-5947 (toll free)	Banc of America Securities LLC 9 West 57th Street New York, NY 10019 Tel: (212) 583-8426 Toll Free: (888) 583-8900 ext. 8426

QuickLinks

  Exhibit (a)(1)(A)
Offer to Purchase for Cash Up to 126,000,000 Shares of Its Common Stock (including the Associated Preferred Share Purchase Rights) for a Purchase Price of $34.00 Net Per Share
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
  What is the purpose of the Tender Offer?
  What are the Leveraged ESOP Transactions?
  Why is the Company engaging in the Leveraged ESOP Transactions?
  Has the Company or the Board adopted a position on the Tender Offer?
  Is this the first step in a going-private transaction?
  Who is offering to purchase my shares?
  What will the purchase price for the shares be and what will be the form of payment?
  How was the $34.00 per share purchase price arrived at?
  How many shares is the Company offering to purchase in the Tender Offer?
  What are the "associated preferred share purchase rights"?
  How will the Company pay for the shares?
  How long do I have to tender my shares; can the Tender Offer be extended, amended or terminated?
  How will I be notified if the Company extends the Tender Offer or amends the terms of the Tender Offer?
  Following the Tender Offer, will the Company continue as a public company?
  Are there conditions to the Tender Offer?
  How do I tender my shares?
  How do participants in our Retirement Plans participate in the Tender Offer?
  How do participants in our Employee Stock Purchase Plan participate in the Tender Offer?
  How do holders of vested stock options participate in the Tender Offer?
  What happens if more than 126,000,000 shares are tendered?
  If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
  Once I have tendered shares in the Tender Offer, can I withdraw my tender?
  How do I withdraw shares I previously tendered?
  Do the directors and executive officers of the Company intend to tender their shares in the Tender Offer?
  If I decide not to tender, how will the Tender Offer affect my shares?
  What is the recent market price of my shares?
  Will the Tender Offer affect the Company's credit ratings?
  When will the Company pay for the shares I tender?
  Will I have to pay brokerage commissions if I tender my shares?
  What are the United States federal income tax consequences if I tender my shares?
  Will I have to pay stock transfer tax if I tender my shares?
  Does the Company intend to repurchase any shares other than pursuant to the Tender Offer during or after the Tender Offer?
  To whom can I talk if I have questions?
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
INTRODUCTION
SPECIAL FACTORS
  Background of the Transactions
  Reasons for and Fairness of the Transactions; Recommendations of the Special Committee and the Board
  Reports of the Special Committee's Financial Advisor
  Reports of the Company's Financial Advisors
  Opinion of the Special Committee's Financial Advisor
  Opinion of the Company's Financial Advisor
  Position of the ESOP as to Fairness
  Certain Effects of the Transactions
  Interest of Directors and Executive Officers
  United States Federal Income Tax Consequences
  The Merger Agreement
  The Securities Purchase Agreements
  Other Transaction Agreements
  Financing Commitments
THE TENDER OFFER
  Terms of the Tender Offer
  Procedures for Tendering Shares
  Withdrawal Rights
  Purchase of Shares and Payment of Purchase Price
  Conditional Tender of Shares
  Conditions of the Tender Offer
  Price Range of the Shares/Dividends
  Source and Amount of Funds
  Certain Financial Information
Pro Forma Condensed Consolidated Statement of Income (Unaudited)
Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
  Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
  Certain Projections
TRIBUNE COMPANY SUMMARY CONSOLIDATED INCOME STATEMENT(a) ($ in millions)
  Information About Tribune Company
  Information About the ESOP
  Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
  Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act
  Legal Matters; Regulatory Approvals
  United States Federal Income Tax Consequences
  Extension of the Tender Offer; Termination; Amendment
  Fees and Expenses
  Miscellaneous